UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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AMC Networks Inc.
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Dear Stockholder:

You are cordially invited to attend our annual meeting of stockholders, which will be conducted via live audio webcast on Thursday, June 11, 2020 at 10:00 a.m. Eastern Daylight Time. You can attend the annual meeting via the internet, vote your shares electronically and submit your questions during the annual meeting, by visiting www.virtualshareholdermeeting.com/AMCX2020. We encourage you to allow ample time for online check-in, which will begin at 9:45 a.m. Eastern Time. For further information on how to participate in the meeting please see General Information, “How do I attend, vote at and ask questions during the annual meeting?”. Please note that due to ongoing health and safety concerns and recommendations related to the COVID-19 pandemic, there is no in-person annual meeting this year for you to attend.

In 2019, the Company delivered record revenue and adjusted operating income while further executing on our strategic priorities. In addition, in 2019, we further strengthened our balance sheet, which provides attractive financial flexibility and allows us to continue to pursue our various strategic priorities such as investing in the creation of strong desirable content, growing our targeted subscription video on demand services, increasing our data analytics capabilities and maximizing the value of our core networks and brands. The following are a few of our 2019 business highlights:

•	The Company aired 5 of the top 20 dramas on ad-supported cable: The Walking Dead, Fear the Walking Dead, Killing Eve, NOS4A2 and Into the Badlands.

•	Season 10 of The Walking Dead continued as the #1 show on ad-supported cable and the show was widely recognized by critics and fans as being creatively strong.

•	The strength of our original content was underscored in 2019 with a total of 25 Emmy® Award nominations as well as Emmy wins for Killing Eve (BBC America) and State of the Union (SundanceTV).

•	Our targeted SVOD services — Acorn TV, Shudder, Sundance Now and UMC (Urban Movie Channel) — passed two million paid subscribers in the aggregate, achieving the Company’s target for year-end 2019.

•

The Company entered into a new comprehensive long-term distribution agreement with one of our largest distribution partners, Charter Communications, that further strengthened the distribution of both our linear channels as well as our suite of targeted SVOD services.

Throughout the year, we continued to engage with our stockholders on a range of topics including the Company’s business strategy, Board, governance and executive compensation practices, as well as environmental and social matters with a focus on diversity. We are committed to maintaining an active dialogue with our stockholders and remain focused on creating stockholder value.

Thank you for your continued investment in the Company.

Sincerely yours,

Charles F. Dolan Executive Chairman

April 29, 2020

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of

AMC Networks Inc.

The Annual Meeting of Stockholders of AMC Networks Inc. (the “Company”) will be held on Thursday, June 11, 2020, at 10:00 a.m. Eastern Daylight Time. You can attend the annual meeting via the internet, vote your shares electronically and submit your questions during the annual meeting, by visiting www.virtualshareholdermeeting.com/AMCX2020 (there is no physical location for the annual meeting). You will need to have your 16-Digit Control Number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials) to join the annual meeting. The annual meeting will be held to consider and vote upon the following proposals:

1.	Election of Directors.

2.	Ratification of appointment of independent registered public accounting firm.

3.	An advisory vote on Named Executive Officer compensation.

4.	Approval of the Company’s Amended and Restated 2016 Employee Stock Plan.

5.	Approval of the Company’s Amended and Restated 2011 Stock Plan for Non-Employee Directors.

6.	Vote on a stockholder proposal as described in the attached proxy statement, if properly presented at the annual meeting.

7.	Conduct such other business properly brought before the meeting.

Only stockholders of record on April 13, 2020 may vote at the meeting.

The Company is pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the impact of the Company’s annual meeting on the environment.

Your vote is important. We urge you to vote as soon as possible by telephone, over the Internet or by mailing a proxy card. If you choose to vote by mail, please sign and return the proxy card in the envelope provided.

By order of the Board of Directors,

Anne G. Kelly Senior Vice President and Secretary

New York, New York

April 29, 2020

AMC Networks Inc., 11 Penn Plaza, New York, NY 10001

PROXY STATEMENT SUMMARY

We present here a summary of important information in this proxy statement. Please review the complete proxy statement before you vote.

2019 Business Highlights

The Company continued to deliver solid financial results in 2019 and remains well positioned to capitalize on future opportunities. Here are some key highlights:

•	Net revenues were $3.1 billion

•	Operating income was $625 million

•	Adjusted operating income (AOI)(1) was $944 million

•	Cash provided by operating activities was $484 million

•	Free cash flow(2) was $377 million

In 2019, we further strengthened our balance sheet, which allowed us to continue to pursue our various strategic priorities such as investing in the creation of strong desirable content, growing our targeted subscription video on demand services, increasing our data analytics capabilities and maximizing the value of our core networks and brands. The following are a few of our 2019 business highlights:

•	The Company aired 5 of the top 20 dramas on ad-supported cable: The Walking Dead, Fear the Walking Dead, Killing Eve, NOS4A2 and Into the Badlands.

•	Season 10 of The Walking Dead continued as the #1 show on ad-supported cable and the show was widely recognized by critics and fans as being creatively strong.

•	The strength of our original content was underscored in 2019 with a total of 25 Emmy® Award nominations as well as Emmy wins for Killing Eve (BBC America) and State of the Union (SundanceTV).

•	Our targeted SVOD services — Acorn TV, Shudder, Sundance Now and UMC (Urban Movie Channel) — passed two million paid subscribers in the aggregate, achieving the Company’s target for year-end 2019.

•

The Company entered into a new comprehensive long-term distribution agreement with one of our largest distribution partners, Charter Communications, that further strengthened the distribution of both our linear channels as well as our suite of targeted SVOD services.

(1)	Adjusted operating income is a non-GAAP measure. See Annex A for the calculations of these measures and for reconciliations to the nearest GAAP measure.
(2)	Free cash flow is a non-GAAP measure. See Annex A for the calculations of these measures and for reconciliations to the nearest GAAP measure.

Corporate Governance Highlights

We are committed to ensuring that our Board is accountable to, and acts in the best interests of, all our stockholders, notwithstanding our status as a controlled company. We have implemented a number of strong governance practices and policies to promote independent leadership in the boardroom and the protection of stockholder rights.

Commitment to Sound Governance Practices as a Controlled Company

✓	Annual election of directors, with directors serving one-year terms

✓	Robust director nomination criteria, including consideration for diversity of perspectives, backgrounds and experiences relevant to the Company’s strategic priorities, and ability to serve the interests of both Class A and Class B stockholders

✓	Independent Board committees, with Audit and Compensation comprised 100% of independent directors

✓	Executive sessions with only independent directors at least twice a year

✓	Effective Board self-evaluations conducted at least annually

✓	Regular engagement with stockholders regarding Company performance and strategy, our Board and corporate governance practices, our executive compensation program and environmental and social matters

In addition to the above best practices, over the past few years, AMC Networks has focused on expanding its diversity and inclusion efforts, recognizing the importance of diversity and inclusivity to a successful and sustainable business. In 2019, the Company promoted several women to senior management roles, including Jennifer Caserta as its Chief Transformation and People Officer and Sarah Barnett, President of its Entertainment Networks. As part of its diversity efforts, AMC Networks has established nine employee resource groups to enable its employees to embrace and build stronger diverse communities. The Company encourages each of these groups to design and implement relevant diversity-related programming, including speaker series, panels and mentorship programs. Over the next few years, AMC Networks plans to continue to focus on its diversity and inclusion efforts through new programs and initiatives.

Director Nominees

The Board has nominated fourteen director candidates: four Class A nominees and ten Class B nominees. Each director is nominated for a term to expire at the 2021 annual meeting of the Company’s stockholders. Our directors have significant management, leadership and industry experience. Our Class A nominees, elected by our Class A stockholders, also bring extensive knowledge of the media industry while our Class B nominees, elected by our Class B stockholders, provide valuable institutional knowledge of the Company. The Board is comprised of 43% independent directors. See Proposal 1 — Election of Directors, “Directors Elected By Class A Common Stockholders” and “Directors Elected By Class B Common Stockholders” of the Proxy Statement for detailed information about each director’s background, skills and qualifications.

Name	Director Since	Principal Occupation	Committees

Directors Elected By Class A Common Stockholders

Jonathan F. Miller	2013	• Chief Executive Officer, Integrated Media Company	Compensation

Leonard Tow	2011	• Chief Executive Officer, New Century Holdings LLC	Compensation (Chair); Audit

David E. Van Zandt	2015	• President, The New School • Special General Counsel and Adviser, Artal Group S.A. and The Invus Group, LLC	Audit

Carl E. Vogel	2013	• Private Investor • Industry Advisor, Kohlberg Kravis Roberts & Co. L.P.	Audit (Chair)

Name	Director Since	Principal Occupation	Committees
Directors Elected By Class B Common Stockholders
William J. Bell	2011	• Former Vice Chairman and Chief Financial Officer, Cablevision Systems Corporation	—
Charles F. Dolan Executive Chairman	2011	• Executive Chairman, AMC Networks Inc. • Former Chairman, Cablevision Systems Corporation	—
James L. Dolan	2011	• Executive Chairman, MSG Networks Inc. • Executive Chairman and Chief Executive Officer, Madison Square Garden Entertainment Corp. • Executive Chairman, Madison Square Garden Sports Corp.	—
Kristin A. Dolan	2011	• Chief Executive Officer, 605, LLC	—
Patrick F. Dolan	2011	• Senior Network Advisor, News 12 Networks	—
Thomas C. Dolan	2011	• Former Executive Vice President-Strategy and Development, Office of the Chairman, Cablevision Systems Corporation	—
Brian G. Sweeney	2011	• Former President and Chief Financial Officer, Cablevision Systems Corporation	—
Vincent Tese	2016

•  Chairman of ICE Clear Credit LLC

•  Former Chief Executive Officer of the New York State Urban Development Corporation

•  Former Executive Chairman of FCB Financial Holdings Inc., and its subsidiary Florida Community Bank

			Compensation
Marianne Dolan Weber	2011	• President, Heartfelt Wings Foundation • Director, Green Mountain Foundation Inc.	—
Robert C. Wright	2011	• Senior Advisor, Lee Equity Partners LLC	—

Executive Compensation Highlights

We, as a company, place a great importance on our ability to attract, retain, motivate and reward experienced executive officers. The Company strives to do so by developing executive compensation policies and programs that are consistent with, explicitly linked to, and supportive of, the strategic objectives of growing the Company’s businesses and maximizing stockholder value. In particular, we believe that the majority of compensation should be at risk and contingent on Company performance.

The primary elements of 2019 executive compensation were base salary, an annual cash incentive award and long-term incentive awards in the form of RSUs, which vest ratably over three years, and PSUs that cliff vest based on the achievement of specified performance metrics. In 2019, in-line with our commitment to aligning pay with Company performance, 90% of the CEO’s and 70% of our other NEOs’ total target compensation was “at-risk.” In this way, a significant portion of the value of compensation ultimately realized by the executive depended upon either the Company’s performance against key performance measures that align with our business strategy, or the direct performance of our stock and thus, the experience of our stockholders.

2019 NEO Total Direct Compensation Program Structure

Component		Pay for Performance Rationale	Performance Period

Base Salary		• Based on level and merit	N/A

Annual Cash Incentives

•  Combination of weighted average of all business units’ operating performance (including revenue, AOI and free cash flow) and an assessment of each business unit’s achievement of certain strategic objectives

One year

Long-Term Incentive Awards	Performance Stock Units (PSUs) • 60%: CEO/Chairman • 50%: Other NEOs	• AOI • Net revenue • Free cash flow • Modifier based on Company’s share of subscribers and audience relative to a comparator group	Three one-year performance periods averaged and subject to modifier tied to three-year performance
	Restricted Stock Units (RSUs) • 40%: CEO/Chairman • 50%: Other NEOs	• Stock Performance	Ratably over three years

2019 CEO Annual Compensation Decision Mix

Compensation Governance Practices

✓	Align pay and performance

✓	Majority of compensation is at risk

✓	Engage in rigorous target-setting process for incentive metrics

✓	Prohibit hedging and short sales by all employees

✓	Discourage pledging of Company stock and require pre-approval of trading by directors and executive officers

✓	No excise tax gross up provisions

✓	No dividends or dividend equivalents on unvested RSUs and PSUs

✓	Include clawback provisions in our equity awards

✓	Stockholder feedback incorporated into compensation program reviews

v

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 11, 2020

BOARD AND CORPORATE GOVERNANCE PRACTICES

In this proxy statement, the words “Company,” “we,” “us,” “our” and “AMC Networks” refer to AMC Networks Inc., a Delaware corporation. We refer to the U.S. Securities and Exchange Commission as the “SEC” and The Nasdaq Stock Market LLC as “NASDAQ.” This proxy statement is first being sent to stockholders on April 29, 2020.

AMC Networks Inc. is a holding company and conducts substantially all of its operations through its subsidiaries. Our Class A Common Stock is listed on NASDAQ under the symbol “AMCX.” As a result, we are generally subject to NASDAQ corporate governance listing standards. Our Board of Directors oversees the business of AMC Networks and monitors the performance of management.

Corporate Governance Guidelines

The board of directors of AMC Networks Inc. (the “Board of Directors” or “Board”) has adopted our Corporate Governance Guidelines. These guidelines set forth our practices and policies with respect to Board composition and selection, Board meetings, executive sessions of the Board, Board committees, the expectations we have of our directors, selection of the Executive Chairman and the President and Chief Executive Officer, management succession, Board and executive compensation, and Board self-evaluation requirements. The full text of our Corporate Governance Guidelines may be viewed at our corporate website at http://investors.amcnetworks.com. A copy may be obtained by writing to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001, Attention: Corporate Secretary.

Engagement with our Stockholders

The Company values feedback from its stockholders and regularly engages with stockholders to keep informed on the evolving perspectives of the investor community. We engage with our stockholders on various matters, including business strategy and performance, Board, corporate governance and executive compensation practices as well as environmental and social matters with a focus on diversity. These stockholder dialogues, which are often focused on Board, governance and compensation matters, inform discussions in the boardroom and are a component of the Compensation Committee’s review and refinement of our executive compensation program.

Board Leadership Structure

Our Board has chosen to separate the roles of Executive Chairman of the Board and Chief Executive Officer. The Board believes that this is the optimal leadership structure as it recognizes both Mr. Charles F. Dolan’s senior executive role with the Company as well as his leadership position on the Company’s Board while the Company is also able to benefit from the experience of its President and Chief Executive Officer (the “CEO”), Mr. Joshua W. Sapan, with responsibility for day-to-day management of the Company.

Board Oversight of Company Strategy

The Board and its Committees are involved in overseeing our corporate strategy, including major business and organizational initiatives, capital allocation priorities and potential business development opportunities. The Board engages in discussions regarding our corporate strategy at nearly every Board meeting and, at least annually, receives a formal update on the company’s short- and long-term objectives, including the company’s operating plan and long-term corporate strategic plan. The Board’s Committees oversee elements of our strategy associated with their respective areas of responsibility.

Board Self-Assessment

The Board conducts an annual self-assessment to determine whether the Board and its committees are functioning effectively. Among other things, the Board’s assessment process seeks input from the directors on whether they have the tools and access necessary to perform their oversight function as well as suggestions for improvement of the Board’s functioning. In addition, our Audit Committee and Compensation Committee each conduct its own annual self-assessment, which includes an assessment of the adequacy of their performance as compared to their respective charters.

Executive Sessions of Non-Management and Independent Board Members

Under our Corporate Governance Guidelines, our non-management directors may meet in executive sessions with no members of management present. The non-management directors may specify the procedure to designate the director who may preside at any such executive session. Non-management directors who are not independent under the rules of NASDAQ may participate in these executive sessions, but directors who are independent under the rules of NASDAQ must meet separately in regularly scheduled executive sessions at least twice each year.

Risk Management Oversight

The oversight of risk management is an important Board responsibility. The Audit Committee takes the lead on behalf of the Board in monitoring risk management. The Audit Committee discusses the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk. The Committee also discusses the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. Furthermore, the Audit Committee reviews and receives regular briefings concerning the Company’s information security and technology risks (including cybersecurity), including discussions of the Company’s information security and cybersecurity risk management programs.

Our Compensation Committee also considers the issue of the Company’s exposure to risk in establishing and implementing our executive compensation programs. AMC Networks believes that its executive compensation program, with its emphasis on long-term performance, its close connection to Company-wide and divisional performance and its significant equity components, is designed to align the executives’ compensation with the Company’s long-term strategy and growth and, as a result, does not encourage excessive risk taking.

Communicating with Our Directors

Our Board has adopted policies designed to allow stockholders and other interested parties to communicate with our directors. Any interested party that wishes to communicate directly with the Board or any director or the non-management directors as a group should send communications in writing to the Chairman of the Audit Committee, AMC Networks Inc., 11 Penn Plaza, New York, NY 10001. Any person, whether or not an employee, who has a concern with respect to our accounting, internal accounting controls, auditing issues or other matters, may, in a confidential or anonymous manner, communicate those concerns to our Audit Committee by contacting The Network, Inc., which has been designated to act as a confidential contact organization for these purposes, at 888-217-8076.

Code of Conduct and Ethics

Our Board has adopted a Code of Conduct and Ethics for our directors, officers and employees. A portion of this Code of Conduct and Ethics also serves as a code of conduct and ethics for our senior financial officers, including our principal accounting officer and controller. Among other things, our Code of Conduct and Ethics covers conflicts of interest, disclosure responsibilities, legal compliance, reporting and compliance under the Code of Conduct and Ethics, confidentiality, corporate opportunities, fair dealing, protection and proper use of Company assets, and equal employment opportunity and harassment. The full text of the code is available on our website at http://investor.amcnetworks.com. In addition, a copy may be obtained by writing to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001, Attention: Corporate Secretary.

Director Independence

Our Board has elected for the Company to be treated as a “controlled company” under NASDAQ’s corporate governance rules, and, as a result, the Company is not required to comply with the corporate governance rules of NASDAQ requiring: (i) a majority of independent directors on our Board of Directors, (ii) an independent compensation committee and (iii) an independent corporate governance and nominating committee. Our Board of Directors has elected not to comply with the NASDAQ requirement for a majority of independent directors on our board and an independent corporate governance and nominating committee because of our status as a controlled company. We do comply with the requirement for an independent compensation committee. Our Board elected not to comply with the requirement for a majority of independent directors on our Board because of our stockholder voting structure. Under the terms of our Amended and Restated Certificate of Incorporation, the holders of the Company’s Class B Common Stock have the right to elect up to 75% of the members of our Board and there is no requirement that any of those directors be independent or be chosen independently.

Our Board has determined that each of the following non-employee directors is “independent” within the meaning of the rules of NASDAQ and the SEC: Messrs. Jonathan F. Miller, Vincent Tese, David E. Van Zandt, Carl E. Vogel, Robert C. Wright and Dr. Leonard Tow. In making the determination as to the independence of each director, the Board considered all relationships between that director and the Company and its affiliates. In reaching its determination with respect to Mr. Tese, the Board considered the fact that he serves as an outside director of Madison Square Garden Sports Corp. (formerly The Madison Square Garden Company and referred to as “MSG Sports”) and Madison Square Garden Entertainment Corp. (“MSG Entertainment”) and determined that this relationship is not material and that Mr. Tese is independent. The Board is comprised of 43% independent directors, well above the 25% required to be elected by the holders of the Company’s Class A Common Stock pursuant to our Amended and Restated Certificate of Incorporation.

Director Nomination

As permitted under NASDAQ rules, we do not have a nominating committee and believe it is appropriate not to have one because of our stockholder voting structure. Under the terms of our Amended and Restated Certificate of Incorporation, the holders of our Class B Common Stock currently have the right to elect up to 75% of the members of our Board. We believe that creating a committee consisting solely of independent directors charged with responsibility for recommending nominees for election as directors would be inconsistent with the vested rights of the holders of Class B Common Stock under our Amended and Restated Certificate of Incorporation.

Our Corporate Governance Guidelines provide a mechanism for the selection of nominees for election as directors by the holders of our Class A Common Stock (“Class A Directors”) and by the holders of our

Class B Common Stock (“Class B Directors”). The holders of our Class A Common Stock are currently entitled to elect 25% of the members of our Board. Under our Corporate Governance Guidelines, nominees for election as Class A Directors shall be recommended to the Board by the Class A Directors then in office who were elected by the holders of our Class A Common Stock. Nominees for election as Class B Directors shall be recommended to our Board by the Class B Directors then in office who were elected by the holders of the Class B Common Stock.

Director Selection

Our directors have not set specific, minimum qualifications that nominees must meet in order for them to be nominated for election to the Board, but rather believe that each nominee should be evaluated based on his or her individual merits, taking into account, among other matters, the factors set forth in our Corporate Governance Guidelines under “Board Composition” and “Selection of Directors.” Those factors include:

•	The desire to have a board that encompasses a broad range of skills, expertise, industry knowledge, diversity of viewpoints, opinions, background and experience and contacts relevant to our business;

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Ability and willingness to commit adequate time to board and committee matters; and

•	The fit of the individual’s skill and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of our Company.

The Class A Directors will evaluate possible candidates to recommend to the Board for nomination as Class A Directors and suggest individuals for the Board to explore in more depth. The Board also considers nominees for Class A Directors recommended by holders of our Class A Common Stock. Nominees recommended by stockholders are given appropriate consideration in the same manner as other nominees.

Stockholders who wish to submit nominees for consideration by the Board for election at our 2021 annual meeting of stockholders may do so by submitting in writing such nominees’ names, in compliance with the procedures and along with other information required by the Company’s By-laws. See Other Matters, “Stockholder Proposals for the 2021 Annual Meeting.”

The Class B Directors will consult from time to time with one or more of the holders of Class B Common Stock to assure that all Class B Director nominees recommended to the Board are individuals who will make a meaningful contribution as Board members and will be individuals likely to receive the approving vote of the holders of a majority of the outstanding Class B Common Stock. The Class B Directors do not intend to consider unsolicited suggestions of nominees by holders of our Class A Common Stock. We believe that this is appropriate in light of the voting provisions of our Amended and Restated Certificate of Incorporation, which vest exclusively in the holders of our Class B Common Stock the right to elect our Class B Directors.

Board Meetings

The Board met five times between January 1, 2019 and December 31, 2019. During that time, with the exception of Ms. Marianne Dolan Weber, each of our directors attended at least 75% of the meetings of the Board and, as applicable, the committees of the Board on which he or she served during such time. We also encourage our directors to attend annual meetings of stockholders and believe that attendance at annual meetings is just as important as attendance at meetings of the Board. Nine of our 15 directors attended the 2019 annual meeting of stockholders.

Board Committees

Our Board has two standing committees: the Audit Committee and the Compensation Committee.

Audit Committee

Committee Members: Mr. Vogel (Chair), Dr. Tow and Mr. Van Zandt

Meetings in 2019: 4

The primary purposes and responsibilities of our Audit Committee are to:

•

Assist the Board (i) in its oversight of the integrity of our financial statements, (ii) in its oversight of our compliance with legal and regulatory requirements, (iii) in assessing our independent registered public accounting firm’s qualifications and independence, and (iv) in assessing the performance of our internal audit function and independent registered public accounting firm;

•

Appoint, retain or terminate the Company’s independent registered public accounting firm and to pre-approve, or to adopt appropriate procedures to pre-approve, all audit and non-audit services, if any, to be provided by the independent registered public accounting firm;

•	Review the appointment of Ernst & Young as the Company’s internal audit service provider (the “Internal Audit Service Provider”);

•

Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by Company employees or any provider of accounting-related services of concerns regarding questionable accounting and auditing matters and review of submissions and treatment of any such complaints;

•

Discuss the process by which senior management of the Company assess and manage the Company’s exposure to risk, and discuss the Company’s major financial risk exposures and the steps management of the Company has taken to monitor and control such exposures, including, without limitation, risks related to data privacy, data security and cybersecurity;

•

Review and approve related party transactions that are required to be disclosed under SEC rules, other than those submitted for approval by a committee of independent directors under the Company’s Related Party Transaction Approval Policy;

•	Conduct and review with the Board an annual performance evaluation of the Audit Committee;

•	Prepare any report of the Audit Committee required by the rules and regulations of the SEC for inclusion in our annual proxy statement;

•	Review and reassess the Audit Committee charter at least annually; and

•	Report to the Board on a regular basis.

The text of our Audit Committee charter is available on our website at http://investors.amcnetworks.com/governance.cfm. A copy may be obtained by writing to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001, Attention: Corporate Secretary.

As discussed above, our Board has determined that each member of our Audit Committee is “independent” within the meaning of the rules of both NASDAQ and the SEC, and that each has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years and is able to read and understand fundamental financial statements, including balance sheets, income statements and cash flow statements. Our Board has also determined that each of Dr. Tow, Mr. Van Zandt and Mr. Vogel is an “audit committee financial expert” within the meaning of the rules of the SEC.

Our Board has established a procedure whereby complaints or concerns with respect to accounting, internal controls, auditing and other matters may be submitted to the Audit Committee. This procedure is described under Corporate Governance, “Communicating with Our Directors.”

Compensation Committee

Committee Members: Dr. Tow (Chair), Mr. Miller and Mr. Tese

Meetings in 2019: 6

The primary purposes of our Compensation Committee are to:

•	Establish our general compensation philosophy and, in consultation with management, oversee the development and implementation of compensation programs;

•

Review and approve corporate goals and objectives relevant to the compensation of our Executive Chairman and President and CEO, evaluate their performance in light of these goals and objectives and determine and approve their compensation based upon that evaluation;

•

Make recommendations to the Board with respect to the compensation of our executive officers (other than the Executive Chairman and the CEO) who are required to file reports with the SEC under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (together with the Executive Chairman and the CEO, the “Senior Employees”);

•	Approve any new equity compensation plan or material changes to an existing plan;

•	Oversee the activities of the committee or committees administering our retirement and benefit plans;

•	In consultation with management, oversee regulatory compliance with respect to compensation matters;

•	Determine and approve any severance or similar termination payments to be made to senior employees (current or former);

•	Determine the components and amount of Board compensation and review such determinations from time to time in relation to other similarly situated companies;

•	Prepare any reports of the Compensation Committee to be included in the Company’s annual proxy statement;

•	Conduct and review with the Board an annual performance evaluation of the Compensation Committee; and

•	Report to the Board on a regular basis, but not less than annually.

The Compensation Committee may, in its discretion, delegate a portion of its duties and responsibilities to one or more subcommittees of the Compensation Committee. For example, the Compensation Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the Compensation Committee who are “non-employee directors” for the purposes of Rule 16b-3 of the Exchange Act. The text of our Compensation Committee charter is available on our website at http://investors.amcnetworks.com/governance.cfm. A copy may be obtained by writing to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001; Attention: Corporate Secretary.

The Compensation Committee reviews the performance of the Executive Chairman and CEO, evaluates their performance in light of the corporate goals and objectives relevant to their compensation and determines and approves the compensation levels for the Executive Chairman and CEO based on this evaluation. In determining the long-term incentive component compensation for the Executive Chairman and CEO, the Compensation Committee considers, among other factors, the Company’s performance, the value of similar incentive awards to executives in similar positions at comparable companies and the awards given to the Executive Chairman and to the CEO in past years.

As discussed above, our Board has determined that each member of our Compensation Committee is “independent” under the rules of NASDAQ.

Compensation Committee Interlocks and Insider Participation

Mr. Miller, Dr. Tow, and Mr. Tese served as members of the Compensation Committee during 2019. None of them is a current or former officer or employee of the Company.

Other Committees

In addition to standing committees, the Company has adopted a policy whereby a committee of our Board consisting entirely of independent directors (an “Independent Committee”) will review and approve or take such other action as it may deem appropriate with respect to transactions involving the Company and its subsidiaries in which any director, executive officer, greater than 5% stockholder of the Company or any other “related person” (as defined in Item 404 of Regulation S-K adopted by the SEC (“Item 404”) has or will have a direct or indirect material interest. This approval requirement covers any transaction that meets the related party disclosure requirements of the SEC as set forth in Item 404, which currently applies to transactions (or any series of similar transactions) in which the amount involved exceeds $120,000.

In addition, our Board has adopted a special approval policy for transactions with MSG Sports, MSG Entertainment and MSG Networks Inc. (“MSG Networks”), each of which is under common control with the Company, and their respective subsidiaries whether or not such transactions qualify as “related party” transactions described above. Under this policy, the Independent Committee oversees approval of all transactions and arrangements between the Company and its subsidiaries, on the one hand, and each of MSG Sports and its subsidiaries, MSG Entertainment and its subsidiaries and MSG Networks and its subsidiaries, on the other hand, in which the amount exceeds $120,000. To simplify the administration of the approval process under this policy, the Independent Committee may, where appropriate, establish guidelines for certain of these transactions.

Currently, and throughout our fiscal year ended December 31, 2019, our Audit Committee or Compensation Committee (each of which consisted solely of directors elected by the Class A stockholders) served as the Independent Committee under the above policy. For a further discussion of the scope of this policy, see “Related Party Transaction Policy.”

Our Amended By-Laws permit us to form an Executive Committee of the Board which would have the power to exercise all of the powers and authority of the Board in the management of the business and affairs of the Company, except as limited by the Delaware General Corporation Law. Our Board has not formed an Executive Committee, although it could do so in the future.

Director Compensation

The following table describes the components of the non-employee Director compensation program in effect during 2019:

Compensation Element*	Compensation Program

Annual Retainer	$70,000

Annual Equity Retainer**	$135,000 in RSUs that vest on the date of grant and settle 90 days after service on the Board ceases

Annual Committee Retainer Fees	$7,500

Chair Fee	$20,000 for the Audit Committee, $20,000 for the Compensation Committee

Meeting Fees	$2,000 per meeting

* Includes any non-standing committee of the Board that may be established from time to time. A director who is a Company employee receives no additional compensation for serving as a director.

** Each director annual grant of RSUs determined by dividing the value of the annual equity retainer by the twenty trading day average closing price on the day prior to the annual stockholders’ meeting.

Director Compensation Table

The table below summarizes the total compensation paid to or earned by each of our non-employee directors from January 1, 2019 through December 31, 2019. Directors who are employees of the Company receive no additional compensation for service as directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation (4)	Total ($)

Frank J. Biondi, Jr.(5)	78,000	134,798	—	212,798

Jonathan F. Miller	97,500	134,798	—	232,298

Leonard Tow	135,000	134,798	—	269,798

David E. Van Zandt	95,500	134,798	—	230,298

Carl E. Vogel	115,500	134,798	—	250,298

Robert C. Wright	78,000	134,798	—	212,798

William J. Bell	80,000	134,798	—	214,798

James L. Dolan	80,000	134,798	—	214,798

Kristin A. Dolan	78,000	134,798	—	212,798

Patrick F. Dolan	80,000	134,798	—	214,798

Thomas C. Dolan	80,000	134,798	—	214,798

Brian G. Sweeney	80,000	134,798	—	214,798

Vincent Tese	99,500	134,798	—	234,298

Marianne Dolan Weber	74,000	134,798	—	208,798

(1)

These amounts represent base fees, meeting fees and committee fees earned. The amounts reported do not include the Company’s reimbursement of reasonable out-of-pocket expenses incurred by each non-employee director in attending Board and Committee meetings.

(2)

This column reflects the fair market value of 2,477 RSUs granted to each non-employee director on June 12, 2019 based on the closing stock price of $54.42 on that date as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

(3)

For each non-employee director, the aggregate number of RSUs held as of December 31, 2019 is as follows: Mr. Jonathan F. Miller, 14,610 units; Dr. Leonard Tow, 20,938 units; Mr. David E. Van Zandt, 11,144 units; Mr. Carl E. Vogel, 14,634 units; Mr. Robert C. Wright, 20,938 units; Mr. William J. Bell, 20,938 units; Mr. James L. Dolan, 20,938 units; Ms. Kristin A. Dolan, 20,938 units; Mr. Patrick F. Dolan, 20,938 units; Mr. Thomas C. Dolan, 20,938 units; Mr. Brian G. Sweeney, 20,938 units; Mr. Vincent Tese, 9,401 units and Ms. Marianne Dolan Weber, 20,938 units.

(4)

The Company encourages its directors to attend certain events relating to its business at the Company’s expense to gain a better understanding of the Company’s business and products. The value of these benefits is not included in the table as permitted by SEC rules because the aggregate amount of perquisites did not exceed $10,000 for any director.

(5)	Mr. Frank J. Biondi, Jr. passed away on November 25, 2019. As of such date, Mr. Frank J. Biondi, Jr. held 4,566 RSUs, which were subsequently distributed to his estate.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board has nominated fourteen directors for re-election to the Board at this year’s annual meeting. Of the fourteen nominees for director, four are to be elected by the Class A stockholders and ten are to be elected by the Class B stockholders. All director candidates were elected by the respective Class A and Class B stockholders at the 2019 annual meeting of the Company’s stockholders held on June 12, 2019.

All candidates are hereby nominated for a term to expire at the 2021 annual meeting of the Company’s stockholders.

The Company representatives appointed by the Board (the persons named in the proxy card, or, if applicable, their substitutes) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted to elect each of the director nominees below, as applicable based on whether you are a holder of Class A Common Stock or Class B Common Stock.

If a nominee for election as a director by the Class A stockholders becomes unavailable before the election, the Company representatives named in the Class A proxy card would be authorized to vote for a replacement nominee for election as a director by the Class A stockholders if the Board names one. If a Class B director nominee becomes unavailable before the election, the persons named in the Class B proxy card would be authorized to vote for a replacement Class B director nominee if the Board names one.

The Board unanimously recommends that you vote FOR each of the following candidates:

Directors Elected By Class A Common Stockholders

JONATHAN F. MILLER

Age: 63

Director since October 2013

Mr. Miller is the Chief Executive Officer of Integrated Media Company, a TPG sponsored investment company since February 2018. He is also an advisor to Advancit Capital, a private investment firm. He was a partner in Advancit Capital from July 2013 to February 2018. He was the Chairman and Chief Executive Officer of News Corporation’s Digital Media Group and News Corporation’s Chief Digital Officer from April 2009 until September 2012. Mr. Miller had previously been a founding partner of Velocity Interactive Group, an investment firm focusing on digital media and the consumer Internet, from its inception in February 2007 until April 2009. Prior to founding Velocity Interactive Group, Mr. Miller served as Chief Executive Officer of AOL LLC (“AOL”) from August 2002 to November 2006. Prior to joining AOL, Mr. Miller served as Chief Executive Officer and President of USA Information and Services, of USA Interactive, a predecessor to IAC/ InterActiveCorp. During the prior five years, Mr. Miller was a director of Houghton Mifflin Harcourt, Live Nation Entertainment, Inc., RTL Group SA, Shutterstock, Inc. and TripAdvisor, Inc. Mr. Miller is currently a member of the board of directors of Akamai Technologies, Inc., Interpublic Group of Companies, Inc., and J2 Global, Inc. Mr. Miller also serves as a director of The Paley Center for the Media and American Film Institute.

Key Skills & Qualifications  In light of Mr. Miller’s extensive knowledge of the media industry acquired through his high level executive roles at Integrated Media Company, News Corporation, AOL and USA Networks Information and Services, his other management experience, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class A stockholders, has concluded that he should be reelected to the Board.

LEONARD TOW

Age: 91

Director since June 2011

Dr. Tow is Chief Executive Officer of New Century Holdings LLC, an outdoor advertising company, since January 2005. Chairman and Chief Executive Officer of Citizens Communications Company from 1990 to September 2004. Dr. Tow previously served as a director of Cablevision until its sale in June 2016 and Citizens Communications Company. Dr. Tow also serves as Chairman of the Tow Foundation, a trustee of the Brooklyn College Foundation, a trustee of Columbia University Mailman School of Public Health, a trustee of WNET.ORG and a member of the board of Lincoln Center Theater.

Key Skills & Qualifications  In light of Dr. Tow’s experience as a founder and chief executive officer of a major cable television company, his experience as the chief executive officer of a private company, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company and Cablevision, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class A stockholders, has concluded that he should be reelected to the Board.

DAVID E. VAN ZANDT

Age: 67

Director since June 2015

Mr. Van Zandt is the global general counsel for Artal Group S.A., a European-based family controlled and funded private equity firm, and The Invus Group, LLC, a U.S.-based worldwide family controlled and funded private equity firm since April 16, 2020, and was previously special general counsel and adviser for Artal Group S.A. and The Invus Group, LLC. From 2011 through April 16, 2020, Mr. Van Zandt was also the President of The New School, and from 1995 through 2010, he served as the Dean of Northwestern University School of Law. Mr. Van Zandt joined the faculty of Northwestern University School of Law in 1985. After graduating from law school, Mr. Van Zandt clerked for Judge Pierre N. Leval, U.S. District Court for the Southern District of New York (now on the U.S. Court of Appeals for the Second Circuit), and for Harry Blackmun, Associate Justice of the Supreme Court of the United States, and then joined the law firm, Davis Polk & Wardwell LLP. Mr. Van Zandt is a trustee for the Citizens Budget Commission. He is also a member of the steering committee of the Association for a Better New York and is on the education advisory board for The Vistria Group. Mr. Van Zandt serves as a director of Action Against Hunger.

Key Skills & Qualifications  In light of Mr. Van Zandt’s significant and valuable leadership and management experience as the President of The New School and as the Dean of Northwestern University School of Law and the extensive experience he has gained in strategic planning, risk management and governance by serving in those roles, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class A stockholders, has concluded that he should be elected to the Board.

CARL E. VOGEL

Age: 62

Director since June 2013

Mr. Vogel is a private investor. He serves as an industry advisor for Kohlberg Kravis Roberts & Co. L.P. and a Senior Advisor of DISH Network Corporation. Mr. Vogel is also the President and sole stockholder of Bulldog Capital, Inc., a private investment firm. From November 2011 to October 2014, Mr. Vogel served as a Senior Adviser of The Gores Group, a private equity firm. From June 2005 until March 2009, Mr. Vogel served as Vice Chairman of DISH Network Corporation (formerly Echostar Communications Corporation, a satellite-delivered digital television services provider) and President from September 2006 until February 2008 of Echostar Communications Corporation. From October 2007 to March 2009, Mr. Vogel was Vice Chairman and

Senior Advisor at Echostar Corp. Prior to that, Mr. Vogel was President, Chief Executive Officer and a director of Charter Communications, a broadband service provider. He is director of DISH Network Corporation, Sirius/XM Holdings Inc., Shaw Communications, Inc. and Universal Electronics Inc. Mr. Vogel previously served on the board of directors of Ascent Capital Group, Inc., NextWave Wireless Inc., ICG Communications and Liberty Satellite.

Key Skills & Qualifications  In light of Mr. Vogel’s extensive knowledge of the media industry acquired through his high level executive roles at DISH Network Corporation and Charter Communications Inc., his accounting experience acquired through his work as a certified public accountant and his role as a chief executive and senior finance executive of public companies, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class A stockholders, has concluded that he should be reelected to the Board.

Directors Elected By Class B Common Stockholders

WILLIAM J. BELL

Age: 80

Director since June 2011

Mr. Bell was a Consultant to Cablevision from 2005 to 2014 and held various positions at Cablevision and its predecessor from 1979 to 2004, including serving as its Vice Chairman and Chief Financial Officer until 2004. He serves as a director of MSG Networks. Mr. Bell also serves as the Treasurer and a director of the Lustgarten Foundation.

Key Skills & Qualifications  In light of Mr. Bell’s experience in various positions with Cablevision since 1979, including as its former Vice Chairman and Chief Financial Officer, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class B stockholders, has concluded that he should be reelected to the Board.

CHARLES F. DOLAN

Age: 93

Director since March 2011

Mr. Charles F. Dolan is Executive Chairman of the Company since June 2011. Mr. Dolan served as the Chairman of Cablevision from 1985 until its sale in June 2016. He was Chief Executive Officer of Cablevision from 1985 to October 1995. Mr. Dolan founded and acted as the General Partner of Cablevision’s predecessor from 1973 to 1985 and established Manhattan Cable Television in 1961 and Home Box Office in 1971. He serves as a director of MSG Networks, Madison Square Garden Sports Corp., formerly known as The Madison Square Garden Company (“MSG Sports”) and Madison Square Garden Entertainment Corp. (“MSG Entertainment”), and previously served as a director of Cablevision. Mr. Dolan is the father of James L. Dolan, Patrick F. Dolan, Thomas C. Dolan and Marianne Dolan Weber and the father-in-law of Kristin A. Dolan and Brian G. Sweeney.

Key Skills & Qualifications  In light of Mr. Dolan’s experience as founder of Cablevision, his previous service as Chairman and Chief Executive Officer of Cablevision and its predecessors, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company, MSG Networks, MSG Sports, MSG Entertainment and Cablevision, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class B stockholders, has concluded that he should be reelected to the Board.

JAMES L. DOLAN

Age: 64

Director since March 2011

Mr. James L. Dolan is Executive Chairman of MSG Networks since July 2009. He is also Executive Chairman of MSG Sports since October 2015 and was the Chief Executive Officer of MSG Sports from November 2017 until the effective time of the spinoff of MSG Entertainment from MSG Sports, which occurred on April 17, 2020. Mr. Dolan is the Executive Chairman and Chief Executive Officer of MSG Entertainment since November 2019. Mr. Dolan was the President and Chief Executive Officer of MSG Networks from March 15, 2015 to July 15, 2015. Mr. Dolan was Chief Executive Officer of Cablevision from October 1995 until its sale in June 2016. He was President of Cablevision from June 1998 to April 2014, Chief Executive Officer of Rainbow Media Holdings, Inc. from September 1992 to October 1995, and Vice President of Cablevision from 1987 to September 1992. He serves as a director of MSG Networks, MSG Sports and MSG Entertainment. Mr. Dolan previously was a director of Cablevision and Live Nation Entertainment, Inc. Mr. Dolan is the son of Charles F. Dolan, the spouse of Kristin A. Dolan, the brother of Patrick F. Dolan, Thomas C. Dolan and Marianne Dolan Weber and the brother-in-law of Brian G. Sweeney.

Key Skills & Qualifications  In light of Mr. Dolan’s experience in various positions with Cablevision since 1979, including as its Chief Executive Officer from 1995 until its sale in June 2016 and his experience as the Executive Chairman of MSG Networks, Inc. since 2009, MSG Sports since 2015 and MSG Entertainment since 2019, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company, MSG Networks, MSG Sports, MSG Entertainment and Cablevision, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class B stockholders, has concluded that he should be reelected to the Board.

KRISTIN A. DOLAN

Age: 54

Director since June 2011

Ms. Kristin A. Dolan is the founder and has been the Chief Executive Officer of 605, LLC, an audience measurement and data analytics company in the media and entertainment industries, since its inception in November 2016. She previously served as the Chief Operating Officer of Cablevision from April 2014 until its sale in June 2016. She was President of Optimum Services for Cablevision from April 2013 to April 2014, Senior Executive Vice President of Product Management and Marketing of Cablevision from November 2011 to April 2013 and Senior Vice President of Cablevision from 2003 to 2011. She serves as a director of MSG Sports, MSG Entertainment, MSG Networks, Revlon, Inc. and The Wendy’s Company and previously served as a director of Cablevision. Ms. Dolan is the daughter-in-law of Charles F. Dolan, the spouse of James L. Dolan and the sister-in-law of Patrick F. Dolan, Thomas C. Dolan, Brian G. Sweeney and Marianne Dolan Weber.

Key Skills & Qualifications  In light of Ms. Dolan’s experience in various positions with Cablevision since 1990, as well as the knowledge and experience she has gained and contributions she has made during her tenure as a director of the Company, MSG Networks, MSG Sports, MSG Entertainment and Cablevision, Revlon, Inc. and The Wendy’s Company, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class B stockholders, has concluded that she should be reelected to the Board.

PATRICK F. DOLAN

Age: 68

Director since June 2011

Mr. Patrick F. Dolan is a majority owner of Newsday Media Group since July 2016 and has been its President since October 2016. He served as Senior Network Advisor of News 12 Networks from April 2018 to October 2018. News 12 Networks is a subsidiary of Altice N.V. He was the President of News 12 Networks from February 2002 to April 2018 and Vice President from September 1995 to February 2002. Mr. Dolan previously served as a director of Cablevision. Mr. Dolan is the son of Charles F. Dolan, the brother of James L. Dolan, Thomas C. Dolan and Marianne Dolan Weber and the brother-in-law of Kristin A. Dolan and Brian G. Sweeney.

Key Skills & Qualifications  In light of Mr. Dolan’s experience in his position with News 12 Networks and in various previous positions with Cablevision, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company and Cablevision, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class B stockholders, has concluded that he should be reelected to the Board.

THOMAS C. DOLAN

Age: 67

Director since June 2011

Mr. Thomas C. Dolan was Executive Vice President-Strategy and Development, Office of the Chairman of Cablevision from September 2008 until its sale in June 2016. He was Chief Executive Officer of Rainbow Media Corp. from April 2004 to April 2005 and Executive Vice President and Chief Information Officer of Cablevision from October 2001 until April 2005. He serves as a director of MSG Networks, MSG Sports and MSG Entertainment and previously served as a director of Cablevision. Mr. Dolan is the son of Charles F. Dolan, the brother of James L. Dolan, Patrick F. Dolan and Marianne Dolan Weber and the brother-in-law of Kristin A. Dolan and Brian G. Sweeney.

Key Skills & Qualifications  In light of Mr. Dolan’s experience in various positions with Cablevision since 1987, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company, MSG Networks, MSG Sports, MSG Entertainment and Cablevision, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class B stockholders, has concluded that he should be reelected to the Board.

BRIAN G. SWEENEY

Age: 55

Director since June 2011

Mr. Brian G. Sweeney served as the President of Cablevision from April 2014 and Chief Financial Officer of Cablevision from March 2015 until its sale in June 2016. Previously, Mr. Sweeney served as the Senior Executive Vice President, Strategy and Chief of Staff of Cablevision from January 2013 to April 2014, Senior Vice President — Strategic Software Solutions of Cablevision from June 2012 to January 2013 and Senior Vice President — eMedia of Cablevision from January 2000 to December 2012. He serves as a director of MSG Networks, MSG Sports and MSG Entertainment and previously served as a director of Cablevision. Mr. Sweeney is the son-in-law of Charles F. Dolan and the brother-in-law of James L. Dolan, Kristin A. Dolan, Patrick F. Dolan, Thomas C. Dolan and Marianne Dolan Weber.

Key Skills & Qualifications  In light of Mr. Sweeney’s experience in various positions with Cablevision since 1993, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company, MSG Networks, MSG Sports, MSG Entertainment and Cablevision, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class B stockholders, has concluded that he should be reelected to the Board.

VINCENT TESE

Age: 77

Director since June 2016

Mr. Tese has been Chairman of ICE Clear Credit LLC since 2013. Mr. Tese was the Chairman of FCB Financial Holdings, Inc. (formerly known as Bond Street Holdings, LLC) from November 2009 to January 2019 and the Executive Chairman of FCB Financing Holdings, Inc. and its subsidiary, Florida Community Bank from January 2010 to January 2019. Mr. Tese served as Chairman and Chief Executive Officer of the New York State Urban Development Corporation from 1985 to 1987 and as Director of Economic Development for New York State from 1987 to December 1994. He is a director of MSG Sports, MSG Entertainment and Intercontinental Exchange, Inc. He also serves as a trustee of New York Presbyterian Hospital and New York University School of Law. Mr. Tese previously was a director of Gabelli Asset Management, National Wireless Holdings, Inc., The Bear Stearns Companies, Inc., Cablevision, MSG Networks and Mack-Cali Realty Corporation.

Key Skills & Qualifications  In light of his experience as the chief executive officer of the New York State Urban Development Corporation, his other governmental service, his experience as the executive chairman of Florida Community Bank, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company, MSG Sports and Cablevision, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class B stockholders, has concluded that he should be elected to the Board.

MARIANNE DOLAN WEBER

Age: 62

Director since June 2011

Ms. Marianne Dolan Weber is President of Heartfelt Wings Foundation Inc. since August 2015 and a Member of the Board of Green Mountain Foundation Inc. since September 2015. Ms. Dolan Weber currently serves as the manager of MLC Ventures LLC, a family investment office. Ms. Dolan Weber served as Chairman of The Dolan Family Foundation and The Dolan Children’s Foundation from September 1999 through December 2011, President of The Dolan Family Foundation from 1986 to September 1999, President of The Dolan Children’s Foundation from 1997 to September 1999, and Vice Chairman and Director of Dolan Family Office, LLC from 1997 through December 2011. She serves as a director of MSG Sports and MSG Entertainment and previously served as a director of Cablevision and MSG Networks. Ms. Dolan Weber is the daughter of Charles F. Dolan, the sister of James L. Dolan, Patrick F. Dolan and Thomas C. Dolan and the sister-in-law of Kristin A. Dolan and Brian G. Sweeney.

Key Skills & Qualifications  In light of Ms. Dolan Weber’s experience as Chairman of the Dolan Family Foundation and the Dolan Children’s Foundation, as well as the knowledge and experience she has gained and contributions she has made during her tenure as a director of the Company, MSG Networks, MSG Sports, MSG Entertainment and Cablevision, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class B stockholders, has concluded that she should be reelected to the Board.

ROBERT C. WRIGHT

Age: 77

Director since June 2011

Mr. Wright is Senior Adviser of Lee Equity Partners LLC (formerly known as Thomas H. Lee Capital), an investment firm, since 2008 and is Chairman and CEO of the Palm Beach Civic Association. He served as Vice Chairman of General Electric Company and President, Chief Executive Officer and Chairman of NBC and NBC Universal from 1986 to 2007. Mr. Wright has served on the boards of General Electric Company, NBC Universal, EMI Group Global Inc. and RAND Corporation. Mr. Wright is a director of Ralph Lauren Corporation. He is a trustee of the New York Presbyterian Hospital, co-founder of Autism Speaks and the founder of The Suzanne Wright Foundation.

Key Skills & Qualifications  In light of Mr. Wright’s extensive business leadership and management experience at a major television network and leading media and entertainment company and his service as a director of other public companies, as well as the knowledge and experience he has gained and contributions he has made during his tenure as a director of the Company, our Board of Directors, acting on the unanimous recommendation of the directors elected by the Class B stockholders, has concluded that he should be reelected to the Board.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, comprised of independent members of the Board, has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm (the “independent auditors”) with respect to our operations for 2020. KPMG will audit our financial statements, including our internal control over financial reporting, for 2020. Representatives of KPMG will participate in the annual meeting to answer appropriate questions and to make a statement if they desire.

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our organizational documents, the Board is submitting the selection of KPMG to our stockholders for ratification because we believe it is a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered a recommendation to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. Approval of this proposal requires the favorable vote of the majority of the votes cast by the holders of Class A Common Stock and Class B Common Stock, voting together as a single class. In accordance with our Amended and Restated Certificate of Incorporation, holders of Class A Common Stock will have one vote per share and holders of Class B Common Stock will have ten votes per share.

The Board unanimously recommends that you vote FOR this proposal.

Fees Paid to Independent Registered Public Accounting Firm

The following table provides information about fees for services rendered by KPMG, our independent registered public accounting firm, in 2019 and 2018:

	2019	2018

Audit fees (1)	$3,946,398	$3,709,849

Audit-related fees (2)	$1,115,297	$ 728,649

Tax fees (3)	$ 386,507	$ 186,481

All other fees (4)	$ 91,384	$ 72,680

(1)

Audit fees billed to and incurred by the Company consist of (i) services for work arising from the Company’s financial statement audit, including the integrated audit of internal control over financial reporting, (ii) statutory and separate Company audits of the financial statements of certain Company subsidiaries and (iii) reviews of the Company’s unaudited interim consolidated financial statements for quarterly periods.

(2)	Audit-related fees billed to the Company consisted principally of services relating to due diligence in connection with acquisitions and employee benefit plan audits.

(3)	Tax fees billed to the Company consisted of fees for advisory services relating to state, federal and foreign tax matters and compliance services.

(4)	All other fees billed to the Company consisted of contract compliance and other permitted advisory services.

The Audit Committee’s pre-approval policy requires that the Audit Committee pre-approve audit and non-audit services performed by the independent registered public accounting firm. The Audit Committee may delegate its pre-approval authority to the Chairman of the Audit Committee provided that any such services are subsequently ratified by the entire Audit Committee. All of the services for which fees were disclosed under “Audit fees,” “Audit-related fees,” and “Tax fees” and “All other fees” in the table above were pre-approved under the Audit Committee’s pre-approval policy.

PROPOSAL 3 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Regulation 14A of the Exchange Act, we are seeking stockholder approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed under the “Executive Compensation Tables” section of this proxy statement.

The Company’s stockholders previously approved, in an advisory vote, holding an advisory vote to approve the compensation of our Named Executive Officers once every three years. After considering feedback received from stockholders through our ongoing stockholder engagement, however, the Company has determined to increase the frequency of this vote by holding an advisory vote to approve the compensation of our Named Executive Officers this year and currently expects to conduct the vote on a yearly basis going forward. Accordingly, the next advisory vote to approve the compensation of our Named Executive Officers is scheduled for our 2021 annual meeting.

The Company values the opinions of its stockholders and, consistent with our record of stockholder engagement, will consider the outcome of the vote when making future compensation decisions. In considering your vote, we invite you to review the Company’s compensation philosophy and program under “Compensation Discussion and Analysis.” As described in the Compensation Discussion and Analysis, we believe that the Company’s executive compensation programs effectively ties a significant portion of compensation to the Company’s performance and provides a competitive level of compensation needed to recruit, retain and motivate talented executives critical to the Company’s long-term success.

We are asking our stockholders to vote “FOR” the adoption of the following resolution:

RESOLVED, that the stockholders of AMC Networks Inc. (“AMC Networks”) approve, on an advisory basis, the compensation of AMC Networks’ Named Executive Officers, as disclosed in AMC Networks’ Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narratives under the heading “Executive Compensation.”

Our Board and Compensation Committee value the opinions of all our stockholders and will consider the outcome of this vote when making future compensation decisions for our Named Executive Officers.

Approval of this proposal requires the favorable vote of a majority of the votes cast by the holders of Class A Common Stock and Class B Common Stock, voting together as a single class. In accordance, with our Amended and Restated Certificate of Incorporation, holders of Class A Common Stock will have one vote per share and the holders of Class B Common Stock will have ten votes per share.

The Board unanimously recommends that you vote FOR this proposal.

PROPOSAL 4 — PROPOSAL TO APPROVE THE COMPANY’S AMENDED AND RESTATED 2016 EMPLOYEE STOCK PLAN

Executive Summary of Proposal

Summary of Proposal:

To adopt the Amended and Restated 2016 Employee Stock Plan (the “A&R 2016 Employee Stock Plan”) that would reserve an additional 6,000,000 shares of Class A Common Stock to the existing share reserve under the existing 2016 Employee Stock Plan (the “Current 2016 Employee Stock Plan”) for issuance of Awards under the A&R 2016 Employee Stock Plan.

Uses of Equity Compensation:

Equity is an essential tool to attract, motivate and retain highly-skilled and talented senior management at the Company as well as other key employees and it aligns the interests of such employees with stockholders.

Historic Burn Rate and Potential Dilution:

We believe that the shares available for issuance under the A&R 2016 Employee Stock Plan will provide sufficient shares for our equity-based compensation needs for approximately five years following the date the A&R 2016 Employee Stock Plan is approved by our stockholders.

Including special grants to Messrs. Carroll, Sullivan and Gallagher, three of our NEOs, in connection with the renewal of their employment agreements, our three-year average annual equity burn rate for the period ending December 31, 2019 was 2.2%.

Our equity-based compensation model, including the equity compensation paid to our executive officers and members of management, results in a “burn rate” as indicated in the chart below:

	2017	2018	2019	Three-Year Average
(a) Restricted stock units/performance stock units granted (1)	1,695,579	1,555,993	1,214,230	1,488,601
(b) Weighted average basic shares outstanding	64,905,000	58,066,000	56,205,000	59,725,000
(c) Burn rate (a/b) (2)	2.6%	2.7%	2.2%	2.5%

(1)	Reflects the gross number of shares underlying awards made to employees during the respective year, with performance stock units (PSUs) shown at maximum performance.

(2)	Not adjusted for forfeiture, withholding and expirations, which would reduce the burn rate if taken into account.

Our Compensation Committee recognizes that, as commonly calculated, the total potential dilution or “overhang” from the adoption of the A&R 2016 Employee Stock Plan is 17.2%. The overhang is calculated as follows, in each case as of

December 31, 2019: (x) the sum of (a) 7,727,879 shares available under the A&R 2016 Employee Stock Plan and (b) 3,583,060 shares underlying outstanding awards under the Current 2016 Employee Stock Plan, divided by (y) the sum of (a) 55,563,000 shares outstanding, (b) 7,727,879 shares available under the A&R 2016 Employee Stock Plan and (c) 3,583,060 shares underlying outstanding awards under the current 2016 Employee Stock Plan.

Current Awards Outstanding:	A summary of shares outstanding under our Current 2016 Employee Stock Plan is included below, as of December 31, 2019:

Stock Options Outstanding	202,961
Weighted Average Exercise Price	$48.26
Weighted Average Remaining Contractual Life	6.79 years
Restricted Stock Units and Performance Share Units Outstanding (with PSUs based on maximum performance)	3,583,060
Shares Remaining for Grant Under 2016 Employee Stock Plan	1,727,879
Total Common Stock Outstanding	55,563,000

Plan Features:	The Compensation Committee has included certain features in the Plan:

•  Limits on awards to individual participants

•  No repricing of stock options without stockholder approval

•  No discounted stock options or SARs

•  No automatic reloads

•  Dividends on performance-based awards do not vest and are not paid until the performance award is earned and vested.

At the Annual Meeting, the Company’s stockholders will be asked to approve a new A&R 2016 Employee Stock Plan. Based on the recommendation of our Compensation Committee, on March 11, 2020, our Board of Directors unanimously approved the A&R 2016 Employee Stock Plan subject to stockholder approval. The A&R 2016 Employee Stock Plan will be applicable only to awards granted on or after the date on which the A&R 2016 Employee Stock Plan is approved by stockholders (the “A&R Plan Effective Date”).

The A&R 2016 Employee Stock Plan will apply only to awards granted on or after the A&R Plan Effective Date. The terms and conditions of awards granted under the Current 2016 Employee Stock Plan prior to the A&R Plan Effective Date will not be affected by the adoption or approval of the A&R 2016 Employee Stock Plan, and the Current 2016 Employee Stock Plan terms will remain applicable with respect to such awards.

The A&R 2016 Employee Stock Plan is designed to enable the Company to offer eligible employees of the Company stock based incentives in the Company to attract, retain and reward such individuals and strengthen the alignment of interests between such individuals and the Company’s stockholders. The Company believes that the acquisition of such stock based incentives will motivate these employees and strengthen their desire to remain with the Company. The Company also believes that such stock based incentives will enable the Company to more effectively attract and retain desirable personnel.

The A&R 2016 Employee Stock Plan provides for grants of incentive stock options (as defined in Section 422A of the Code), non-qualified stock options, stock appreciation rights, restricted shares, restricted stock units and other equity-based awards (collectively, “Awards”). The A&R 2016 Employee Stock Plan will terminate, and no more Awards will be granted, after ten years from the A&R Plan Effective Date (unless sooner terminated by our Board of Directors or our Compensation Committee). The termination of the A&R 2016 Employee Stock Plan will not affect previously granted Awards.

As of March 15, 2020, there were 1,515,000 shares available for grant under the Current 2016 Employee Stock Plan. If stockholders do not approve the A&R 2016 Employee Stock Plan, the amendments to the 2016 Employee Stock Plan will not take effect, but the Company may continue to grant awards under the Current 2016 Employee Stock Plan in accordance with the current terms and conditions thereof.

The terms of the A&R 2016 Employee Stock Plan are substantially similar to the Current 2016 Employee Stock Plan. The primary aspects of the A&R 2016 Employee Stock Plan are set forth below. The summary is qualified in its entirety by the A&R 2016 Employee Stock Plan which is set forth in Appendix A to this proxy statement.

Shares Subject to the A&R 2016 Employee Stock Plan; Other Limitations

The A&R 2016 Employee Stock Plan will be administered by the Company’s Compensation Committee. Awards may be granted under the A&R 2016 Employee Stock Plan to such employees of the Company as the Compensation Committee may determine. The total number of shares of the Company’s Class A Common Stock that may be issued pursuant to Awards under the A&R 2016 Employee Stock Plan may not exceed an aggregate of 12,000,000, representing 6,000,000 available for grant under the Current 2016 Employee Stock Plan plus the 6,000,000 shares added as a result of the approval of the A&R 2016 Employee Stock Plan, which may be either treasury shares or authorized and unissued shares. As of March 15, 2020, Awards covering 3,297,640 shares remained outstanding under the Current 2016 Employee Stock Plan. The closing price of a share of the Company’s Class A Common Stock on March 15, 2020 was $27.94. To the extent that (i) an Award under the A&R 2016 Employee Stock Plan is paid, settled or exchanged or expires, lapses, terminates or is cancelled for any reason without the issuance of shares, (ii) any shares under an Award under the A&R 2016 Employee Stock Plan are not issued because of payment or withholding obligations or (iii) restricted shares revert back to the Company prior to the lapse of the restrictions or are applied by the Company for purposes of tax withholding obligations, then the Compensation Committee may also grant Awards with respect to such shares or restricted shares. Awards payable only in cash or property other than shares do not reduce the aggregate remaining number of shares with respect to which Awards may be made under the A&R 2016 Employee Stock Plan and shares relating to any other Awards that are settled in cash or property other than shares, when settled, will be added back to the aggregate remaining number of shares with respect to which Awards may be made under the A&R 2016 Employee Stock Plan. Any shares underlying Awards that the Company becomes obligated to make through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity shall not count against the shares available to be delivered pursuant to Awards under the A&R 2016 Employee Stock Plan.

In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, forward or reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects shares such that the failure to make an adjustment to an Award would not fairly protect the rights represented by the Award in accordance with the essential intent and principles thereof (each such event, an “Adjustment Event”), then the Compensation Committee will, in such manner as it may determine to be equitable in its sole discretion, adjust any or all of the terms of an outstanding Award (including, without limitation, the number of shares covered by such outstanding Award, the type of property to which the Award is subject and the exercise price of such Award).

Awards

All employees of the Company will be eligible to receive Awards under the A&R 2016 Employee Stock Plan. As of December 31, 2019, the Company had approximately 2,558 full time employees. Historically, the Company’s Compensation Committee has made grants of equity awards to a limited number of eligible employees. For example, in 2019, approximately 230 employees received equity awards under the Current 2016 Employee Stock Plan. No single employee may be issued Awards during any one calendar year for, or that relate to, more than 2,000,000 shares of Class A Common Stock.

Under the A&R 2016 Employee Stock Plan, the Company may grant options and stock appreciation rights, which will be exercisable at a price determined by the Compensation Committee on the date of the Award grant, which price will be no less than the fair market value of a share of Class A Common Stock on the date the option or stock appreciation right is granted. Other than in the case of the death of a participant, such options and stock appreciation rights may be exercised for a term fixed by the Compensation Committee but no longer than ten years from the date of grant. An award agreement may provide that, in the event the participant dies while the option or stock appreciation right is outstanding, the option or stock appreciation right will remain outstanding until the first anniversary of the participant’s death, whether or not such first anniversary occurs after such ten-year period. Upon its exercise, a stock appreciation right will be settled (and an option may be settled, in the Compensation Committee’s discretion) for an amount equal to the excess of the fair market value of a share of Class A Common Stock on the date of exercise over the exercise price of the stock appreciation right (or option).

The Company may also grant restricted shares and restricted stock units. A restricted share is a share of Class A Common Stock that is registered in the participant’s name, but that is subject to certain transfer and/or forfeiture restrictions for a period of time as specified in the participant’s award agreements. The recipient of a restricted share will have the rights of a stockholder, subject to any restrictions and conditions specified by the Compensation Committee in the recipient’s award agreement. Notwithstanding the previous sentence, unless the Compensation Committee determines otherwise, all ordinary cash dividends paid upon any restricted share prior to its vesting will be retained by the Company for the account of the relevant participant and upon vesting will be paid to the relevant participant.

A restricted stock unit is an unfunded, unsecured right to receive a share of Class A Common Stock (or cash or other property) at a future date upon the satisfaction of the conditions specified by the Compensation Committee in the award agreement. Unless otherwise provided by the Compensation Committee, a restricted stock unit will also carry a dividend equivalent right representing an unfunded and unsecured promise to pay to the relevant participant, upon the vesting of the restricted stock unit, an amount equal to the ordinary cash dividends that would have been paid upon any share underlying a restricted stock unit had such shares been issued.

The Compensation Committee may grant other equity-based or equity-related awards to participants subject to terms and conditions it may specify. These awards may entail the transfer of shares or payment in cash based on the value of shares.

Under the A&R 2016 Employee Stock Plan, the Compensation Committee will have the authority, in its discretion, to add performance criteria as a condition to any employee’s exercise of a stock option or stock appreciation right, or the vesting or payment of any restricted shares or restricted stock units, granted under the A&R 2016 Employee Stock Plan. Additionally, the A&R 2016 Employee Stock Plan specifies certain performance criteria that may, in the case of certain executive officers of the Company, be conditions precedent to the vesting of bonus award shares or restricted shares granted to such executives under the A&R 2016 Employee Stock Plan. The performance criteria may be determined by reference to the performance of the

Company, an affiliate or a business unit, program, production, network or service thereof or any combination of the foregoing. Such criteria may also be measured on a per customer, subscriber, sponsor, viewer (or available viewer), basic or diluted share basis or any combination of the foregoing and may reflect absolute performance, incremental performance or comparative performance to other companies (or their products or services) determined on a gross, net, GAAP or non-GAAP basis, with respect to one or more of the following: (i) net or operating income or other measures of profit; (ii) measures of revenue; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) cash flow, free cash flow, adjusted operating cash flow, unlevered free cash flow, cash flow from operations and similar measure; (v) return on equity, investment, assets or capital; (vi) gross or operating margins or savings; (vii) performance relative to budget, forecast or market expectations; (viii) market share or penetration, subscriber or customer acquisition or retention, ratings or viewership; (ix) operating metrics relating to sales, subscriptions or customer service or satisfaction; (x) capital spending management or product or service deployments; (xi) achievement of strategic business objectives such as acquisitions, dispositions or investments; (xii) a specified increase in the fair market value of the Company’s Class A Common Stock; (xiii) a specified increase in the private market value of the Company; (xiv) the price of the Company’s Class A Common Stock; (xv) earnings per share; and/or (xvi) total stockholder return.

If, after the A&R Plan Effective Date, the Company creates a new class of capital stock (a “New Class”), then the Compensation Committee may grant Awards for shares of the New Class. Each share of the New Class granted pursuant to an Award shall count against the share limitation of 12,000,000 described above as one share of Class A Common Stock (or such other number as equitably determined by the Compensation Committee).

Any Award that is subject to recovery under any law, governmental regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required pursuant to such law, regulation or listing, or any clawback policy adopted by the Company. The Compensation Committee has the authority to equitably adjust the terms of any outstanding Awards under the A&R 2016 Employee Stock Plan for any Adjustment Event pursuant to which it determines an adjustment is necessary.

Amendment; Termination

The Board of Directors or the Compensation Committee may discontinue the A&R 2016 Employee Stock Plan at any time and from time to time may amend or revise the terms of the A&R 2016 Employee Stock Plan or any award agreement, as permitted by applicable law, except that it may not (a) make any amendment or revision to an outstanding award agreement in a manner unfavorable to a participant (other than if immaterial), without the consent of the participant or (b) make any amendment or revision without the approval of the stockholders of the Company if such approval is required by the rules of NASDAQ. Consent of the participant will not be required solely pursuant to the previous sentence in respect of any adjustment made in light of an Adjustment Event, except to the extent the terms of an award agreement expressly refer to an Adjustment Event, in which case such terms will not be amended in a manner unfavorable to a participant (other than if immaterial) without such participant’s consent.

U.S. Federal Tax Implications of Certain Awards under the A&R 2016 Employee Stock Plan

The following summary generally describes the principal Federal (but not state and local) income tax consequences of certain awards under the A&R 2016 Employee Stock Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular participant or the Company. The provisions of the Code and the regulations thereunder relating to these matters are complex and their impact in any one case may depend upon the particular circumstances.

Incentive Stock Options

An employee will not be subject to tax upon the grant of an incentive stock option (an “ISO”) or upon the exercise of an ISO. However, the excess of the fair market value of the shares on the date of exercise over the exercise price paid will be included in the employee’s alternative minimum taxable income. Whether the employee is subject to the alternative minimum tax will depend on his or her particular circumstances. The employee’s basis in the shares received will be equal to the exercise price paid, and the holding period in such shares will begin on the day following the date of exercise. If an employee disposes of the shares on or after (i) the second anniversary of the date of grant of the ISO and (ii) the first anniversary of the date of exercise of the ISO (the “statutory holding period”), the employee will recognize a capital gain or loss in an amount equal to the difference between the amount realized on such disposition and his or her basis in the shares.

Nonstatutory Stock Options

For the grant of an option that is not intended to be (or does not qualify as) an ISO, an employee will not be subject to tax upon the grant of such an option (a “nonstatutory stock option”). Upon exercise of a nonstatutory stock option, an amount equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price paid is taxable to an employee as ordinary income, and such amount is generally deductible by the Company. This amount of income will be subject to income tax withholding and employment taxes. An employee’s basis in the shares received will equal the fair market value of the shares on the date of exercise, and an employee’s holding period in such shares will begin on the day following the date of exercise.

Restricted Stock

An employee will not be subject to tax upon receipt of an award of shares subject to forfeiture conditions and transfer restrictions (the “restrictions”) under the A&R 2016 Employee Stock Plan unless the employee makes the election referred to below. Upon lapse of the restrictions, an employee will recognize ordinary income equal to the fair market value of the shares on the date of lapse (less any amount the employee may have paid for the shares), and such income will be subject to income tax withholding and employment taxes. An employee’s basis in the shares received will be equal to the fair market value of the shares on the date the restrictions lapse, and an employee’s holding period in such shares begins on the day after the restrictions lapse. If any dividends are paid on such shares prior to the lapse of the restrictions they will be includible in an employee’s income during the restricted period as additional compensation (and not as dividend income) and will be subject to income tax withholding and employment taxes.

If permitted by the applicable award agreement, an employee may elect, within 30 days after the date of the grant of the restricted stock, to recognize immediately (as ordinary income) the fair market value of the shares awarded (less any amount an employee may have paid for the shares), determined on the date of grant (without regard to the restrictions). Such income will be subject to income tax withholding and employment taxes at such time. This election is made pursuant to Section 83(b) of the Code and the regulations thereunder. If an employee makes this election, the employee’s holding period will begin the day after the date of grant, dividends paid on the shares will be subject to the normal rules regarding distributions on stock, and no additional income will be recognized by the employee upon the lapse of the restrictions. However, if the employee forfeits the restricted shares before the restrictions lapse, no deduction or capital loss will be available to the employee (even though the employee previously recognized income with respect to such forfeited shares).

In the taxable year in which an employee recognizes ordinary income on account of shares awarded to the employee, the Company generally will be entitled to a deduction equal to the amount of income recognized by the employee. In the event that the restricted shares are forfeited by an employee after having made the Section 83(b) election referred to above, the Company generally will include in our income the amount of our original deduction.

Stock Appreciation Rights

An employee will not be subject to tax upon the grant of a stock appreciation right. Upon exercise of a stock appreciation right, an amount equal to the cash and/or the fair market value (measured on the date of exercise) of shares receivable by the employee in respect of a stock appreciation right will be taxable to the employee as ordinary income, and such amount generally will be deductible by the Company. This amount of income will be subject to income tax withholding and employment taxes. An employee’s basis in any shares received will be equal to the fair market value of such shares on the date of exercise, and an employee’s holding period in such shares will begin on the day following the date of exercise.

Restricted Stock Units

An employee will not be subject to tax upon the grant of a restricted stock unit. Upon vesting of a restricted stock unit, the fair market value of the shares covered by the award on the vesting date will be subject to employment taxes. Upon distribution of the cash and/or shares underlying a restricted stock unit, an employee will recognize as ordinary income an amount equal to the cash and/or fair market value (measured on the distribution date) of the shares received, and such amount will generally be deductible by the Company. This amount of income will generally be subject to income tax withholding on the date of distribution. An employee’s basis in any shares received will be equal to the fair market value of the shares on the date of distribution, and an employee’s holding period in such shares will begin on the date of distribution. If any dividend equivalent amounts are paid to an employee, they will be includible in the employee’s income as additional compensation (and not as dividend income) and will be subject to income and employment tax withholding.

Disposition of Shares

Unless stated otherwise above, upon the subsequent disposition of shares acquired under any of the preceding awards, an employee will recognize capital gain or loss based upon the difference between the amount realized on such disposition and the employee’s basis in the shares, and such amount will be long-term capital gain or loss if such shares were held for more than 12 months. Currently, capital gain is generally taxed at a maximum rate of 20% if the property is held more than one year.

Section 162(m) Deductibility Rules

Other than awards that are intended to be “grandfathered” from the amendment to Section 162(m) implemented by the Tax Cuts and Jobs Act of 2017, the Company generally is not entitled to a tax deduction with respect to any amount that represents compensation in excess of $1 million paid to “covered employees.” Any provisions set forth in the plan regarding deductibility under Section 162(m) of the Code shall apply solely to awards that are intended to be “grandfathered” from the amendment to Section 162(m) implemented by the Tax Cuts and Jobs Act of 2017.

New Plan Benefits

It is not possible to determine the benefits or amounts that will be received by or allocated to the persons and groups named below under the A&R 2016 Employee Stock Plan. All Awards under the A&R 2016 Employee Stock Plan are at the discretion of the Compensation Committee. The A&R 2016 Employee Stock Plan does not require that any Awards be made to any individual or group and does not provide any formulas or guidelines for Awards. The following table sets forth the number of awards that were received by the persons and groups named below for the 2019 fiscal year under the Current 2016 Employee Stock Plan.

Name and Position	Dollar Value($)(1)	Number of Restricted/ Performance Stock Units(2)
Charles F. Dolan, Executive Chairman & Director	1,479,392	23,712
Joshua W. Sapan, President and CEO	13,807,531	221,310
Edward A. Carroll, Chief Operating Officer	3,353,338	53,748
Sean S. Sullivan, Executive Vice President and Chief Financial Officer	2,958,784	47,424
James G. Gallagher, Executive Vice President and General Counsel	1,479,392	23,712
All Executive Officers (3)	23,078,437	369,906
All Directors who are not Executive Officers	—	—
All Employees who are not Executive Officers	35,281,178	577,484

(1)

This column reflects the aggregate grant date fair value of the Company’s restricted/performance stock units granted in 2019 without any reduction for risk of forfeiture, as calculated in accordance with FASB ASC Topic 718 on the grant date, with performance stock units shown based on target performance.

(2)	See Executive Compensation Tables, “Summary Compensation Table” above for additional information.

(3)	Includes the named executive officers individually listed above.

Approval of this proposal requires the favorable vote of a majority of the votes cast by the holders of Class A Common Stock and Class B Common Stock, voting together as a single class. In accordance with our Amended and Restated Certificate of Incorporation, holders of Class A Common Stock will have one vote per share and holders of Class B Common Stock will have ten votes per share.

The Board unanimously recommends that you vote FOR this proposal.

PROPOSAL 5 — PROPOSAL TO APPROVE THE COMPANY’S AMENDED AND RESTATED 2011 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

The Company is seeking shareholder approval of the Amended and Restated 2011 Director Stock Plan (the “A&R 2011 Director Stock Plan”). The A&R 2011 Director Stock Plan is being submitted for the approval of the stockholders of the Company in order to reserve an additional 200,000 shares of Class A Common Stock to the current non-employee director stock plan (the “Current Director Stock Plan”) for issuance of Awards under the A&R 2011 Director Stock Plan. The terms of the A&R 2011 Director Stock Plan otherwise are substantially similar to the Current Director Stock Plan approved by stockholders in 2011. The primary aspects of the A&R 2011 Director Stock Plan are as follows, and such summary is qualified in its entirety by the A&R 2011 Director Stock Plan as set forth in Appendix B to this proxy statement.

Overview

We believe that the Company’s ability to attract and retain capable persons as non-employee directors will be enhanced if it can provide its non-employee directors with equity-based awards and that the Company will benefit from encouraging a sense of proprietorship of such persons stimulating the active interest of such persons in the development and financial success of the Company. The A&R 2011 Director Stock Plan provides for potential grants of non-qualified stock options, restricted stock units and other equity-based awards (collectively, “Director Awards”). The A&R 2011 Director Stock Plan will terminate, and no more Director Awards will be granted, after ten years from the effective date of the A&R 2011 Director Stock Plan (unless sooner terminated by our Board of Directors or our Compensation Committee). The termination of the A&R 2011 Director Stock Plan will not affect previously granted Director Awards. If stockholders do not approve the A&R 2011 Director Stock Plan, the amendments to the Current Director Stock Plan will not take effect, but the Company may continue to grant awards under the Current 2011 Director Stock Plan in accordance with the current terms and conditions thereof.

Historic Burn Rate and Potential Dilution

We believe that the shares available for issuance under the A&R 2011 Director Stock Plan will provide sufficient shares for our equity-based compensation needs for approximately two years following the date the A&R 2011 Director Stock Plan is approved by our stockholders.

Our equity-based compensation model, including the equity compensation paid to our non-employees directors, results in a “burn rate” as indicated in the chart below:

	2017	2018	2019	Three-Year Average
(a) Restricted stock units granted (1)	32,825	32,210	34,678	33,238
(b) Weighted average basic shares outstanding	64,905,000	58,066,000	56,205,000	59,725,000
(c) Burn rate (a/b) (2)	0.1%	0.1%	0.1%	0.1%

(1)	Reflects the gross number of shares underlying awards made to non-employee directors during the respective year.
(2)	Not adjusted for forfeiture, withholding and expirations, which would reduce the burn rate if taken into account.

Our Compensation Committee recognizes that, as commonly calculated, the total potential dilution or “overhang” from the adoption of the A&R 2011 Director Stock Plan is 0.1%. The overhang is calculated as follows, in each case as of December 31, 2019: (x) the sum of (a) 321,345 shares available under the A&R 2011 Director Stock Plan and (b) 249,768 shares underlying outstanding awards under the Current Director Stock Plan, divided by (y) the sum of (a) 55,563,000 shares outstanding, (b) 321,345 shares available under the A&R 2011 Director Stock Plan and (c) 249,768 shares underlying outstanding awards under the Current Director Stock Plan.

Shares Subject to the A&R 2011 Director Stock Plan; Other Limitations

The A&R 2011 Director Stock Plan will be administered by the Company’s Compensation Committee. There are currently 13 non-employee directors who are eligible to participate in the A&R 2011 Director Stock Plan. The closing price of a share of the Company’s Class A Common Stock on March 15, 2020 was $27.94.

The total number of shares of the Company’s Class A Common Stock that may be issued pursuant to Director Awards under the A&R 2011 Director Stock Plan may not exceed an aggregate of 665,000, representing 465,000 available for grant under the Current Director Stock Plan plus the 200,000 shares added as a result of the approval of the A&R 2011 Director Stock Plan, which may be either treasury shares or authorized and unissued shares. To the extent that (i) a Director Award is paid, settled or exchanged or expires, lapses, terminates or is cancelled for any reason without the issuance of shares or (ii) any shares under a Director Award are not issued because of payment or withholding obligations, then the Compensation Committee may also grant Director Awards with respect to such shares. Director Awards payable only in cash or property other than shares do not reduce the aggregate remaining number of shares with respect to which Director Awards may be made under the A&R 2011 Director Stock Plan and shares relating to any other Director Awards that are settled in cash or property other than shares, when settled, will be added back to the aggregate remaining number of shares with respect to which Director Awards may be made under the A&R 2011 Director Stock Plan. Any shares underlying Awards that the Company becomes obligated to make through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity shall not count against the shares available to be delivered pursuant to Awards under the A&R 2011 Director Stock Plan.

In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, forward or reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects shares such that the failure to make an adjustment to a Director Award would not fairly protect the rights represented by the Director Award in accordance with the essential intent and principles thereof (each such event, an “A&R 2011 Director Stock Plan Adjustment Event”), then the Compensation Committee will, in such manner as it may determine to be equitable in its sole discretion, adjust any or all of the terms of an outstanding Director Award (including, without limitation, the number of shares covered by such outstanding Director Award, the type of property to which the Director Award is subject and the exercise price of such Director Award).

Director Awards

Under the A&R 2011 Director Stock Plan, the Company may grant options to participants. The options will be exercisable at a price determined by the Compensation Committee on the date of the Director Award grant, which price will be no less than the fair market value of a share of Class A Common Stock on the date the option is granted, and will otherwise be subject to such terms and conditions as specified by the Compensation Committee, provided that, unless determined otherwise by the Compensation Committee, such options will be fully vested and exercisable on the date of grant. Each option granted pursuant to the A&R 2011 Director Stock Plan will terminate upon the earlier to occur of (i) the expiration of ten years following the date upon which the option is granted and (ii) a period fixed by the Compensation Committee in the award agreement, however, an award agreement may provide that in the event that a participant dies while an option is exercisable, the option will remain exercisable by the participant’s estate or beneficiary only until the first anniversary of the participant’s date of death and whether or not such first anniversary occurs prior to or following the expiration of the relevant period referred to above. Upon its exercise, an option may be settled, in the Compensation Committee’s discretion, for an amount equal to the excess of the fair market value of a share of Class A Common Stock on the date of exercise over the exercise price of the option.

The Company may also grant restricted stock units to participants. A restricted stock unit is an unfunded, unsecured right to receive a share of Class A Common Stock (or cash or other property) at a future date upon the satisfaction of the conditions specified by the Compensation Committee in the award agreement. Unless otherwise provided by the Compensation Committee, such restricted stock units will be fully vested on the date of grant and will also carry a dividend equivalent right representing an unfunded and unsecured promise to pay to the relevant participant an amount equal to the ordinary cash dividends that would have been paid upon any share underlying a restricted stock unit had such shares been issued. If a restricted stock unit is not fully vested at the date of grant, the dividend equivalent right will not apply until such restricted stock unit is vested.

The Compensation Committee may grant other equity-based or equity-related awards to non-employee directors subject to terms and conditions it may specify. These awards may entail the transfer of shares or payment in cash based on the value of shares.

Amendment; Termination

The Board of Directors or the Compensation Committee may discontinue the A&R 2011 Director Stock Plan at any time and from time to time may amend or revise the terms of the A&R 2011 Director Stock Plan or any award agreement, as permitted by applicable law, except that it may not (a) make any amendment or revision in a manner unfavorable to a participant (other than if immaterial), without the consent of the participant or (b) make any amendment or revision without the approval of the stockholders of the Company if such approval is required by the rules of NASDAQ. Consent of the participant will not be required solely pursuant to the previous sentence in respect of any adjustment made in light of an A&R 2011 Director Stock Plan Adjustment Event, except to the extent the terms of an award agreement expressly refer to an A&R 2011 Director Stock Plan Adjustment Event, in which case such terms will not be amended in a manner unfavorable to a participant (other than if immaterial) without such participant’s consent.

U.S. Federal Tax Implications of Options and Restricted Stock Units Under the A&R 2011 Director Stock Plan

The following summary generally describes the principal Federal (but not state and local) income tax consequences of the issuance and exercise of options and restricted stock units under the A&R 2011 Director Stock Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular participant or the Company. The provisions of the Code and the regulations thereunder relating to these matters are complex and subject to change and their impact in any one case may depend upon the particular circumstances.

A non-employee director will not realize any income, and the Company will not be entitled to a deduction, at the time that a stock option is granted under the A&R 2011 Director Stock Plan. Upon exercising an option, a non-employee director will realize ordinary income (not as capital gain), and the Company will be entitled to a corresponding deduction, in an amount equal to the fair market value on the exercise date of the shares subject to the option over the exercise price of the option. The non-employee director will have a basis in the shares received as a result of the exercise, for purposes of computing capital gain or loss, equal to the fair market value of those shares on the exercise date and the non-employee director’s holding period in the shares received will commence on the day after the date of exercise. If an option is settled by the Company in cash, shares or a combination thereof, the non-employee directors will recognize ordinary income at the time of settlement equal to the fair market value of such cash, shares or combination thereof, and the Company will be entitled to a corresponding deduction.

A non-employee director will not realize any income, and the Company will not be entitled to a deduction, at the time that a restricted stock unit is granted under the A&R 2011 Director Stock Plan. Upon payment or settlement of a restricted stock unit award in Class A Common Stock or cash, the non-employee director will recognize ordinary income, and the Company will be entitled to a corresponding deduction, equal to the fair market value of any Class A Common Stock or cash received.

New Plan Benefits

As discussed above, only non-employee directors are eligible to receive benefits under the A&R 2011 Director Stock Plan. The Compensation Committee has the discretion to determine the compensation of non-employee directors, including awards under the A&R 2011 Director Stock Plan. Accordingly, the Company cannot currently determine the number of awards that any non-employee director may receive under the A&R 2011 Director Stock Plan if approved by stockholders. The following table sets forth the number of awards that were received by the persons and groups named below for the 2019 fiscal year under the Current Director Stock Plan.

Name and Position	Dollar Value($)(1)	Number of Restricted Stock Units(1)
Charles F. Dolan, Executive Chairman & Director	—	—
Joshua W. Sapan, President and CEO	—	—
Edward A. Carroll, Chief Operating Officer	—	—
Sean S. Sullivan, Executive Vice President and Chief Financial Officer	—	—
James G. Gallagher, Executive Vice President and General Counsel	—	—
All Executive Officers	—	—
All Directors who are not Executive Officers	$1,887,177	34,678
All Employees who are not Executive Officers	—	—

(1)

This column reflects the aggregate grant date fair value of the Company’s restricted stock units granted in 2019 without any reduction for risk of forfeiture, as calculated in accordance with FASB ASC Topic 718 on the grant date.

Approval of this proposal requires the favorable vote of a majority of the votes cast by the holders of Class A Common Stock and Class B Common Stock, voting together as a single class. In accordance, with our Amended and Restated Certificate of Incorporation, holders of Class A Common Stock will have one vote per share and holders of Class B Common Stock will have ten votes per share.

The Board unanimously recommends that you vote FOR this proposal.

PROPOSAL 6 — STOCKHOLDER PROPOSAL REGARDING VOTING STANDARDS FOR DIRECTOR ELECTIONS

In accordance with the rules of the SEC, we have set forth below a stockholder proposal, along with a supporting statement, that was submitted to the Company by a stockholder of the Company. Other than formatting changes, we are reprinting the stockholder proposal and accompanying supporting statement as they were submitted to the Company. The stockholder proposal and supporting statement contain assertions about the Company and other statements that we believe to be incorrect. We have not attempted to refute all of these inaccuracies and take no responsibility for the content of the stockholder proposal or supporting statement. The name, address and, to our knowledge, stock ownership of the stockholder proponent will be provided to any stockholder upon written request addressed to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001; Attention: Corporate Secretary.

The stockholder proposal is required to be voted on at our 2020 annual meeting only if the proponent of the proposal, or a representative of the proponent who is qualified under Delaware law, participates in the 2020 annual meeting and presents the proposal for a vote. The stockholder proponent has advised the Company that the proponent or its qualified representative intends to present the proposal for a vote at the 2020 annual meeting.

Approval of this proposal requires the favorable vote of the majority of the votes cast by the holders of Class A Common Stock and Class B Common Stock, voting together as a single class. In accordance with our Amended and Restated Certificate of Incorporation, holders of Class A Common Stock will have one vote per share and holders of Class B Common Stock will have ten votes per share.

The Board unanimously recommends that you vote AGAINST this proposal for the reasons set forth below under “Company Statement in Opposition to Proposal 6.”

* * *

Proposal 6 — Directors to be Elected by Majority Vote

Resolved: Shareholders request that our Board of Directors take the steps necessary as soon as possible to amend our Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Proponent’s Supporting Statement

A director who receives less than such a majority vote could be asked to resign from the board immediately as there may be no need to replace the director promptly. If such a director has key experience the director can transition to work as a consultant.

In order to provide shareholders a meaningful role in director elections, our Company’s current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot.

This will establish a more meaningful vote standard for board nominees and could lead to improved performance by individual directors and the entire board. Under our Company’s current voting system, a director can be elected with only his or her own vote. In other words a director can be elected if all other shareholders oppose the director.

More than 77% of the companies in the S&P 500 have already adopted majority voting for uncontested elections. Our company has an opportunity to join the growing list of companies that have already adopted this standard.

A majority vote standard might give Carl Vogel, Leonard Tow and Jonathan Miller an incentive to do better than obtain from 24% to 30% in negative director votes each as they did in 2019. Now is a good time for this reform since our stock has fallen from $63 to $39 in 5-years.

In AMC Networks Inc. (April 23, 2019) management would not even allow AMCX shareholders to cast an advisory vote in 2019 for a one-share/one-vote structure for our company.

See AMC Networks Inc. (April 23, 2019): https://www.sec.gov/divisions/corpfin/cf-noaction/14a-8/2019/steineramc042319-14a8.pdf Page 1258 in this hyperlink illustrates the adamant determination of management to not allow a one-share/one-vote structure for our company in spite of the numerous advantages of management accountability in a one-share/one-vote company.

In spite of all this nonsense, management had the gall to put this sentence in the 2019 proxy, “We are committed to ensuring that our Board is accountable to, and acts in the best interests of, all our stockholders, notwithstanding our status as a controlled company.”

Please vote yes for one small step toward management accountability:

Directors to be Elected by Majority Vote — Proposal 6

* * *

Company Statement in Opposition to Proposal 6

The Board opposes the stockholder proposal because it is not in the long-term interests of the Company or its stockholders. To the contrary, the Board believes that our current method of plurality voting, as set forth in our Amended By-Laws, continues to be in the best interests of the Company and its stockholders.

We have implemented a number of strong corporate governance practices and policies to promote independent leadership in the boardroom and the protection of stockholder rights. Stockholders of the Company elect directors annually, with directors serving one-year terms. When selecting director nominees, the Board uses robust criteria, including consideration of diversity of perspectives, backgrounds and experiences relevant to the Company’s strategic priorities and ability to serve the interests of both Class A and Class B stockholders. Our Audit Committee and Compensation Committee are comprised entirely of independent directors, and the Board holds executive sessions with only independent directors at least twice a year. In addition, the Board conducts self-evaluations at least annually and considers feedback from the Company’s engagement with our stockholders regarding our performance and strategy, Board and corporate governance practices, our executive compensation program and environmental and social matters. If dissatisfied with director nominees, Class A and Class B stockholders are able to withhold their vote or, under our Amended By-Laws, submit nominees for election as directors in connection with the next year’s annual meeting. Overall, the Board believes that these practices and policies ensure that the Company’s directors are highly-qualified and have a broad range of knowledge, viewpoints and experiences.

Under the Delaware General Corporation Law, plurality, rather than majority, voting is the default standard for the director elections. Plurality voting protects the Company from “failed elections”, which are elections in which a director is not chosen, resulting in a vacancy on the board. The Board believes that the current plurality voting standard ensures that we avoid such failed elections and any resulting uncertainty or risk to our director election process or corporate governance policies. Adopting a majority voting standard could also have unforeseen consequences, such as an inability to comply with NASDAQ listing requirements or difficulty attracting a broad pool of director nominees to serve on the Board. The Board believes that our current voting procedures for electing directors to the Board, as opposed to a mandated majority voting standard, provide the Board with the flexibility to appropriately respond to stockholders’ views without the risk of potential corporate governance complications arising from failed elections.

The Board unanimously recommends that you vote AGAINST this proposal.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in its oversight of the Company’s financial reporting, internal controls, and audit functions. Three independent Class A Directors comprise the Audit Committee. The Audit Committee operates under a written charter adopted by the Board. The Board has determined that each member of the Audit Committee has no material relationship with the Company under the Board’s independence standards and each is independent and financially literate under the listing standards of NASDAQ and under the SEC’s standards relating to independence of audit committees. In addition, the Board of Directors has determined that all of our Audit Committee members: Messrs. Van Zandt and Vogel, and Dr. Tow, satisfy the financial expertise requirements of NASDAQ and have the requisite experience to be designated an audit committee financial expert as that term is defined by rules of the SEC. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

The Company’s independent registered public accounting firm, KPMG, is responsible for auditing the Company’s financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the conformity of the consolidated financial statements to U.S. generally accepted accounting principles (“GAAP”) and on the effectiveness of the Company’s internal control over financial reporting.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements and internal control over financial reporting with management and KPMG. The Audit Committee also has discussed with KPMG the matters required to be discussed under the applicable requirements of the PCAOB and the SEC. Finally, the Audit Committee has received the written disclosures from KPMG in accordance with the applicable requirements of the PCAOB regarding KPMG’s independence, and has discussed with KPMG its independence.

As part of its responsibilities for oversight of the risk management process, the Audit Committee has reviewed and discussed the Company’s risk assessment and risk management framework, including discussions of individual risk areas as well as a summary of the overall process.

The Audit Committee has discussed with the Company’s Internal Audit Service Provider and KPMG the overall scope of and plans for their respective audits. The Audit Committee meets with the Internal Audit Service Provider and KPMG in regular and executive sessions (with and without management), to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and compliance programs.

The Audit Committee is also responsible for the approval of audit fees, and the Committee reviewed and approved all fees paid to KPMG. These fees are described under “Fees Paid to Independent Registered Public Accounting Firm.” The Audit Committee also considered whether KPMG’s provision of non-audit services to the Company was compatible with the independence of the independent registered public accountants. The Audit Committee has adopted a formal policy for pre-approval of audit-related and non-audit services, which is briefly described under “Fees Paid to Independent Registered Public Accounting Firm.” The Audit Committee concluded that KPMG is independent from the Company and its management.

Based upon the reports, review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the period ended December 31, 2019 filed with the SEC. The Audit Committee has also retained KPMG as the Company’s independent registered public accountants for the fiscal year 2020. The Audit Committee and the Board believe that the continued retention of KPMG to serve as the Company’s independent registered public accountants is in the best interests of the Company and its stockholders and have recommended that stockholders ratify the appointment of KPMG as the Company’s independent registered public accountants for the fiscal year 2020.

Members of the Audit Committee

Carl E. Vogel (Chair)

Leonard Tow

David E. Van Zandt

Dated: April 21, 2020

COMPENSATION DISCUSSION AND ANALYSIS

AMC Networks’ executive compensation program emphasizes alignment of pay and performance through annual and long-term programs that provide performance-based incentives tied to key financial measures that we believe drive stockholder value and reward sustained achievement of our key financial goals.

This Compensation Discussion and Analysis provides a discussion of our compensation philosophy and 2019 program for the following named executive officers (“NEOs” or “Named Executive Officers”):

Charles F. Dolan	Executive Chairman

Joshua W. Sapan	President and CEO

Edward A. Carroll	Chief Operating Officer

Sean S. Sullivan	Executive Vice President and Chief Financial Officer

James G. Gallagher	Executive Vice President and General Counsel

EXECUTIVE SUMMARY

Business Highlights

Our Business

AMC Networks is a global entertainment company known for its groundbreaking and award-winning original content. We own and operate a suite of focused and targeted video entertainment products that are delivered to viewers around the world on an ever-expanding array of platforms, including linear TV channels carried by traditional and virtual multi-channel video programming distributors (MVPDs) as well as targeted subscription video on demand (SVOD) services. We have operated in the entertainment industry for more than 30 years and, over this time, we have continually enhanced the value of our portfolio. Our content spans multiple genres, including drama, comedy, documentary, reality, anthology, feature film and short form and is well known and well regarded by our key constituents — our viewers, distributors and advertisers.

In the United States, our programming networks are AMC, BBC AMERICA (operated through a joint venture with BBC Studios), IFC, SundanceTV and WE tv. Our deep and established presence in the industry and the recognition we have received for our brands through industry awards, critical acclaim and other honors lend us a high degree of credibility within the industry, providing us with strong relationships with top creators and producers as well as increased demand for our owned programming for distribution on third-party platforms. Through our AMC Studios operation, we increasingly own our original programming. Our ability to produce and own high quality content has also provided us with the opportunity to distribute our content on platforms other than our domestic networks. Our owned content as well as the content that we license is distributed domestically and internationally and on multiple platforms, including linear television, company-owned and third-party SVOD services, digital services, home video and syndication.

We also own and operate four targeted SVOD services that offer curated content destinations that provide unique viewership experiences for distinct audiences. The four services are: Acorn TV, our largest SVOD service, specializing in world-class mysteries and drama from Britain and beyond; Shudder, serving fans of horror and suspense; Sundance Now, featuring mysteries, prestige drama and true crime; and Urban Movie Channel (UMC), the first streaming destination dedicated to black audiences, featuring the best in black TV and film. While we primarily license content for these services, we are increasingly investing in producing original programming, which is contributing to strong subscriber growth and churn rates that we believe are amongst the lowest in the industry. In addition, we created AMC Premiere, an upgrade for viewers who receive AMC as part of their MVPD subscription package. AMC Premiere provides commercial-free viewing of in-season original AMC Networks series, as well as exclusive and first-look content, extended episodes and other benefits.

Internationally, we deliver programming that reaches subscribers in more than 125 countries and territories around the world. The international division of the Company, AMC Networks International, consists of global brands, including AMC and SundanceTV, in the movie and entertainment programming genres, as well as popular, locally recognized channels in several other programming genres. AMC Networks also operates IFC Films, a film distribution business that distributes independent narrative and documentary films under the IFC Films and IFC Midnight distribution labels. IFC Films is known for attracting high-profile talent and distributing films that regularly garner critical acclaim and industry honors, including numerous Oscar, Golden Globe, and Cannes Film Festival-award winning titles. IFC Films also operates IFC Films Unlimited, a subscription video on demand streaming channel comprised of theatrically-released and award-winning titles from its distribution labels. It is currently available in North America on Amazon Prime Video Channels and Apple TV Channels.

Solid 2019 Performance Continues to Drive Long-Term Financial Results

For the past several years, the Company has been transforming itself from primarily a domestic linear cable networks business to a more diversified content-centric company. During this transition, the Company has continued to deliver solid financial results. In 2019, the Company delivered record revenue and AOI while further executing on its strategic priorities. In addition, in 2019, the Company further strengthened its balance sheet, which provides attractive financial flexibility and allows us to pursue our various strategic priorities such as investing in the creation of strong desirable content, growing our targeted subscription video on demand services, increasing our data analytics capabilities and maximizing our core networks and brands. Key highlights for 2019 include:

•	Net revenues were $3.1 billion

•	Operating income was $625 million

•	Adjusted operating income (AOI)(1)(2) was $944 million

•	Cash provided by operating activities was $484 million

•	Free cash flow(2)(3) was $377 million

We continued the long-term trend of growing net revenues and adjusted operating income while generating substantial free cash flow. Our incentive compensation is determined by successful performance against these financial measures and is designed to promote the creation of long-term stockholder value. Our Annual Incentive Program awards include not only these financial measures but also an assessment of each business unit’s achievement of certain strategic objectives.

The Compensation Committee has identified net revenues, adjusted operating income (AOI) and free cash flow as the three key financial measures that promote the creation of long-term stockholder value. Investors and analysts use these measures to compare performance in the industry. In order to create a meaningful link between our performance and our NEOs’ compensation, these three financial measures are utilized in calculating the Company’s incentive compensation. The chart below provides the Company’s performance for these measures in 2017, 2018 and 2019.

(1)

The Company defines AOI, which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit, impairment and related charges (including gains or losses on sales or dispositions of business), restructuring and other related charges and including the Company’s proportionate share of adjusted operating income (loss) from majority-owned equity method investees. Because it is based on operating income (loss), AOI also excludes interest expense (including cash interest expense) and other non-operating income and expense items.

(2)	For a reconciliation of these non-GAAP figures with the corresponding GAAP figures, please see Annex A.
(3)	Free cash flow is a non-GAAP financial measure and is defined as net cash provided by operating activities less capital expenditures and cash distributions to non-controlling interests.

The Company continues to focus on our commitment to return value to our stockholders through our Board approved stock repurchase program, which authorizes the Company to repurchase up to $1.5 billion of the Company’s outstanding shares of Class A Common stock. During 2019, the Company repurchased approximately 1.3 million shares for $71 million. As of February 21, 2020, the Company has approximately $489 million available for future repurchases. Our share repurchases are part of an overall capital allocation strategy overseen by our Board and designed to efficiently balance return of capital to stockholders with investment in our business.

In 2019, the Company continued to execute on its long term strategy of transitioning from what has been a domestic cable channels company into a premier content company. As part of this new strategy, the Company identified the following priorities:

Content. Grow and invest in IP / Acquire distinctive content that resonates with consumers and drives value for distributors, advertisers and ancillary platforms.

Our Company continues to be fundamentally defined by our strong content and we continue to invest in and acquire high-quality premium content for our linear programming networks and our SVOD platforms. We believe owning and controlling our own content, which we do primarily through our AMC Studios operation, is increasingly important. Content ownership allows us to distribute it on multiple platforms and maximize its value, including airing it on our linear channels; selling it to third parties; and increasingly putting it on our own subscription video-on-demand services. In addition, we are creating new story formats (such as short-form and episodic anthology series), to drive new revenue streams and expand franchises on various linear and non-linear platforms.

Core Networks. Maximize long-term value of the linear networks – domestic and international.

We own and operate several of the most recognized channel brands in television, which have each developed strong, dedicated followings within their respective targeted demographics, increasing their value to distributors and advertisers. Our core linear network group continues to have an outsized presence in the world of traditional and virtual MVPDs, by consequence of our manageable portfolio size (5 channels), our low wholesale price, and our proven ability to deliver popular and critically acclaimed shows that occupy an outsized cultural presence in the scripted drama arena. With a linear channel portfolio that is premium and diverse, and as one of the very few advertiser-supported offerings with high-quality programming, we are focused on maximizing linear advertising and advanced revenue opportunities. We continue to have a disciplined cost management approach and improve operational efficiency across our linear networks.

Multi-Platform / DTC Monetization. Focus efforts and resources where AMC Networks has a content, cost or marketing advantage to optimize content against existing and new platforms.

For several years, we have been focused on creating and growing targeted SVOD services through our direct to consumer business. As the market for this category evolves, consumers are increasingly complementing their general entertainment subscriptions with our targeted SVOD services. Our targeted SVOD strategy is to serve distinct premium audiences and build loyal and engaged fan communities around each service. Financially, our offerings are attractive, with a large subscriber market for each service. In addition, we are increasingly focused on partnering with multiple digital providers of free ad-supported video on demand (AVOD) services as this business model becomes more prevalent in the industry.

Data & Analytics. Employ improved data and analytics capabilities to optimize content investment and monetization, maximize distribution and ad revenues and increase operational efficiencies.

We are enhancing our data and analytics capabilities, including expanding our business intelligence and customer relationship management efforts, in order to better understand our audiences across our platforms; inform our cross promotion and pricing opportunities; work with our MVPD partners in new and strategic ways; and seize the many new opportunities that advanced advertising presents. We are involved with several data driven advertising initiatives that are enabling us to learn more about where and how our viewers are interacting with our content. We have also partnered with the industry’s advanced TV platforms which allows our ad partners to source, understand and connect with our audiences in a more real-time and automated way. In addition, we have built our own proprietary data-driven tools that are helping advertisers reach highly targeted audiences and bring greater specificity and efficiency to their ad buys.

In 2019, the Company’s businesses achieved notable successes, which the Committee uses in assessing each business unit’s achievement of our strategic objectives. The Compensation Committee believes that the efforts and leadership of our senior management team, including our NEOs, have been critical to the Company’s accomplishments.

Some of our 2019 achievements are highlighted below.

•	The Company aired 5 of the top 20 dramas on ad-supported cable: The Walking Dead, Fear the Walking Dead, Killing Eve, NOS4A2 and Into the Badlands.

•	Season 10 of The Walking Dead continued as the #1 show on ad-supported cable and the show was widely recognized by critics and fans as being creatively strong.

•	Awards Recognition — Received 25 Primetime Emmy, 2 Golden Globe, 2 SAG, 1 WGA, 2 Critic’s Choice Nominations and won 4 Primetime Emmy Awards and a Peabody Award for:

•	Better Call Saul

•	Killing Eve (1 Emmy and a Peabody Award)

•	State of the Union (3 Emmys)

•	The Terror: Infamy

•	Documentary Now

•	Sherman’s Showcase

The strength of AMC Networks’ original content was underscored in 2019 with a total of 25 Primetime Emmy® Award nominations as well as wins for Killing Eve, (BBC America) with Jodie Comer winning Outstanding Lead Actress in a Drama and State of the Union, (SundanceTV) which swept the short-form comedy/drama series category, winning Outstanding Series and Outstanding Actor and Actress for co-stars Rosamund Pike and Chris O’Dowd.

•

AMC Networks’ Targeted SVOD Services Passed Two Million Total Subscribers: In December, the company’s four targeted SVOD services — Acorn TV, Shudder, Sundance Now and UMC — passed two million paid subscribers in the aggregate, achieving a year-end target for the Company. The achievement of this milestone demonstrates that the special interest SVOD market is growing and AMC Networks is only beginning to tap the potential universe for these services.

•

Acorn TV SVOD Service Passed One Million Subscribers: In September, the Company’s Acorn TV SVOD service, North America’s largest and most popular streaming service for British and international television, passed one million subscribers in the U.S. and Canada, a major milestone underscoring the increasing appeal of the service and its original and exclusive content to subscribers. During 2019, Acorn TV greatly expanded its distribution channels, including increased availability on Apple TV channels in the Apple TV app, The Roku Channel, Amazon Prime Video Channels in Canada, YouTube TV, and Android TV.

•

New Long-Term Distribution Agreement With Charter Communications: As part of a new long-term agreement with AMC Networks, Charter Communications (the second largest cable operator in the United States) launched AMC Networks’ targeted SVOD services — Acorn TV, Shudder, Sundance Now and UMC — in addition to expanding distribution of AMC Premiere, the company’s premium ad-free version of its AMC channel. The agreement includes continued carriage of AMC Networks’ AMC, BBC AMERICA, IFC, SundanceTV, WE tv and BBC World News linear television networks as well as an extension of a previously announced co-production arrangement between the companies.

•

Partnership with Universal Studios to produce a TWD feature film: AMC announced the first projects in development for The Walking Dead Universe, including an AMC Studios original film, starring Andrew Lincoln and written by Chief Content Officer Scott Gimple, to continue the story of central character Rick Grimes.

•

Broke records with natural history programming: BBC America is the definitive home in the U.S. for the biggest and best nature programming, having been home to the BBC’s renowned natural history programming in the U.S. for nearly a decade and will continue to be far into the current decade. In 2019, we announced that we’ve renewed our partnership with the BBC and will co-produce the next installments of the two most iconic natural history series ever — Planet Earth and Frozen Planet, part of a broader deal that cements BBC America as the U.S. home of the BBC’s biggest natural history content over the next five years.

•

In November of 2019, Launched Wonderstruck, a new ‘micro-net’ on BBC America, focused on natural history programming: For 24 hours every Saturday, BBC America transforms into Wonderstruck, the exclusive television home to the Planet Earth collection and other iconic landmark series from the BBC Natural History Unit including Planet Earth I and II, Blue Planet I and II, Frozen Planet, Life, Africa and Dynasties. Since Wonderstruck launched on BBC AMERICA, the network has experienced significant audience growth on Saturdays in both Total Day and primetime. The network has also seen broader reach and deeper engagement, with double-digit increases in unique viewers and time spent watching the channel on Saturday.

2019 Key Compensation Decisions

Taking into consideration the Company’s solid overall 2019 operational and financial performance despite shifts in consumer behavior that are impacting the cable television business, the Compensation Committee made the following determinations for this year:

Topic	Committee Action	Committee Rationale

Annual Incentive Bonus Pool	Approved the 2019 annual incentive bonus payouts at 109.2%

To reflect the Company’s performance for 2019, the Compensation Committee approved the payout of the annual incentive bonuses to the NEOs at 109.2% of target, based on the Company’s overall corporate performance, which is calculated based on the weighted average of (i) each business unit’s financial performance against pre-established financial targets and (ii) an assessment of each business unit’s achievement of certain strategic objectives during the year.

2017-2019 Performance Restricted Stock Unit Award Payout	Certified Company’s achievement against performance objectives and approved payout at 87.1% for Company’s 2017 long-term performance restricted stock unit awards

To reflect the Company’s financial performance over the three-year period of 2017 to 2019, the Compensation Committee certified and approved achievement against the Company’s specified targets of average AOI, average net revenues and average free cash flow measures over the three years resulting in an overall payout of these awards at 87.1% of target.

Stockholder Engagement and Our Compensation-Related Stockholder Votes

The Company values feedback from our stockholders and regularly engages with stockholders to keep informed on the evolving perspectives of the investor community. We engage with our stockholders on various matters, including Company performance and strategy, our Board and corporate governance practices, and our executive compensation program as well as environmental and social matters with a particular focus on diversity in the Company’s programming, workforce and leadership. Specifically, in 2019, we engaged with a majority of holders of our Class A Common Stock on these topics. These stockholder dialogues, focused on governance and compensation matters, are an important component of the Compensation Committee’s review of our executive compensation program.

The Compensation Committee believes that our executive compensation program closely links to our business strategies, aligns pay with performance and reflects competitive practices regarding executive compensation. Management and directors also engaged with our institutional shareholders in meetings and calls regarding our executive compensation program throughout 2019.

Consistent with the results of the advisory vote on the frequency of the stockholder advisory vote on executive compensation held at the 2018 annual meeting of stockholders, the Company had previously determined to conduct an advisory vote on executive compensation, or “say-on-pay,” every three years, as permitted under SEC rules. However, in response to stockholder feedback, the Company has decided to increase the frequency of the vote by holding an advisory vote to approve the compensation of our Named Executive Officers this year and currently expects to conduct the vote on an annual basis going forward. See Proposal 3 for this year’s “say-on-pay” proposal.

In the Company’s most recent advisory “say-on-pay” proposal, which was held in 2018, 90% of stockholders (including more than 70% of the holders of our Class A Common Stock) voted to approve on an advisory basis the Company’s executive compensation.

Compensation Governance Practices

Our executive compensation program is governed by sound pay practices highlighted below that are maintained and reviewed by our Compensation Committee.

✓	Align pay and performance

✓	Majority of compensation is at risk

✓	Engage in rigorous target-setting process for incentive metrics

✓	Prohibit hedging and short sales by all employees

✓	Discourage pledging of Company stock and require pre-approval of trading by directors and executive officers

✓	No excise tax gross up provisions

✓	No dividends or dividend equivalents on unvested RSUs and PSUs

✓	Include clawback provisions in our equity awards

✓	Stockholder feedback incorporated into compensation program reviews

Philosophy and Objectives of Our Executive Compensation Program

The Company is a media business comprised of dynamic and powerful brands. In support of our business objectives, the Company places great importance on our ability to attract, retain, motivate and reward experienced executive officers. The Company strives to do so by developing executive compensation policies and programs that are consistent with, explicitly linked to, and supportive of the strategic objectives of growing the Company’s businesses and maximizing stockholder value. The Compensation Committee sets executive compensation, and seeks to offer both short and long-term incentive compensation programs that will provide competitive compensation, drive performance and encourage executive retention, guided by the following principles:

•	The majority of compensation for the Company’s executive officers should be at risk and contingent on Company performance;

•	Incentive compensation of the Company’s executive officers should be weighted more heavily on long-term rather than short-term accomplishments and results;

•	Equity-based compensation should be used when appropriate to align the interests of our executive officers with our stockholders’ interests; and

•

The overall executive compensation program should be competitive, equitable and structured so as to ensure the Company’s ability to attract, retain, motivate and reward the talented executives who are essential to the Company’s continuing success. Total target compensation, rather than individual compensation elements, is the Compensation Committee’s focus in designing the competitive compensation program.

The primary elements of 2019 executive compensation are base salary, an annual cash incentive award and long-term incentive awards in the form of RSUs, which vest ratably over three years, and PSUs that cliff vest at the end of three years. We target the elements of our compensation so that at least 70% of total target compensation for our NEOs is performance-based. In this way, a significant portion of the value ultimately realized by the executive depends upon the Company’s performance and can be considered at-risk compensation.

Elements of the Company’s Compensation Program

Our executive compensation program is designed to provide a mix of fixed and variable incentive awards, including short-and long-term incentives:

2019 NEO Total Direct Compensation Program Structure

Component		Pay for Performance Rationale	Performance Period
Base Salary		• Based on level and merit	N/A
Annual Cash Incentives

•  Combination of weighted average of all business units’ operating performance (including revenue, AOI and free cash flow) and an assessment of each business unit’s achievement of certain strategic objectives

One year

Long-Term Incentive Awards	Performance Stock Units (PSUs) • 60%: CEO/Chairman • 50%: Other NEOs	• AOI • Net revenue • Free cash flow • Modifier based on Company’s share of subscribers and audience relative to a comparator group	Three one-year performance periods averaged and subject to modifier tied to three-year performance
	Restricted Stock Units (RSUs) • 40%: CEO/Chairman • 50%: Other NEOs	• Stock Performance	Ratably over three years

2019 CEO Annual Compensation Decision Mix

2019 Performance Metrics

A significant percentage of total compensation is allocated to at-risk compensation in accordance with the Compensation Committee’s philosophy as described above. The Compensation Committee reviews historical Company compensation, other information provided by the Compensation Committee’s independent compensation consultant and other factors, such as each executive officer’s experience, performance and length of service, to determine the level and mix of compensation for executive officers, by position and grade level, that the Compensation Committee has deemed appropriate. The allocation between cash and equity compensation and short and long-term compensation is designed to provide a combination of fixed and at-risk compensation that is related to the achievement of the Company’s short-term and long-term objectives.

Generally, the performance metrics for the Company’s incentive compensation have been based on the Company’s AOI, net revenues and free cash flow. The Compensation Committee believes that these are the key measures for evaluating our NEOs’ effectiveness in executing the Company’s strategy as these are the common performance measures used by the Company’s investors and analysts to evaluate the Company’s operating performance. The Compensation Committee believes that successful performance against these measures promotes the creation of long-term stockholder value.

•

Net revenue is important to the creation of long-term stockholder value because it is a reflection of management’s ability to grow our top line through growth in distribution, advertising and other revenue.

•	AOI is important because it reflects our ability to control costs and generate income through our operations to invest in our current businesses as well as new opportunities.

•	Free cash flow reflects our ability to generate cash for our stockholders after we have made the necessary investments in our current operations to ensure they continue to perform.

In connection with the Annual Incentive Award payout, the Committee considers these financial measures for each of our business units as well as an assessment of each business unit’s achievement of certain strategic objectives. The level at which performance stock units is earned is tied to the Company’s performance under these financial measures over three one-year periods (or, for awards granted prior to 2019, over a three-year performance period).

2019 COMPENSATION DECISIONS

Employment Agreements

We have written employment agreements with each of our NEOs. We enter into employment agreements with our senior executives when the Compensation Committee determines that it is appropriate to attract or retain an executive. As discussed in greater detail below under Executive Compensation Tables, “Employment Agreements,” much of the NEOs’ compensation is determined in accordance with their employment agreements. Mr. Dolan’s employment agreement was entered into in connection with the Company’s 2011 spin off from Cablevision and approved by Cablevision’s compensation committee at a time when the Company was a subsidiary of Cablevision. The Company entered into an employment agreement with Mr. Sapan in 2014, with Mr. Carroll in 2016, and with Messrs. Sullivan and Gallagher in October 2018. The Compensation Committee believes that entering into employment contracts with our senior executives provides management stability and helps ensure that the Company has the continuity to achieve our strategic objectives. The Compensation Committee further recognizes that the entertainment industry standard practice is for executives to have employment agreements. Each of the NEOs has demonstrated strong performance and willingness to take on greater responsibilities as the Company grows and their multi-year agreements are designed to ensure their continued contributions to the Company.

Base Salaries

Base salaries for our executives have been set at levels that are intended to reflect the competitive marketplace in attracting and retaining quality executives. The Compensation Committee currently reviews the salaries of the executive officers at least annually. The Compensation Committee evaluates each executive’s performance and experience and based on this evaluation and in accordance with the terms of the employment agreements, the Compensation Committee, in its discretion, may increase base salaries for the executive officers over time. Each of the employment agreements of our NEOs contains a minimum base salary level. For information regarding these minimum base salary levels, please see Executive Compensation Tables, “Employment Agreements” below.

For 2019, the Compensation Committee decided to not increase the NEOs’ base salaries. The annual base salaries paid to the NEOs in 2019 were as follows: Mr. Dolan — $400,000; Mr. Sapan — $2,000,000; Mr. Carroll — $1,734,000; Mr. Sullivan — $900,000; and Mr. Gallagher — $800,000. See footnote 1 to Executive Compensation Tables, “Summary Compensation Table” for additional information regarding the 2019 base salaries.

Annual Cash Incentives

Annual cash incentive awards are designed to link executive compensation directly to the Company’s performance and provide incentives and rewards for excellent business performance during the year. Beginning in 2019, the Company has aligned all members of management, including the NEOs, under the Company’s primary annual incentive program (“Annual Incentive Program”).

NEO Annual Incentive Award Target Setting

Each employee who is eligible for an annual cash incentive award is assigned a target annual incentive award equal to a percentage of that employee’s annual base salary. For 2019, target awards were set as a percentage of the base salary earned during 2019.

The target annual cash incentive awards are determined based upon the applicable employee’s position, grade level, responsibilities, and historical and expected future contributions to the Company. In addition, each of the employment agreements of Messrs. Dolan, Sapan, Carroll, Sullivan and Gallagher contains a target annual incentive award level. The Compensation Committee currently reviews the target award levels of the executive officers, and going forward intends to do so at least annually. The Compensation Committee evaluates each such executive’s performance and experience, and, based on this evaluation and in accordance with the terms of the employment agreements, the Compensation Committee, in its sole discretion, determines target annual incentive award levels for the executive officers. Target annual incentive awards for 2019 (expressed as a percentage of earned base salary), which were unchanged from 2018, were as follows: Mr. Dolan — 200%; Mr. Sapan —200%; Mr. Carroll — 175%; Mr. Sullivan — 125%; and Mr. Gallagher — 100%. For information regarding these target annual incentive award levels, see Executive Compensation Tables, “Employment Agreements,” below.

2019 Annual Incentive Program Awards

The payment of annual incentive awards under the Annual Incentive Program is conditioned upon the satisfaction of one or more performance objectives established by the Compensation Committee based on Company performance and the performance of the employee’s specific business unit. For individuals who hold corporate-wide positions at the Company such as our executive officers, the Annual Incentive Program performance objectives are predominantly based on the weighted average performance of the different business units.

For 2019, under the Annual Incentive Program, these performance objectives include (i) the Company’s overall AOI and free cash flow performance as well as the overall increase in SVOD subscribers on its SVOD services; and (ii) an assessment of a business unit performance against goals, strategies, operating performance and growth initiatives. These performance objectives for the business unit include specific annual growth targets for revenues and AOI for each of the following business units: Entertainment Networks, WE tv, IFC Films, AMC Networks International, Affiliate Sales, Shudder/Sundance Now and RLJ Entertainment. The Entertainment Networks and WE tv also are expected to achieve growth in advertising, and targets for viewership of new series, as well as have additional weighted metrics tailored for its business unit. Each business unit also is assessed on its achievement of certain strategic objectives. The Company’s Annual Incentive Plan 2019 performance at 109.2% of target was generally attributable to a combination of factors including, but not limited to, (i) slight outperformance of AOI targets by our Entertainment Networks and WE tv business unit and (ii) strong free cash flow generated by all of our business units generally performing slightly better than target levels. In addition, certain other factors contributed to the Company exceeding its performance including 1) favorable show delivery in WE tv, 2) continued strong viewership with The Walking Dead franchise in AMC and 3) BBC America’s outperforming delivery with Killing Eve and Dynasties. In addition, prudent cost containment by each business unit contributed to the Company’s overall increased expense reductions.

Bonuses awarded under the Annual Incentive Program may also be adjusted based on the recipient’s individual performance. To the extent the Company exceeds or falls short of the Annual Incentive Program performance objectives, eligible employees may receive payments greater than or less than their target annual incentive award.

2019 Annual Incentive Award Payouts

Based on the performance under the Annual Incentive Program, the 2019 annual incentive awards were paid by the Company to the NEOs as shown in the table below:

NEO	Eligible Earnings	Target Bonus as % of Base Salary	Target Bonus	Earned Annual Incentive Program Award of Target	Actual Annual Incentive Award

Charles F. Dolan	$400,000	200%	$800,000	109.2%	$873,600

Joshua W. Sapan	$2,000,000	200%	$4,000,000	109.2%	$4,368,000

Edward A. Carroll	$1,734,000	175%	$3,034,500	109.2%	$3,313,674

Sean S. Sullivan	$900,000	125%	$1,125,000	109.2%	$1,228,500

James G. Gallagher	$800,000	100%	$800,000	109.2%	$873,600

Long-term Incentives

Long-term incentives represent a substantial portion of our NEO’s total compensation. For 2019, our long-term incentive program for all executives consisted of two elements: PSUs and RSUs. These long-term incentives are awarded to members of management based upon each individual’s grade level. Except for Messrs. Dolan and Sapan, who receive long-term incentive awards comprised of 60% of the value in PSUs and 40% of the value in RSUs, these long-term incentive awards granted to the NEOs are comprised of 50% of the value in PSUs and 50% of the value in RSUs.

Performance Stock Unit Awards

In 2019, our executive compensation program provided an annual grant of three-year PSU awards to each executive officer and other members of management to be earned on the basis of performance of the Company relative to pre-established financial goals. The 2019 PSUs were awarded under the Company’s 2016 Employee Stock Plan. Each recipient is eligible to receive a target PSU award for the three-year vesting period, the amount of which depends on the employee’s grade level and employment agreement, if any. To the extent that the Company’s target performance objectives are achieved and the recipient is continuously employed through the payment date, eligible employees may receive payouts greater than or less than (or none of) their target PSU.

As a result of the increasingly competitive and dynamic challenges in the industry, which have rendered multi-year performance targets unfeasible and potentially counter-productive, and the Committee’s decision to retain ambitious financial targets in its 2019 performance awards, the Compensation Committee determined to award 2019 PSUs with three one-year performance periods where the performance conditions for each year are set at the beginning of such year (as opposed to a single three-year performance period where the performance conditions are set at the beginning of that period). By setting performance conditions each year, the Committee can pivot for strategic re-alignment in response to new market entrants, increased competition for talent and similar changes in the industry. Each one year performance period will be subject to achievement of specified targets of AOI, net revenues and free cash flow. These performance targets are intended to measure the Company’s ongoing operating performance and will be subject to various adjustments, including for acquisitions and dispositions and investments in new business initiatives not contemplated at the time the performance objectives are formulated and will exclude all charges for long-term performance-based compensation. The 2020 performance conditions under the awards will also adjust performance for the net impact to the business resulting from the COVID-19 pandemic. The percentage of target earned in each of the three years (which may not exceed 150% of target) will be averaged at the end of the third year and adjusted by a performance modifier based on the Company’s share of subscribers and audience among a comparator group measured over the full three-year period. The Company selected subscriber and audience share among a comparator group because these measures are directly related to the Company’s heightened focus on content creation and growing its subscription services. The comparator group for 2019 performance is comprised of Discovery, Scripps, Viacom, A&E and Hallmark Channels, the Company’s direct competitors in the basic cable universe within the content and subscription services market. The modifier has the ability to reduce or increase the three-year average performance by up to +/- 10%. The Compensation Committee made these changes to enable the Compensation Committee to determine appropriate annual incentive goals throughout the three-year performance period and included the modifier so that the PSUs earned continue to reflect the long-term performance of the Company over the three-year period.

The revised PSU design enables the Company to continue to achieve the intended goals of its long-term incentive plan — alignment with Company performance and retention of key executives — while providing the flexibility to set appropriate annual incentive goals in an increasingly changing media landscape. Further, combining a three-year modifier wrapped around three one-year measures enables the Company to annually set meaningful and challenging business goals while maintaining a long-term focus toward audience development, whose continued growth remains a critical success factor for the Company.

2019 PSU Award Grants. In March 2019, the Compensation Committee granted PSU awards to the NEOs in the following target amounts:

NEO	PSU Awards (at target)	Grant Date Fair Value*
Charles F. Dolan	14,227	$887,623
Joshua W. Sapan	132,786	$8,284,519
Edward A. Carroll	26,874	$1,676,669
Sean S. Sullivan	23,712	$1,479,392
James G. Gallagher	11,856	$739,696

*

The grant date fair value listed above is calculated in accordance with FASB ASC Topic 718 using a share price of $62.39 on March 8, 2019 as its grant value. The 20-trading day average share price was used to determine the number of shares granted to executive officers. The grant date fair value listed above reflects the full value of the entire 2019 PSU award (at target).

2019 PSUs — Performance Results for the First Performance Year

The 2019 annual performance targets for the 2019 PSU awards set forth in the table below were derived from the Company’s strategic plan. We believe that our strategic plan, and consequently the 2019 annual performance targets set by the Compensation Committee, reflect desired above-market performance. In determining the threshold levels of performance, the Company’s strategic plans and the degree of difficulty in achieving the targets, including a comparison with analysts’ published projections of our growth as well as the projected growth of some of our competitors, were considered. The portion of the 2019 PSU awards tied to the first performance year was determined as follows: a threshold performance of 80% of target would result in earning 50% of target and a performance of 115% of target or better would result in earning 150% of target. For purposes of determining the average three-year performance under the award (before the +/- 10% modifier is applied), 0% will be earned in respect of the first performance year for performance below threshold. Performance between threshold and target and between target and maximum will be established by linear interpolation. The Compensation Committee believed that the lowest levels on the sliding scale of the 2019 annual performance metrics for the 2019 PSU awards would likely be achieved, although there was no assurance this would occur. The Compensation Committee had the authority to amend or waive the 2019 annual performance targets under the 2019 PSU awards and to make interpretations thereof and adjustments thereto subject to the award agreement.

In February 2020, the Compensation Committee certified the Company’s achievement against the 2019 annual performance objectives of AOI, net revenue and free cash flow for the 2019 PSUs. The following table shows actual performance with respect to each of the 2019 annual performance objectives relative to the targets established by the Compensation Committee in March 2019 and the resulting percentage earned for 2019 at 116% of target. Such percentage amount will be averaged with the percentage earned in each of 2020 and 2021 at the end of the third year and adjusted by the performance modifier as described above.

($000s)	2019 Target	Financial Performance Range	Actual 2019 Performance	Actual Performance v. Target	Weighting	Weighted Performance Factor

AOI	$929	$743 – $ 1,068	$981	105.6%	50%	53%

Net Revenue	$3,079	$2,463 – $ 3,541	$3,107	100.9%	30%	30%

Free Cash Flow	$293	$234 – $ 337	$407	138.9%	20%	28%

Performance Achieved for 2019						111%

Percentage Earned for 2019 (based on sliding earn-out scale discussed above)						116%

Restricted Stock Units

Under our executive compensation program, long-term incentive grants of RSUs are made to executive officers and certain other members of management pursuant to the Company’s 2016 Employee Stock Plan. The 2019 RSU awards were granted on March 8, 2019 and vest ratably over a three-year vesting period, subject to the attainment of the performance vesting condition during the three-year period. The Committee believes that this vesting schedule provides the Company with a more effective recruitment tool, conforms to industry practice and is appropriately balanced by the three-year cliff vesting of the PSUs.

In March 2019, the Compensation Committee granted RSUs to the NEOs in the following amounts:

NEO	RSU Awards	Grant Date Fair Value*
Charles F. Dolan	9,485	$ 591,769
Joshua W. Sapan	88,524	$ 5,523,012
Edward A. Carroll	26,874	$ 1,676,669
Sean S. Sullivan	23,712	$ 1,479,392
James G. Gallagher	11,856	$ 739,696

*

The grant date fair value listed above is calculated in accordance with FASB ASC Topic 718 using a share price of $62.39 on March 8, 2019 as its grant value. The 20-trading day average share price was used to determine the number of shares granted to executive officers.

The performance objectives under the 2019 RSU awards required the Company to achieve 80% of Business Unit AOI (relative to 2018) in any of the three fiscal years: 2019, 2020 and 2021. “Business Unit” means the combined AOI of the Company’s operating businesses.4 This performance metric was met in 2019.

Additional information regarding RSUs for the NEOs during 2019 is set forth in the Summary Compensation Table and the Grants of Plan-Based Awards table under “Executive Compensation Tables” below. More information regarding other equity grants for the NEOs appears in the Outstanding Equity Awards at December 31, 2019 table under “Executive Compensation Tables” below.

2017 PSU Awards

Achievement of 2017 PSU Award Objectives. In February 2020, the Compensation Committee certified the Company’s achievement against performance objectives of average “AOI”, average net revenue and average free cash flow for the performance stock unit awards granted in March 2017. In determining the achievement of the performance objectives for the 2017 performance stock unit awards, AOI, net revenue and free cash flow were weighted at 50%, 30%, and 20%, respectively. The following table shows actual performance with respect to each of the performance objectives relative to the ranges established by the Compensation Committee in March 2017 and the resulting performance factor used in calculating the aggregate weighted performance payout of shares at 87.1% of target in March 2020.

($000s)	2017-2019 Target	Financial Performance Range*	Actual 2017-2019 Performance	Actual Performance v. Target	Weighting	Weighted Performance Factor

AOI	$986	$888 – $ 1,085	$933	94.6%	50%	41.4%

Net Revenue	$3,091	$2,782 – $ 3400	$2,836	91.7%	30%	19.4%

Free Cash Flow	$855	$770 – $ 941	$899	105.2%	20%	26.4%

Weighted Performance Payout						87.1%

*

These awards provide for a potential payout on a sliding scale such that the actual payment may range from zero (if average AOI, average net revenues and average free cash flow each fail to reach at least 90% of the targets) to 200% (if, for example, average AOI equals or exceeds 110% of the target, average net revenues equal or exceed 110% of the target, and average free cash flow equals or exceeds 110% of the target).

[4]

The Company defines AOI, which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit, impairment and related charges (including gains or losses on sales or dispositions of business), restructuring and other related charges and including the Company’s proportionate share of adjusted operating income (loss) from majority-owned equity method investees. Because it is based on operating income (loss), AOI also excludes interest expense (including cash interest expense) and other non-operating income and expense items.

For the 2017 performance stock unit awards to pay out at 100%, the Company was required to achieve specified targets of average AOI of $986 million, average net revenues of $3,091 million, and average free cash flow of $855 million for years 2017 through 2019 subject to various adjustments including for unanticipated acquisitions and dispositions and investments in new business initiatives and excluding all charges for long-term performance-based compensation.5 Based upon the Company’s performance, as shown in the table above, the 2017 performance restricted stock unit awards paid out at 87.1% of target in March 2020, which resulted in the following number of shares being issued to each of the NEOs: (i) Mr. Dolan: 13,486; (ii) Mr. Sapan: 125,863; (iii) Mr. Carroll: 25,472; (iv) Mr. Sullivan: 19,479; and (v) Mr. Gallagher: 11,239.

[5]

The Company defines AOI, which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit, impairment and related charges (including gains or losses on sales or dispositions of business), restructuring and other related charges and including the Company’s proportionate share of adjusted operating income (loss) from majority-owned equity method investees. Because it is based on operating income (loss), AOI also excludes interest expense (including cash interest expense) and other non-operating income and expense items. Free cash flow is a non-GAAP financial measure and is defined as net cash provided by operating activities less capital expenditures (continuing operations) and cash distributions to non-controlling interests).

COMPENSATION DECISION PROCESS AND COMPENSATION POLICIES

Role of Compensation Committee

The Compensation Committee oversees the design and administration of AMC Networks’ compensation and benefits policies and programs. Among its duties, the Compensation Committee is responsible for (1) establishing our general compensation philosophy and, in consultation with management, overseeing the development and implementation of compensation programs; (2) reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and the other executive officers of the Company; (3) evaluating the CEO’s and other executive officers’ performance in light of those goals and objectives and determining and approving their compensation levels based upon those evaluations; (4) evaluating the competitiveness of each executive officer’s total compensation package; (5) administering our stockholder approved compensation plans; and (6) overseeing the activities of the committee or committees administering our benefit and retirement plans.

The Compensation Committee is supported in its work by the People and Culture Department and the Committee’s independent executive compensation consultant as described below. Based upon a review of performance and historical compensation, recommendations and information from members of management, and discussions with the compensation consultant, the Compensation Committee determines and approves compensation for the executive officers, which includes making recommendations to the full Board for its approval of compensation for the Company’s executive officers (other than the Executive Chairman and CEO).

The Compensation Committee’s charter, which sets out its duties and responsibilities and addresses other matters, can be found on our website at www.amcnetworks.com.

Role of Independent Compensation Consultant

In accordance with its charter, the Compensation Committee has the authority to engage outside consultants to assist in the performance of its duties and responsibilities. Our Compensation Committee utilizes the services of an independent compensation consultant to assist in determining whether the elements of our executive compensation program are reasonable and consistent with our objectives.

In August 2011, after a full review and selection process, the Compensation Committee engaged Pay Governance LLC (“Pay Governance”) to serve as its independent compensation consultant. Pay Governance reports directly to our Compensation Committee, and, at the request of the Compensation Committee, Pay Governance meets with members of our management from time to time for purposes of gathering information on management proposals and recommendations to be presented to our Compensation Committee.

The following is a description of the services provided by Pay Governance as the Compensation Committee’s consultant:

•	Attended all Compensation Committee meetings;

•	Provided information, research and analysis pertaining to the executive compensation program for 2019;

•	Regularly updated the Compensation Committee on market trends, changing practices and legislation pertaining to compensation;

•	Assisted the Compensation Committee in making pay determinations for the Executive Chairman, the President and CEO and the other executive officers;

•	Advised on the design of the executive compensation program and the competitiveness of individual compensation targets and awards; and

•	Provided advice and recommendations that incorporated both market data and Company-specific factors.

During 2019, Pay Governance provided no other services to the Company.

The Compensation Committee believes that Pay Governance’s work did not raise any conflict of interest during 2019. In reaching this conclusion, the Compensation Committee considered the factors set forth in the SEC rules regarding compensation advisor independence. Although such independence rules are not applicable to the Company because it is a controlled company, the Compensation Committee believes that Pay Governance nonetheless satisfies the independence factors provided in such rules.

Role of Management

The Compensation Committee reviews the performance and compensation of the Executive Chairman and the President and CEO and, following discussions with Pay Governance and a review of market competitive data, establishes compensation for each. The management of the Company assists the Compensation Committee and Pay Governance as described above. Within the framework of the compensation programs approved by the Compensation Committee and based on management’s review of market competitive positions, management provides to the Compensation Committee, either directly or through the compensation consultant, management’s recommendations on the compensation for executive officers other than the Executive Chairman and the President and CEO. These recommendations are influenced by the CEO’s assessment of each executive officer’s performance, the performance of the individual’s respective business or function and employee retention considerations. The Compensation Committee reviews management’s recommendations and approves any compensation changes affecting our executive officers, as it determines in its sole discretion.

Tally Sheets

The Compensation Committee has reviewed tally sheets setting forth all components of compensation payable, and the benefits accruing, to the NEOs for 2019. The Compensation Committee considers the information presented in the tally sheets in determining future compensation.

Risk Considerations

The Compensation Committee reviews the risks and rewards associated with the Company’s compensation programs. The programs are designed with features that the Compensation Committee believes mitigate risk without diminishing the incentive nature of the compensation. We believe or compensation programs encourage and reward prudent business judgment and appropriate risk taking over the short term and the long term.

Management and the Compensation Committee do not believe any of the Company’s compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

Benchmarking

To ensure we provide compensation comparable to that offered by other leading companies in our industry, we compare the Company’s executive compensation levels against an appropriate peer group of companies tailored for specific NEOs. As part of the Compensation Committee’s review of 2019 compensation, Pay Governance assisted the Compensation Committee in: (1) determining the appropriate peer group to be used for competitive comparisons; (2) assessing executive compensation in comparison with the appropriate peer group and in light of the Company’s performance; and (3) reviewing the Company’s equity and cash-based executive incentive programs, taking into account evolving market trends.

On December 12, 2018, the Compensation Committee reviewed the Corporate Peer Group used in 2018. The Committee found that the eight companies used for the Corporate Peer Group for the 2018 performance year should remain for the 2019 performance year despite the fact that several of the companies may cease to exist as independent public companies due to M&A activity. The Committee will continue to monitor and evaluate the composition of the peer group in order to maintain a highly relevant benchmark.

2019 Corporate Peer Group

CBS Corporation	Scripps Networks Interactive, Inc.

Discovery Communications, Inc.	Take-Two Interactive Software Inc.

Lions Gate Entertainment Corp	Tribune Media Company

Netflix, Inc.	Viacom Inc.

While the Corporate Peer Group includes companies with significantly larger market capitalizations than the Company, there are not a sufficient number of peers with similar market capitalizations in our industry to develop a broadly representative peer group. Therefore, the Committee determined that market capitalization should only be one of many factors considered when selecting a peer group. Revenues, lines of business and sources and competition for talent are also important and, thus, CBS Corporation and Netflix, Inc. are included in the Company’s peer group. The Compensation Committee also took into account that Netflix uses the Company as one of its peers. The Committee further noted that while Discovery Communications Inc. and Scripps Networks Interactive, Inc. had announced their decision to merge, in December 2017, both companies were operating as separate public companies and would be each publicly disclosing their compensation. This Corporate Peer Group differs from that used in the stock performance graph contained in the Annual Report on Form 10-K. Since only a few of the companies in our peer group had an executive serving as a chief operating officer, the Compensation Committee also considered a supplemental reference group for the Company’s Chief Operating Officer role, which includes business unit executives at CBS Corporation, Disney, Fox, Netflix, Paramount, and Viacom.

In connection with the review of 2019 compensation, Pay Governance presented to the Compensation Committee a comparison of total compensation and each of its components with the median in each position’s peer group. In its review, the compensation consultant noted that there was limited market information regarding the role and compensation of the Executive Chairman in its peer group. The Compensation Committee further considered that the Company’s founder and Executive Chairman, Mr. Charles F. Dolan, plays a unique role in setting the strategic direction of the Company in addition to his role on the Board. Pay Governance compared Mr. Dolan’s total target compensation to that received by other executive chairmen of other similar sized companies who were significant stockholders of their companies and found that Mr. Dolan’s total target compensation was below the 50th percentile of this group.

In connection with its review of 2019 compensation, the Compensation Committee set a general guideline for total target compensation, over time, at a range from the median to the 75th percentile of the applicable peer group, reserving for the Compensation Committee the flexibility to recognize differences by individual. The Company competes for talented executives in a highly-compensated industry. The Compensation Committee believes that this range is appropriate in light of the competitive nature of the Company’s businesses as well as the Company’s and its management’s performance. The Compensation Committee believes that these guidelines for total target compensation provide a useful point of reference, along with the other factors described above, in administering the Company’s executive compensation program. For 2019, after considering individual performance and scope of responsibilities, the Compensation Committee believes that all NEOs are assigned total target compensation levels consistent with the compensation philosophy.

Benefits

Our executive officers are generally eligible to participate in the same retirement plans, health and welfare benefit plans and other voluntary benefit plans made available to other benefits-eligible employees of the Company, including, for example, medical, dental, vision, life insurance and disability coverage.

Defined Contribution Plans

The Company maintains the AMC Networks Inc. 401(k) Savings Plan, a tax qualified retirement savings plan (the “AMC 401(k) Plan”). Participating employees, including executive officers, may contribute into their plan accounts a percentage of their eligible pay on a before-tax basis as well as a percentage of their eligible pay on an after-tax basis. The Company matches 100% of the first 3% of pretax eligible earnings and 50% of the next 2% of pretax eligible earnings contributed by participating employees.

The Company also maintains the AMC Networks Inc. Excess Savings Plan (the “AMC Excess Savings Plan”) for certain of the Company’s employees, including executive officers. The AMC Excess Savings Plan is a non-qualified deferred compensation plan offered to certain employees, including executive officers, who are restricted by the applicable IRS annual compensation limitation and/or the pre-tax income deferral limitation. More information regarding the AMC Excess Savings Plan is provided in the Nonqualified Deferred Compensation table. In addition, the Company may provide a profit sharing contribution based on the employee’s eligible earnings. For December 31, 2019, the Company decided to not make any profit sharing contributions.

Matching contributions made by the Company under the AMC 401(k) Plan on behalf of the NEOs are set forth in the Summary Compensation Table under “Executive Compensation Tables” below. The Company did not make any matching contributions under the AMC Excess Savings Plan in 2019.

Other

In addition to the standard life insurance available to all Company employees (based on a multiple of base salary, up to a $4,000,000 cap on the total amount of life insurance), Cablevision had purchased whole life insurance policies for certain current and former senior executives of Cablevision, including Mr. Sapan. The policies originally provided coverage (before the application of any dividends to purchase increased insurance) in the amount of the greater of three times the individual’s annual base salary as in effect in 1996 or the estimated death benefit provided under previous policies. As of the most recent anniversary date, the policies for Mr. Sapan provided for an estimated aggregate death benefit of $1,342,925. Information regarding premiums paid with respect to Mr. Sapan is set forth in the Summary Compensation Table below. On June 30, 2011, the date on which Cablevision spun off the Company, the Company assumed responsibility for the payment of required premiums, if any, with respect to Mr. Sapan.

Perquisites

The Company has adopted a policy that it generally will not provide perquisites to our executive officers. During 2019, the aggregate value of perquisites received by each of Messrs. Dolan, Sapan, Carroll, Sullivan and Gallagher by the Company was less than $10,000.

Post-Termination Compensation

We believe that post-termination benefits are integral to the Company’s ability to attract and retain qualified executives. Under certain circumstances, payments or other benefits may be provided to employees upon the termination of their employment with the Company. These may include payments or other benefits upon a termination by the Company without cause, termination by the employee for good reason, other voluntary termination by the employee, retirement, death, disability, or termination following a change in control of the

Company or a going-private transaction. With respect to the NEOs, the amounts and terms of such payments and other benefits (including the definition of “cause” and “good reason”) are governed by each NEO’s employment agreement and any applicable long-term incentive award agreements. The Company award agreements regarding various long-term incentives address employment termination events, including the circumstances upon which vesting, payment and/or forfeiture of all or a portion of the long-term incentives may be accelerated. If an executive’s employment agreement with the Company refers to the treatment of any award upon a triggering event, the employment agreements generally provide that, if the terms of the award agreement are more favorable to the executive than the terms of the employment agreement, then the terms of the award agreement will apply. Post-termination compensation is discussed in greater detail in Executive Compensation Tables, “Employment Agreements” and Executive Compensation Tables, “Termination and Severance” below.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits the deductibility of compensation paid to certain executive officers in excess of $1 million during a year. The exemption from Code Section 162(m)’s deduction limit for performance-based compensation has generally been repealed, effective for years beginning after December 31, 2017, and the group of covered executive officers has been expanded to include the chief financial officer and certain former executive officers. Therefore, compensation (including performance-based compensation) paid to covered executive officers in excess of $1 million in calendar year 2018 and subsequent calendar years generally will not be deductible unless it qualifies for transition relief. The Committee continues to consider the tax consequences when determining named executive compensation, including in light of the changes to Code Section 162(m). The Committee sets named executive compensation in accordance with our compensation philosophy and believes that attracting, retaining and motivating our employees with a compensation program that supports long-term value creation is in the best interests of our stockholders.

Company Insider Trading Policy; Trading Restrictions and Prohibitions

The Company’s Insider Trading Policy prohibits Company employees, directors and consultants (and any member of such person’s immediate family) from the following activities:

•

engaging in any transactions in Company securities or any derivative security relating to any Company security, if the employee, director or consultant is aware of material, nonpublic or confidential information relating to the Company;

•

engaging in any transactions involving the purchase and sale of any of the securities of another company if the employee, director or consultant is aware of material, nonpublic or confidential information about that company;

•

passing on or “tipping” any nonpublic or confidential information on to others or recommend to anyone the purchase or sale of any securities when the employee, director or consultant is aware of such information;

•	engaging in any short selling in any Company equity securities, including any short sales against the box and other speculative hedging transactions; and

•

placing any Company securities in margin accounts or pledging any Company securities at any time when the employee, director or consultant is aware of material, nonpublic or confidential information or otherwise is not permitted to trade in Company securities.

Company directors and executive officers are also prohibited from engaging in any transaction in Company securities without pre-approval from the Company’s Corporate Secretary. Company directors and executive officers must also abide by the Company’s policies with respect to window and blackout periods for trading.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on such review and discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the U.S. Securities and Exchange Commission.

Members of the Compensation Committee

Leonard Tow (Chair)

Jonathan F. Miller

Vincent Tese

Dated: April 15, 2020

EXECUTIVE COMPENSATION

The tables below reflect the compensation of the Company’s Executive Chairman, President and CEO, Chief Financial Officer and the two other most highly paid executive officers. See “Compensation Discussion and Analysis” for an explanation of our compensation philosophy and program.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of our NEOs and paid by us for the years ended December 31, 2017, December 31, 2018 and December 31, 2019.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option and Rights Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Charles F. Dolan	2019	400,000	—	1,479,392	—	873,600	—	2,752,992
Executive Chairman	2018	400,000	—	1,486,611	—	924,000	22,515	2,833,126
	2017	400,000	—	1,528,947	—	1,504,530	28,000	3,461,477
Joshua W. Sapan	2019	2,000,000	—	13,807,531	—	4,368,000	20,786	20,196,317
President and Chief Executive	2018	2,000,000	—	13,874,604	—	4,620,000	120,786	20,615,390
Officer	2017	2,000,000	—	14,269,770	—	13,210,200	150,785	29,630,755
Edward A. Carroll	2019	1,734,000	—	3,353,338	—	3,313,674	11,200	8,412,212
Chief Operating Officer	2018	1,734,000	—	3,381,246	—	3,504,848	95,267	8,715,361
	2017	1,734,000	—	3,465,532	—	4,933,501	117,387	10,250,420
Sean S. Sullivan	2019	900,000	—	2,958,784	—	1,228,500	11,111	5,098,395
Executive Vice President and	2018	900,000	—	7,936,071	—	1,319,452	50,302	10,205,825
Chief Financial Officer	2017	918,000	—	2,650,134	—	2,120,093	62,987	5,751,214
James G. Gallagher	2019	800,000	—	1,479,392	—	873,600	11,111	3,164,103
Executive Vice President and	2018	800,000	—	5,058,732	—	924,000	41,097	6,823,829
General Counsel	2017	740,000	—	1,529,006	—	1,161,521	50,641	3,481,168

(1)

For 2019, salaries paid to the NEOs accounted for the following percentage of their total compensation: Mr. Dolan — 15%; Mr. Sapan — 10%; Mr. Carroll — 21%; Mr. Sullivan — 18%; and Mr. Gallagher — 26%.

(2)

This column includes the value of stock-based awards granted to NEOs during 2019, 2018 and 2017 based upon the grant date fair value, as determined under SEC guidance. The 2019 figures in this column for Messrs. Dolan, Sapan, Carroll, Sullivan and Gallagher reflect the aggregate grant date fair value of the Company’s RSUs and PSUs at target that were awarded in 2019 without any reduction for risk of forfeiture, as calculated in accordance with FASB ASC Topic 718 as follows: Mr. Dolan: $591,769 and $887,623, respectively; Mr. Sapan: $5,523,012 and $8,284,519, respectively; Mr. Carroll: $1,676,669 and $1,676,669, respectively; Mr. Sullivan: $1,479,392 and $1,479,392, respectively; and Mr. Gallagher: $739,696 and $739,696, respectively. The grant date fair value of the 2019 PSUs assuming maximum performance, as calculated in accordance with FASB ASC Topic 718, is as follows: Mr. Dolan: $1,464,578, Mr. Sapan: $13,669,456, Mr. Carroll: $2,766,504, Mr. Sullivan: $2,440,997 and Mr. Gallagher: $1,220,498. In October 2018, concurrently with the execution of their employment agreements, each of Messrs. Sullivan and Gallagher also received a one-time special equity retention award of RSUs with an aggregate target value of $6,000,000, and $4,000,000, respectively, which awards vest on December 31, 2022. See “Employment Agreements — Sean S. Sullivan” and “Employment Agreements — James G. Gallagher” for details about the special equity retention award. Details regarding the grants of PSUs and RSUs can be found in the “Grants of Plan-Based Awards” table and details regarding outstanding stock awards can be found in the “Outstanding Equity Awards at 2019 Year End” table.

The 2017 and 2018 figures in this column reflect the aggregate grant date fair value of the Company’s RSUs and PSUs at target that were awarded in 2017 and 2018, respectively and solely without any reduction for risk of forfeiture, as calculated in accordance with FASB ASC Topic 718. Prior to 2016, the Company awarded long term cash performance awards (CPAs) as its long-term incentive compensation as opposed to PSUs. Because SEC reporting rules require that the Company report (i) CPAs when paid at the end of their three-year performance cycle and (ii) PSU awards, which also vest after three-years, in the year granted, there is a “bunching” effect for the calendar year ended December 31, 2017 because 2017 includes both the value of the CPAs that were granted in 2015 and the value of the PSUs granted in 2017. As a result, all of our NEOs have a “bunching” effect for their 2017 compensation, and the figures in the Non-Equity Incentive Plan Compensation column for 2017 also include the long-term CPAs granted in 2015 for performance period of 2015-2017. Because no CPAs were outstanding after December 31, 2017, there is no “bunching” effect for the NEOs’ 2018 and 2019 compensation.

(3)	No stock options and/or rights were granted in 2017, 2018, or 2019.

(4)	The 2019 figures in this column for Messrs. Dolan, Sapan, Carroll, Sullivan and Gallagher include amounts from the annual incentive awards for performance in 2019.

The 2018 figures in this column for Messrs. Dolan, Sapan, Carroll, Sullivan and Gallagher include amounts from the annual incentive awards for performance in 2018.

The 2017 figures in this column for Messrs. Dolan, Sapan, Carroll, Sullivan and Gallagher include amounts from two distinct awards: (i) the annual incentive awards for performance in 2017 and (ii) the value of long-term CPAs granted in 2015, earned at the end of 2017 as follows: Mr. Dolan: $849,600 and $654,930, respectively; Mr. Sapan: $4,248,000 and $8,962,200, respectively; Mr. Carroll: $3,210,001 and $1,723,500, respectively; Mr. Sullivan: $971,093 and $1,149,000, respectively; and Mr. Gallagher: $587,021 and $574,500, respectively. Beginning in 2016, the Compensation Committee replaced its long-term CPAs with PSU awards. Therefore, the 2017 row contains both the long-term CPAs granted in 2015 and earned for the period of 2015-2017 (disclosed in the Non-Equity Incentive Plan Compensation column), and the PSUs granted in 2017 for the performance period of 2017 to 2019 (disclosed in the Stock Awards column).

(5)	The table below shows the components of this column:

Name	Year	401(k) Plan Match ($)(a)	Excess Savings Plan Match $(a)	Life Insurance Premiums ($)(b)	Deferred Compensation Awards ($)	Perquisites ($)(c)	Total ($)
Charles F. Dolan	2019	—	—	—	—	—	—
Joshua W. Sapan	2019	10,000	—	10,786	—	—	20,786
Edward A. Carroll	2019	11,200	—	—	—	—	11,200
Sean S. Sullivan	2019	11,111	—	—	—	—	11,111
James G. Gallagher	2019	11,111	—	—	—	—	11,111

(a)	These columns represent, for each individual, a matching contribution funded by the Company on behalf of such individual under the AMC 401(k) Plan.

(b)	This column represents amounts paid for premiums on whole life insurance policies for Mr. Sapan.

(c)

Perquisites provided to Messrs. Dolan, Sapan, Carroll, Sullivan or Gallagher did not exceed an aggregate value of $10,000. For more information regarding perquisites, see Compensation Discussion and Analysis, “Compensation Decision Process and Compensation Policies — Perquisites.”

Grants of Plan-Based Awards

The table below presents information regarding awards granted in 2019 to each NEO under the Company’s plans, including estimated possible and future payouts under non-equity incentive plan awards and other restricted stock-based awards.

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Year	Grant Date	Threshold($)	Target($)	Maximum($)	Threshold(#)	Target(#)	Maximum(#)
Charles F. Dolan	2019	1/1/2019(2)		800,000	1,600,000
	2019	3/8/2019(3)				6,401	14,227	23,475		887,623
	2019	3/8/2019(4)							9,485	591,769
Joshua W. Sapan	2019	1/1/2019(2)		4,000,000	8,000,000
	2019	3/8/2019(3)				59,754	132,786	219,097		8,284,519
	2019	3/8/2019(4)							88,524	5,523,012
Edward A. Carroll	2019	1/1/2019(2)		3,034,500	6,069,000
	2019	3/8/2019(3)				12,093	26,874	44,342		1,676,669
	2019	3/8/2019(4)							26,784	1,676,669
Sean S. Sullivan	2019	1/1/2019(2)		1,125,000	2,250,000
	2019	3/8/2019(3)				10,670	23,712	39,125		1,479,392
	2019	3/8/2019(4)							23,712	1,479,392
James G. Gallagher	2019	1/1/2019(2)		800,000	1,600,000
	2019	3/8/2019(3)				5,335	11,856	19,562		739,696
	2019	3/8/2019(4)							11,856	739,696

(1)

This column reflects the aggregate grant date fair value of the Company’s RSUs and target PSUs, as the case may be, granted to each NEO in 2019 without any reduction for risk of forfeiture, as calculated in accordance with FASB ASC Topic 718 on the grant date.

(2)

This row reflects the possible payouts with respect to grants of annual incentive awards under the Company’s Annual Incentive Program for performance in 2019. Each of the executives is assigned a target bonus percentage and amount; there is no threshold amount for annual incentive awards. The amounts of annual incentive awards actually paid for performance in 2019 are disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. For more information regarding the terms of these annual incentive awards, please see Compensation Discussion and Analysis, “2019 Compensation Decisions — Annual Cash Incentives.”

(3)

This row reflects the Company’s PSUs that were granted in 2019. The PSUs have three one-year performance periods where the performance conditions for each year are set at the beginning of each such year. Each PSU was granted with a target amount, and the actual amount that is earned will be based on the average of the percentage of target earned in each of the three one-year performance periods (which may not exceed 150% of target) and adjusted by a performance modifier based on the Company’s share of subscribers and audience among a comparator group measured over the full three-year period. . The modifier has the ability to reduce or increase the three-year average performance by up to +/- 10%. These PSUs will vest upon the later of March 9, 2022 and the date on which the Committee determines the final number of units that will vest based on the Company’s performance over the performance period. See Compensation Discussion and Analysis, “2019 Compensation Decisions — Long-term Incentives — Performance Stock Unit Awards.”

(4)

This row reflects the Company’s RSUs that were awarded in 2019. The awards vest ratably over three years on March 9, 2020, March 9, 2021 and March 9, 2022 and are subject to performance criteria which have been satisfied. See Compensation Discussion & Analysis, “2019 Compensation Decisions — Long-term Incentives — Restricted Stock Units.”

Outstanding Equity Awards at 2019 Year End

The table below shows the aggregate number of unvested RSUs and PSUs outstanding for each NEO, in each case as of December 31, 2019.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have not Vested ($)
Charles F. Dolan	14,227	(2)	561,967	—	—
	17,476	(3)	690,302	—	—
	15,483	(4)	611,579	—	—
	9,485	(5)	374,658	—	—
	7,656	(6)	302,412	—	—
	3,441	(7)	135,920	—	—
Joshua W. Sapan	132,786	(2)	5,245,047	—	—
	163,107	(3)	6,442,727	—	—
	144,504	(4)	5,707,908	—	—
	88,524	(5)	3,496,698	—	—
	71,452	(6)	2,822,354	—	—
	32,112	(7)	1,268,424	—	—
	353,757	(8)	13,973,402	—	—
Edward A. Carroll	26,874	(2)	1,061,523	—	—
	33,010	(3)	1,303,895	—	—
	29,245	(4)	1,155,178	—	—
	26,874	(5)	1,061,523	—	—
	21,691	(6)	856,795
	9,749	(7)	385,086	—	—
	242,813	(9)	9,591,114	—	—
Sean S. Sullivan	23,712	(2)	936,624	—	—
	25,243	(3)	997,099	—	—
	22,364	(4)	883,378	—	—
	23,712	(5)	936,624	—	—
	16,588	(6)	655,226	—	—
	7,455	(7)	294,473	—	—
	92,808	(10)	3,665,916
James G. Gallagher	11,856	(2)	468,312	—	—
	14,564	(3)	575,278	—	—
	12,903	(4)	509,669	—	—
	11,856	(5)	468,312	—	—
	9,570	(6)	378,015	—	—
	4,301	(7)	169,890	—	—
	61,872	(10)	2,443,944	—	—

(1)	Calculated using the closing price of Class A Common Stock on NASDAQ on December 31, 2019, the last trading day of the year, of $39.50 per share.

(2)

These PSUs vest in March 2022 on the later of March 9, 2022 and the date on which the Compensation Committee determines the award earned, if any, based on the average of the percentage of target earned in each of the three one-year performance periods (which may not exceed 150% of target) as adjusted by a +/- 10% performance modifier based on the Company’s share of subscribers and audience among a comparator group measured over the full three-year period ending December 31, 2021. The PSUs and associated value reported in the table are based on the target numbers of shares granted. The actual number of units that will vest will be equal to the average of the percentage of target earned in each of 2019, 2020 and 2021, as adjusted by the three-year performance modifier. The annual performance metrics for each of 2019 and 2020 were determined by the Company in March 2019 and March 2020, respectively, and provide that achievement of maximum performance will result in a percentage earned in respect of such years equal to 150% of target (before any adjustment resulting from the modifier). The annual performance metrics for 2021 will be determined in 2021.

(3)

These PSUs vest in March 2021 on the date on which the Compensation Committee determines if the Company achieved specified performance targets over the three-year period ending December 31, 2020. The PSUs and associated value reported in the table are based on the target numbers of shares granted. The actual number of units that will vest is subject to a sliding scale ranging from 0% to 115% of the target grant amount based on the level of performance achieved.

(4)	These PSUs vested on March 4, 2020 because the Company achieved specified performance targets over the three-year period ending December 31, 2019.

(5)	One third of these RSUs vested on March 9, 2020. The remainder RSUs vest ratably on March 9, 2021 and March 9, 2022.

(6)	One third of these RSUs vested on March 9, 2019 (and are not included in the table) and another one third of these RSUs vested on March 9, 2020. The remainder of the RSUs will vest on March 9, 2021.

(7)	These RSUs vested on March 9, 2020.

(8)	These RSUs are scheduled to vest on December 31, 2020.

(9)	These RSUs are scheduled to vest on December 31, 2021.

(10)	These RSUs are scheduled to vest on December 31, 2022.

Option Exercises and Stock Vested

The table below shows stock option exercises during the year ended December 31, 2019 and the vesting of RSUs during the same period.

	Option Exercises		RSUs and PSUs
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized On Vesting ($)(1)
Charles F. Dolan	—	—	18,044	1,125,657
Joshua W. Sapan	—	—	215,289	13,430,406
Edward A. Carroll	—	—	56,034	3,495,607
Sean S. Sullivan	—	—	40,464	2,524,302
James G. Gallagher	—	—	21,959	1,369,893

(1)

With respect to the shares granted March 4, 2016, they were calculated using the closing price of Class A Common Stock on March 4, 2019, multiplied by the number of shares vesting on March 4, 2019. With respect to shares granted March 9, 2017, they were calculated using the closing price of Class A Common Stock on March 8, 2019, multiplied by the number of shares vesting on March 8, 2019. With respect to shares granted March 9, 2018, they were calculated using the closing price of Class A Common Stock on March 8, 2019, multiplied by the number of shares vesting on March 8, 2019.

Non-Qualified Deferred Compensation

The table below shows: (1) the contributions made by the NEOs in respect of their compensation from the Company and contributions funded by the Company in 2019; (2) aggregate earnings on each NEO account balance in 2019; and (3) the account balance of such executive officer under the AMC Networks Inc. Excess Savings Plan as of December 31, 2019.

Name	Plan Name	Executive Contributions in 2019(1)($)	Registrant Contributions in 2019(2)($)	Aggregate Earnings in 2019(3)($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 2019 FYE ($)
Charles F. Dolan	AMC Excess Savings Plan	24,000	—	8,288	—	430,460
Joshua W. Sapan	AMC Excess Savings Plan	179,461	—	62,285	—	3,243,636
Edward A. Carroll	AMC Excess Savings Plan	146,257	—	44,070	—	2,311,207
Sean S. Sullivan	AMC Excess Savings Plan	68,888	—	150,698	—	888,014
James G. Gallagher	AMC Excess Savings Plan	58,888	—	86,446	—	704,927

(1)

These amounts represent a portion of the NEOs’ salaries, which are included in the numbers reported in the “Salary” column of the Summary Compensation Table that the executives contributed to the respective plans.

(2)	These amounts are included in the Summary Compensation Table under “All Other Compensation” and described in Note 5 to that table.

(3)	These amounts are not reported in the “All Other Compensation” column of the Summary Compensation Table.

AMC Networks Inc. 401(k) Savings Plan

During 2019, the Company’s U.S. employees, including its executive officers participated in the AMC 401(k) Plan, a tax-qualified retirement savings plan. Under this plan, participating employees are eligible to contribute into their plan accounts a percentage of their eligible pay on a before-tax basis as well as a percentage of their eligible pay on an after-tax basis. The Company matches up to 100% of the first 3% of eligible earnings contributed pre-tax by participating employees and then matches 50% of the next 2% of eligible earnings contributed pre-tax by participating employees. In addition, the Company may provide a non-contributory profit sharing contribution based on the employee’s eligible earnings. The Company’s profit sharing contributions are subject to vesting limitations for the first three years of employment. For December 31, 2019, the Company did not provide any profit sharing contributions.

AMC Networks Inc. Excess Savings Plan

During 2019, certain of the Company’s U.S. employees, including its executive officers, participated in the AMC Excess Savings Plan. The AMC Excess Savings Plan is a non-qualified deferred compensation plan that operates in conjunction with the AMC 401(k) Plan. An employee is eligible to participate in the AMC Excess Savings Plan for a calendar year if his or her eligible earnings in the preceding year exceeded (or would have exceeded, if the employee had been employed for the entire year) the IRS limit on the amount of compensation that can be taken into account in determining contributions under tax-qualified retirement plans ($280,000 in 2019) and he or she makes an election to participate prior to the beginning of the year. An eligible employee whose contributions to the AMC 401(k) Plan are limited as a result of this compensation limit or as a result of reaching the maximum 401(k) deferral limit ($19,000 or $25,000 if 50 or over, for 2019) can continue to make pre-tax contributions under the AMC Excess Savings Plan of up to 10% of his or her eligible pay. For 2019, the Company did not make any matching contributions under the AMC Excess Savings Plan. A participant is always fully vested in his or her own contributions and in the Company’s matching contributions. Account balances under the AMC Excess Savings Plan are invested at the discretion of the executive choosing from a selection of investments generally equal to those investments available in the AMC 401(k) Plan. Distributions are made in a lump sum as soon as practicable after termination of the participant’s employment with the Company, subject to restrictions under Section 409A. For December 31, 2019, the Company did not provide any profit sharing contributions.

Employment Agreements

The Company’s employment agreements with Messrs. Dolan, Sapan, Carroll, Sullivan and Gallagher are described below.

Charles F. Dolan

Mr. Dolan’s employment agreement with the Company provides for his employment as our Executive Chairman. The employment agreement with the Company has an initial term of one year and automatically renews for successive one-year terms unless terminated by either party at least three months prior to the end of the then existing term. The agreement provides for an annual base salary of not less than $400,000 per year, subject to increase by the Company’s Compensation Committee. Mr. Dolan is also eligible for an annual bonus with a target of 175% of his annual base salary, as the Company’s Compensation Committee shall determine in its discretion. Under the agreement, Mr. Dolan continues to be eligible to participate in the Company’s long-term cash or equity programs or arrangements, at the level determined by the Company’s Compensation Committee, in its discretion consistent with his role and responsibilities as Executive Chairman. Although there is no guarantee, it is currently expected that long-term cash and/or equity awards will be made to Mr. Dolan annually.

The Company provides Mr. Dolan with medical, life and accidental death and dismemberment insurance. Such life and accidental death and dismemberment insurance provided by the Company is based on Mr. Dolan’s base salary. The employment agreement authorizes Mr. Dolan, in carrying out his responsibilities and duties under the agreement, to make expenditures from time to time on behalf of the Company for the performance, furtherance and maintenance of the Company’s business, including travel relating to the business of the Company, entertainment and similar items, and the Company agrees to promptly reimburse Mr. Dolan for such expenditures or in some cases to advance the amount thereof to Mr. Dolan.

Mr. Dolan’s employment agreement does not provide for any post-employment benefits in the event of the termination of his employment by him or the Company other than in the case of his death or disability. In the event of Mr. Dolan’s death, his agreement provides for payment to his estate of an amount equal to the greater of one year’s base salary or one-half of the compensation that would have been payable to Mr. Dolan during the remaining term of his agreement. The Company has the right under the employment agreement to terminate the agreement if Mr. Dolan is incapacitated for more than six consecutive months. In that event, Mr. Dolan will be entitled to receive all his compensation and benefits until the end of the remaining term of his agreement. Mr. Dolan’s employment agreement does not address (or provide for any benefits in the event of) termination by the Company without cause, by Mr. Dolan for good reason or termination in connection with retirement, a change in control or a going private transaction.

Joshua W. Sapan

On April 24, 2014, the Company entered into an amended and restated employment agreement with Mr. Sapan. The employment agreement amended and restated an employment agreement that the Company entered into with Mr. Sapan in 2011. Mr. Sapan’s employment agreement with the Company provides for Mr. Sapan’s employment as President and CEO of the Company until December 31, 2020 (the “Sapan Scheduled Expiration Date”) at a minimum annual base salary of $2,000,000 (subject to annual review and potential increase in the discretion of the Company’s Compensation Committee) and an annual target bonus equal to 200%

of his annual base salary (and a possible range of 0% to 400%) based on the achievement of performance criteria established by the Compensation Committee in its discretion. Such performance criteria will be set with the same level of difficulty as applied to other senior executives of the Company generally and it is anticipated that such performance criteria will be set with a level of difficulty reasonably consistent with past practice. Under the agreement, Mr. Sapan continues to be eligible to participate in all the Company’s employee benefits and retirement plans at the level available to other members of senior management of the Company subject to meeting the relevant eligibility requirements and the terms of the plans.

Mr. Sapan is eligible to participate in the Company’s long-term cash or equity programs and arrangements consistent with the role and responsibilities of President and CEO. In calendar year 2014, and each year thereafter through the Sapan Scheduled Expiration Date during which Mr. Sapan is employed by the Company, Mr. Sapan is entitled to receive long-term cash and equity awards with an aggregate target value of $13,000,000. Unless consented to by Mr. Sapan in writing, the ratio of long-term cash and equity awards in each applicable period will be reasonably consistent with past practice and will be the same ratio as generally provided to Mr. Sapan currently or to other senior executives of the Company generally. Any performance criteria applicable to the long-term cash and equity awards will be set with the same level of difficulty as applied to other senior executives of the Company generally and it is anticipated that the performance criteria will be set with a level of difficulty reasonably consistent with past practice.

To provide an additional incentive for Mr. Sapan to agree to extend his tenure and stay through the end of the term of his new employment agreement, the Compensation Committee offered Mr. Sapan the opportunity to earn a one-time special equity retention award of 353,757 RSUs (the “Sapan Special Equity Award”). This Sapan Special Equity Award will vest on December 31, 2020, as long as Mr. Sapan is continuously employed until such date and the performance condition is attained or on an earlier change in control (as defined in the award agreement). The performance condition requires the Company to achieve in either of the two fiscal years 2015 and 2016, at least 90% of the AOI for fiscal year 2013, or in the period April 1, 2014 through December 31, 2014 at least 90% of the AOI for the period April 1, 2013 through December 31, 2013. This Company performance requirement was met in 2014.

If, prior to the Sapan Scheduled Expiration Date, Mr. Sapan’s employment with the Company is terminated (i) by the Company or (ii) by him for Good Reason, and at the time of any such termination Cause does not exist, then, subject to his execution of the Company’s then standard separation agreement (modified to reflect terms of the employment agreement), which separation agreement will include, without limitation, general releases by him as well as non-competition, non-solicitation, non-disparagement, confidentiality and other provisions substantially similar to (and not more restrictive than) those set forth in the agreement (a “Separation Agreement”), the Company will provide him with the following benefits and rights:

(a)        A cash severance payment equal to two times the sum of his annual base salary and annual target bonus will be made on the 90th day after the termination of his employment;

(b)        Each outstanding long-term cash performance award that is subject to performance criteria will immediately vest in full and will be paid at the same time and to the same extent that other members of senior management receive payment for such awards as determined by our Compensation Committee (subject to the satisfaction of any applicable performance objectives);

(c)        Each of his outstanding long-term cash awards (including any deferred compensation awards under the long-term cash award program) that are not subject to performance criteria will immediately vest in full and will be payable on the 90th day after the termination of his employment;

(d)        (i) All of the time-based restrictions on his outstanding restricted stock and RSUs (including the Sapan Special Equity Award) will immediately be eliminated; (ii) deliveries with respect to all such restricted stock that are not subject to performance criteria will be made to him immediately after the effective date of the

Separation Agreement; (iii) payment and deliveries with respect to all such RSUs that are not subject to performance criteria will be made to him on the 90th day after the termination of his employment; and (iv) payments or deliveries with respect to his restricted stock and RSUs that are subject to performance criteria will be made (A) with respect to the Sapan Special Equity Award and any other award granted after the date of the employment agreement, as soon as practicable after the Compensation Committee determines that performance criteria have been satisfied (which determination will be made (1) with respect to performance periods that ended on or prior to the date of termination, within a reasonable period of time following termination and (2) with respect to performance periods ending after the date of termination, within a reasonable period of time following the end of such performance periods) and (B) with respect to other awards only if, when and to the same extent that other executive officers receive payment or deliveries for such awards as determined by our Compensation Committee (subject to satisfaction of any applicable performance objectives);

(e)        Each of his outstanding stock options and stock appreciation awards will immediately vest and become exercisable and he will have the right to exercise each of those options and stock appreciation awards for the remainder of the term of the option or award; and

(f)        A prorated annual bonus for the year in which such termination occurred to the same extent that other executive officers receive payment of bonuses for such year as determined by our Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable performance objectives), payable at the same time annual bonuses for such year are payable to other executive officers, and, if not previously paid, his annual bonus for the preceding year, to the same extent that other members of senior management receive payment of annual bonuses for such preceding year as determined by our Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable performance objectives), which annual bonus shall be payable at the same time annual bonuses for such preceding year are payable to other members of senior management.

Notwithstanding clauses (c), (d) and (e) above, any more favorable provisions of Mr. Sapan’s existing cash incentive, restricted stock, RSU, stock option or stock appreciation right award agreements will apply to the treatment of such awards following a “going private transaction” (as defined in the award agreements), a “change of control” (as defined in the award agreements) or Mr. Sapan’s death.

With respect to any long-term cash performance, restricted stock and RSU awards that are subject to performance criteria and for which the performance periods have not been completed on the date of Mr. Sapan’s termination of employment by the Company without Cause or by him for Good Reason at which time Cause does not exist, the Company will (1) pay a cash amount equal to the target amount of the cash awards and deliver a number of shares equal to the number of restricted shares and RSU awards to a “Rabbi Trust” and (2) to the extent the performance criteria are satisfied, the cash and shares in the Rabbi Trust will be paid to Mr. Sapan in accordance with the terms set forth in clauses (c) and (d) above (and to the extent the performance criteria are not achieved, the cash and shares will revert to the Company).

If Mr. Sapan ceases to be an employee of the Company or any of its affiliates prior to the Sapan Scheduled Expiration Date as a result of his death or physical or mental disability, Mr. Sapan (or his estate or beneficiary) will be provided with the benefits and rights set forth in (b) through (f) of the preceding paragraph, and, in the event of his death, such longer period to exercise his then outstanding stock options and stock appreciation awards as may otherwise be permitted under the applicable plan and award letter.

If, after the Sapan Scheduled Expiration Date, Mr. Sapan’s employment with the Company is terminated (i) by the Company; (ii) by him for Good Reason; or (iii) by him without Good Reason but only if he had provided the Company with at least six months’ advance written notice of his intent to terminate his employment and such written notice specifies an effective date of termination no sooner than the first day after the Sapan Scheduled Expiration Date; or (iv) as a result of his death or disability, and at the time of any such termination, Cause does not exist, then, subject to (except in the case of his death) his execution of a Separation Agreement, he or his estate or beneficiary, as the case may be, will be provided with the benefits and rights set forth above in (b) through (f).

If, prior to, on, or after the Sapan Scheduled Expiration Date, Mr. Sapan ceases to be employed by the Company for any reason other than his being terminated for Cause, he will have three years to exercise outstanding stock options and stock appreciation awards, unless he is afforded a longer period for exercise pursuant to his employment agreement or any applicable award letter. In no event, however, will stock options or stock appreciation rights remain exercisable beyond their regularly scheduled term (except as may otherwise be permitted under the applicable award in the case of death).

Upon the termination of Mr. Sapan’s employment with the Company, except as otherwise specifically provided in the employment agreement, his rights to benefits and payments under the Company’s pension and welfare plans (other than severance benefits) and any outstanding long-term cash or equity awards will be determined in accordance with the then current terms and provisions of such plans, agreements and awards under which such benefits and payments (including such long-term cash or equity awards) were granted.

The employment agreement contains certain covenants by Mr. Sapan, including a noncompetition agreement that restricts Mr. Sapan’s ability to engage in competitive activities until the first anniversary of the termination of his employment with the Company.

For purposes of Mr. Sapan’s employment agreement, the following definitions apply:

“Cause” is defined as (1) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (2) commission of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.

“Change in Control” of the Company means the acquisition, in a transaction or a series of related transactions, by any person or group, other than Charles F. Dolan or members of the immediate family of Charles F. Dolan or trusts for the benefit of Charles F. Dolan or his immediate family (or an entity or entities controlled by any of them) or any employee benefit plan sponsored or maintained by the Company, of the power to direct the management of the Company or substantially all its assets (as constituted immediately prior to such transaction or transactions).

Termination for “Good Reason” means that (1) without Mr. Sapan’s consent, (A) Mr. Sapan’s base salary or annual bonus target is reduced, (B) the Company requires that Mr. Sapan’s principal office be located more than 50 miles from Manhattan, (C) the Company materially breaches its obligations to Mr. Sapan under his employment agreement, (D) Mr. Sapan is no longer the President and CEO of the Company, (E) Mr. Sapan no longer reports directly to the Chairman (or an Executive Chairman) of the Board of Directors of the Company, or (F) Mr. Sapan’s responsibilities are materially diminished; (2) Mr. Sapan has given the Company written notice, referring specifically to this definition, that he does not consent to such action; (3) the Company has not corrected such action within 15 days of receiving such notice; and (4) Mr. Sapan voluntarily terminates his employment within 90 days following the happening of the action described in subsection (1) of this definition.

Edward A. Carroll

On October 13, 2016, AMC Networks entered into an employment agreement with Mr. Carroll (the “Carroll Employment Agreement”), replacing his previous employment agreement, which expired on December 31, 2016. The Carroll Employment Agreement provides for Mr. Carroll’s employment as Chief Operating Officer of the Company through December 31, 2021 (the “Carroll Scheduled Expiration Date”), with a minimum annual base salary, effective as of March 1, 2016, of $1,600,000 and, effective as of September 1,

2016, of $1,700,000 (subject to annual review and potential increase in the discretion of the Company’s Compensation Committee) and an annual target bonus opportunity equal to not less than 175% of his annual base salary. He will be eligible for our standard benefits programs and retirement plans at the level available to other members of senior management of the Company subject to meeting the relevant eligibility requirements and the terms of the plans.

Mr. Carroll is eligible to participate in the Company’s long-term cash or equity programs and arrangements consistent with the role and responsibilities of a Chief Operating Officer. Beginning in calendar year 2017, and each year thereafter through the Carroll Scheduled Expiration Date during which Mr. Carroll is employed by the Company, Mr. Carroll is entitled to receive long-term cash and equity awards with an aggregate target value of $3,400,000.

To provide an additional incentive for Mr. Carroll to agree to extend his tenure and stay through the end of the term of his new employment agreement, the Compensation Committee offered Mr. Carroll the opportunity to earn a one-time special equity retention award of 242,813 RSUs (the “Carroll Special Equity Award”) and, in recognition of Mr. Carroll’s increased compensation level, a one-time grant of long-term cash and/or equity awards with an aggregated target value of not less than $150,000. Except as described below, the Carroll Special Equity Award will vest on December 31, 2021, as long as Mr. Carroll is continuously employed until such date and the performance condition is attained or on an earlier change in control (as defined in the award agreement). The performance condition requires the Company to achieve in either of the two fiscal years 2017 and 2018, at least 90% of the AOI for fiscal year 2015. This Company performance requirement was met in 2018.

If, prior to the Carroll Scheduled Expiration Date, Mr. Carroll’s employment with the Company is terminated (i) by the Company or (ii) by him for Good Reason, and at the time of any such termination Cause does not exist, then, subject to his execution of the Company’s then standard separation agreement (modified to reflect terms of the employment agreement), which separation agreement will include, without limitation, general releases by him as well as non-competition, non-solicitation, non-disparagement, confidentiality and other provisions substantially similar to (and not more restrictive than) those set forth in the agreement, the Company will provide him with the following benefits and rights:

(a)        the payment of an amount in cash equal to not less than two times the sum of Mr. Carroll’s annual base salary and his annual target bonus as in effect at that time;

(b)        the payment of a prorated bonus for the year of termination and, to the extent termination occurs prior to the payment of an annual bonus for the preceding year, payment of an annual bonus for the preceding year, in each case, if and when other similarly situated employees receive payment of bonuses for such years as determined by the Company’s Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable Company and business-unit performance objectives without adjustment for individual performance);

(c)        each of his outstanding long-term cash awards and PSUs granted under the plans of the Company shall immediately vest in full and be payable at the same time and to the same extent such awards are paid to similarly situated active executives as determined by the Company’s Compensation Committee (subject to satisfaction of any applicable performance criteria);

(d)        each of his outstanding restricted stock or RSU awards granted under plans of the Company (other than the Carroll Special Equity Award) will continue to vest in accordance with their original vesting schedule and payments or deliveries will be made to him on the original vesting date;

(e)        each of his outstanding stock options and stock appreciation awards under the plans of the Company will continue to vest in accordance with their original vesting schedule and he will have the right to exercise each of such options and awards for the remainder of the term of such option or award; and

(f)        the time-based restrictions on the Carroll Special Equity Award will lapse and such award will be paid to Mr. Carroll upon achievement of the performance criteria.

If Mr. Carroll ceases to be an employee of the Company prior to the Carroll Scheduled Expiration Date as a result of his death or physical or mental disability, and at the time Cause does not exist then, subject (other than in the case of death) to his execution of a Separation Agreement, Mr. Carroll (or his estate or beneficiary) will be provided with the benefits and rights set forth in clauses (b), (d), (e) and (f) in the preceding paragraph, and each of his outstanding long-term cash incentive awards and PSUs granted under plans of the Company will immediately vest in full, whether or not subject to performance criteria and will be payable on the 90th day after termination of his employment; provided, that if any such award is subject to any performance criteria, then (i) if the measurement period for such performance criteria has not yet been fully completed, then the payment amount shall be at the target amount for such award and (ii) if the measurement period for such performance criteria has already been fully completed, then the payment of such award shall be at the same time and to the extent that other similarly situated executives receive payment as determined by the Company’s Compensation Committee (subject to satisfaction of the applicable performance criteria).

If, after the Carroll Scheduled Expiration Date, Mr. Carroll’s employment with the Company is terminated (i) by the Company; (ii) by him for Good Reason; or (iii) by him without Good Reason but only if he had provided the Company with at least six months’ advance written notice of his intent to terminate his employment and such written notice specifies an effective date of termination no sooner than the first day after the Carroll Scheduled Expiration Date; or (iv) as a result of his death or disability, and at the time of any such termination, Cause does not exist, then, subject to (except in the case of his death) his execution of a separation agreement, he or his estate or beneficiary, as the case may be, will be provided with the benefits and rights set forth above in (b) through (e).

Notwithstanding clauses (c), (d) and (e) above, any more favorable provisions of Mr. Carroll’s existing cash incentive, PSUs, restricted stock, RSU, stock option or stock appreciation right award agreements will apply to the treatment of such awards following a “going private transaction” (as defined in the award agreements), a “change of control” (as defined in the award agreements) or Mr. Carroll’s death.

For purposes of the Carroll Employment Agreement the following definitions apply:

“Cause” means (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.

Termination for “Good Reason” means that (1) without Mr. Carroll’s consent, (A) his base salary or annual bonus target is reduced, (B) his title is reduced, (C) he reports directly to someone other than the Executive Chairman or the President and CEO of the Company, (D) his responsibilities as in effect immediately after October 13, 2016 are thereafter materially diminished, (E) the Company requires that his principal office be located more than 50 miles from Manhattan or (F) the Company materially breaches it obligations to Mr. Carroll under the Carroll Employment Agreement; (2) he has given the Company written notice, referring specifically to the Carroll Employment Agreement and the Good Reason definition, that he does not consent to such action; (3) the Company has not corrected such action within 30 days of receiving such notice; and (4) he voluntarily terminates his employment within 90 days following the happening of the action described in subsection (1) above.

Sean S. Sullivan

On October 12, 2018, the Company entered into a new employment agreement with Mr. Sullivan (the “Sullivan Employment Agreement”), which replaced his 2016 employment agreement and became effective on

October 10, 2018. The employment agreement provides for Mr. Sullivan’s employment as Executive Vice President — Chief Financial Officer of the Company through December 31, 2022 (the “Sullivan Scheduled Expiration Date”), with a minimum annual base salary of $900,000 (subject to annual review and potential increase in the discretion of the Company’s Compensation Committee) and an annual target bonus opportunity equal to 125% of his annual base salary in years 2018 and 2019 and 150% of his annual base salary in years 2020, 2021 and 2022. Annual bonuses are paid subject to the discretion of the Company’s Compensation Committee. He is eligible to participate in our standard benefits programs and our long-term equity and other incentive programs, in each case on the same basis as similarly situated executives at the Company. The agreement provides that, beginning in 2019, it is expected that Mr. Sullivan’s participation in the Company’s long-term equity and other incentive programs will consist of annual grants of cash and/or equity awards with a target value of not less than $3,000,000, as determined by the Compensation Committee.

To provide an additional incentive for Mr. Sullivan to agree to extend his tenure and stay through the end of the term of his new employment agreement, the Compensation Committee offered Mr. Sullivan the opportunity to earn a one-time special equity retention award of 92,808 RSUs (the “Sullivan Special Equity Award”). Except as described below, the Sullivan Special Equity Award will vest on December 31, 2022, subject to Mr. Sullivan’s continued employment until such date and the attainment of the performance condition or on an earlier change in control (as defined in the award agreement). The performance condition requires the Company to achieve in either of the two fiscal years 2019 and 2020, at least 80% of the combined AOI of the Company’s operating businesses (“Business Unit AOI”) for fiscal year 2017. This Company performance requirement was met in 2019.

If, prior to the Sullivan Scheduled Expiration Date, Mr. Sullivan’s employment with the Company is terminated (i) by the Company or (ii) by him for Good Reason, and at the time of any such termination Cause does not exist, then, subject to his execution of the Company’s then standard separation agreement (modified to reflect terms of the employment agreement), which separation agreement will include, without limitation, general releases by him as well as non-competition, non-solicitation, non-disparagement, confidentiality and other provisions substantially similar to (and not more restrictive than) those set forth in the agreement, the Company will provide him with the following benefits and rights:

(a)        The payment of an amount in cash equal to not less than two times the sum of Mr. Sullivan’s annual base salary and his annual target bonus as in effect at that time;

(b)        the payment of a prorated bonus for the year of termination and, to the extent termination occurs prior to the payment of an annual bonus for the preceding year, payment of an annual bonus for the preceding year, in each case, if and when other similarly situated employees receive payment of bonuses for such years as determined by the Company’s Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable Company and business-unit performance objectives without adjustment for individual performance) (collectively, the “Sullivan Bonuses”);

(c)        each of his outstanding long-term cash incentive awards and performance-based restricted stock units shall immediately vest in full and be payable at the same time as such awards are paid to active employees of the Company and the payment amount of such awards shall be to the same extent that other similarly situated active employees receive payment as determined by the Compensation Committee (subject to the satisfaction of any applicable performance criteria);

(d)        each of the his outstanding restricted stock or restricted stock unit awards granted under plans of the Company (other than the Sullivan Special Equity Awards) generally will continue to vest in accordance with its original vesting schedule irrespective of the termination of employment (subject to the satisfaction of any applicable performance criteria); provided that a prorated portion of any such awards outstanding on October 10, 2018 will vest and be settled immediately on termination (subject to the satisfaction of any applicable performance criteria);

(e)        each of the executive’s outstanding stock options and stock appreciation awards under plans of the Company, if any, will continue to vest in accordance with their original vesting schedule and he will have the right to exercise each of such options and awards for the remainder of the term of such option or award; and

(f)        the time-based restrictions on the Sullivan Special Equity Award will lapse and such award will be paid to Mr. Sullivan upon achievement of the performance criteria.

If Mr. Sullivan ceases to be an employee of the Company prior to December 31, 2022 as a result of his death or physical or mental disability, and at such time Cause does not exist, subject to his execution of a separation agreement (other than in the case of death), the Company will pay Mr. Sullivan (or his spouse or beneficiary) the Sullivan Bonuses, and his outstanding equity and cash incentive awards will vest and pay in full, whether or not subject to performance criteria, provided that in the event of Mr. Sullivan’s termination of employment due to his physical or mental disability, the Special Equity Award will remain subject to the satisfaction of the applicable performance condition. Any such award that is subject to performance criteria will vest and pay at the target level unless the performance measurement period for such award has been completed prior to the date of termination, in which case the award will vest and pay when and to the same extent as the awards held by other employees, subject to the satisfaction of the performance criteria.

In connection with any termination of Mr. Sullivan’s employment, other than as specifically provided above, all equity or cash incentive grants or awards he may then have outstanding will be treated in accordance with their terms and nothing in the employment agreement is intended to limit any more favorable rights to which Mr. Sullivan is entitled under the terms of his equity or cash incentive grants or awards, including in event of a termination of employment, a “going private transaction” (as defined in the award agreements) or a “change of control” (as defined in the award agreements).

The employment agreement contains certain covenants by Mr. Sullivan, including a noncompetition agreement that restricts Mr. Sullivan’s ability to engage in competitive activities until the first anniversary of the termination of his employment with the Company.

For purposes of Mr. Sullivan’s employment agreement the following definitions apply:

“Cause” means Mr. Sullivan’s (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for, in each case, any crime involving moral turpitude or any felony.

Termination for “Good Reason” means that (1) without Mr. Sullivan’s consent, (A) his base salary or annual bonus target (as each may be increased from time to time in the Company’s Compensation Committee’s discretion) is reduced, (B) his title is diminished, (C) he reports to someone other than the Company’s President and CEO or the Executive Chairman, (D) his responsibilities as in effect immediately after October 10, 2018 are thereafter materially diminished, (E) the Company materially breaches its obligations under the employment agreement or (F) the Company requires that his principal office be located more than 50 miles from Manhattan; (2) he has given the Company written notice, referring specifically to the employment agreement and the Good Reason definition, that he does not consent to such action; (3) the Company has not corrected such action within 30 days of receiving such notice; and (4) he voluntarily terminates his employment with the Company within 90 days following the happening of the action described in subsection (1) above.

James G. Gallagher

On October 12, 2018, the Company entered into a new employment agreement with Mr. Gallagher (the “Gallagher Employment Agreement”), which replaced his 2016 employment agreement and became effective on October 10, 2018. The employment agreement provides for Mr. Gallagher’s employment as Executive Vice

President — General Counsel of the Company through December 31, 2022 (the “Gallagher Scheduled Expiration Date”), with a minimum annual base salary of $800,000 (subject to annual review and potential increase in the discretion of the Company’s Compensation Committee) and, effective January 1, 2018, an annual target bonus opportunity equal to 100% of his annual base salary, subject to the discretion of the Company’s Compensation Committee. He is eligible to participate in our standard benefits programs and our long-term equity and other incentive programs, in each case on the same basis as similarly situated executives at the Company. The agreement provides that, beginning in 2019, it is expected that Mr. Gallagher’s participation in the Company’s long-term equity and other incentive programs will consist of annual grants of cash and/or equity awards with a target value of not less than $1,500,000, as determined by the Compensation Committee.

To provide an additional incentive for Mr. Gallagher to agree to extend his tenure and stay through the end of the term of his new employment agreement, the Compensation Committee offered Mr. Gallagher the opportunity to earn a one-time special equity retention award of 61,872 RSUs (the “Gallagher Special Equity Award”). Except as described below, the Gallagher Special Equity Award will vest on December 31, 2022, subject to Mr. Gallagher’s continued employment until such date and the attainment of performance condition or on an earlier change in control (as defined in the award agreement). The performance condition requires the Company to achieve in either of the two fiscal years 2019 and 2020, at least 80% of Business Unit AOI for fiscal year 2017. This Company performance requirement was met in 2019.

If, prior to the Gallagher Scheduled Expiration Date, Mr. Gallagher’s employment with the Company is terminated (i) by the Company or (ii) by him for Good Reason, and at the time of any such termination Cause does not exist, then, subject to his execution of the Company’s then standard separation agreement (modified to reflect terms of the employment agreement), which separation agreement will include, without limitation, general releases by him as well as non-competition, non-solicitation, non-disparagement, confidentiality and other provisions substantially similar to (and not more restrictive than) those set forth in the agreement, the Company will provide him with the following benefits and rights:

(a)        The payment of an amount in cash equal to not less than two times the sum of Mr. Gallagher’s annual base salary and his annual target bonus as in effect at that time;

(b)        the payment of a prorated bonus for the year of termination and, to the extent termination occurs prior to the payment of an annual bonus for the preceding year, payment of an annual bonus for the preceding year, in each case, if and when other similarly situated employees receive payment of bonuses for such years as determined by the Company’s Compensation Committee in its sole discretion (and subject to the satisfaction of any applicable Company and business-unit performance objectives without adjustment for individual performance) (collectively, the “Gallagher Bonuses”);

(c)        each of his outstanding long-term cash incentive awards and performance-based restricted stock units shall immediately vest in full and be payable at the same time as such awards are paid to active employees of the Company and the payment amount of such awards shall be to the same extent that other similarly situated active employees receive payment as determined by the Compensation Committee (subject to the satisfaction of any applicable performance criteria);

(d)        each of the his outstanding restricted stock or restricted stock unit awards granted under plans of the Company (other than the Gallagher Special Equity Awards) generally will continue to vest in accordance with its original vesting schedule (subject to the satisfaction of any applicable performance criteria); provided that a prorated portion of any such awards outstanding on October 10, 2018 will vest and be settled immediately on termination (subject to the satisfaction of any applicable performance criteria);

(e)        each of the executive’s outstanding stock options and stock appreciation awards under plans of the Company, if any, will continue to vest in accordance with their original vesting schedule and he will have the right to exercise each of such options and awards for the remainder of the term of such option or award; and

(f)        the time-based restrictions on the Gallagher Special Equity Award will lapse and such award will be paid to Mr. Gallagher upon achievement of the performance criteria.

If Mr. Gallagher ceases to be an employee of the Company prior to December 31, 2022 as a result of his death or physical or mental disability, and at such time Cause does not exist, subject to his execution of a separation agreement (other than in the case of death), the Company will pay Mr. Gallagher (or his spouse or beneficiary) the Gallagher Bonuses, and his outstanding equity and cash incentive awards will vest and pay in full, whether or not subject to performance criteria, provided that in the event of Mr. Gallagher’s termination of employment due to his physical or mental disability, the Special Equity Award will remain subject to the satisfaction of the applicable performance condition. Any such award that is subject to performance criteria will vest and pay at the target level unless the performance measurement period for such award has been completed prior to the date of termination, in which case the award will vest and pay when and to the same extent as the awards held by other employees, subject to the satisfaction of the performance criteria.

In connection with any termination of Mr. Gallagher’s employment, other than as specifically provided above, all equity or cash incentive grants or awards he may then have outstanding will be treated in accordance with their terms and nothing in the employment agreement is intended to limit any more favorable rights to which Mr. Gallagher is entitled under the terms of his equity or cash incentive grants or awards, including in event of a termination of employment, a “going private transaction” (as defined in the award agreements) or a “change of control” (as defined in the award agreements).

The employment agreement contains certain covenants by Mr. Gallagher, including a noncompetition agreement that restricts Mr. Gallagher’s ability to engage in competitive activities until the first anniversary of the termination of his employment with the Company.

For purposes of Mr. Gallagher’s employment agreement the following definitions apply:

“Cause” means Mr. Gallagher’s (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for, in each case, any crime involving moral turpitude or any felony.

Termination for “Good Reason” means that (1) without Mr. Gallagher’s consent, (A) his base salary or annual bonus target (as each may be increased from time to time in the Company’s Compensation Committee’s discretion) is reduced, (B) his title is diminished, (C) he reports to someone other than the Company’s President and CEO or the Executive Chairman, (D) his responsibilities as in effect immediately after October 10, 2018 are thereafter materially diminished, (E) the Company materially breaches its obligations under the employment agreement or (F) the Company requires that his principal office be located more than 50 miles from Manhattan; (2) he has given the Company written notice, referring specifically to the employment agreement and the Good Reason definition, that he does not consent to such action; (3) the Company has not corrected such action within 30 days of receiving such notice; and (4) he voluntarily terminates his employment with the Company within 90 days following the happening of the action described in subsection (1)  above.

Termination and Severance

This section describes the payments that would be received by executive officers from the Company upon various termination of employment scenarios.

Separation from the Company

Payments may be made to employees upon the termination of their employment with the Company depending upon the circumstances of their termination, which include termination by the Company with cause or without cause, termination by the employee for good reason, other voluntary termination by the employee, retirement, death, disability, or termination following a change in control of the Company or following a going-private transaction. Certain of these circumstances are addressed in employment agreements between the Company and the executives. The information set forth below assumes that the NEO was employed by the Company under his applicable agreement, and his employment terminated as of December 31, 2019. For a description of termination provisions in the employment agreements, see “Employment Agreements” above. In addition, long-term incentive award agreements will address some of these circumstances.

Quantification of Termination and Severance

The following tables set forth a quantification of estimated severance and other benefits payable to our NEOs under various circumstances regarding the termination of their employment. In calculating these severance and other payments, we have taken into consideration or otherwise assumed the following:

(1) Termination of employment occurred after the close of business on December 31, 2019. Payment calculations are based upon the applicable NEO’s employment agreement, as in effect on that date.

(2) We have valued equity awards using the closing market price of Class A Common Stock on the NASDAQ on December 31, 2019 of $39.50.

In the event of termination of employment, the payment of certain long-term incentive awards and other amounts may be delayed, depending upon the terms of each specific award agreement, the provisions of the applicable NEO’s employment agreement and the applicability of Section 409A. In quantifying aggregate termination payments, we have not taken into account the timing of the payments and we have not discounted the value of payments that would be made over time, except where otherwise disclosed.

We have assumed that all performance metrics for performance-based awards are achieved at the target level (but not exceeded).

Benefits Payable As a Result of Voluntary Termination of Employment by Employee,

Retirement or Termination of Employment by the Company for Cause

In the event of voluntary termination of employment by the executive without Good Reason or retirement, in each case that is not in connection with a change in control, or termination by the Company for cause none of our NEOs would have been entitled to any payments at December 31, 2019.

Benefits Payable As a Result of Termination of Employment by the Company Without

Cause or by Employee For Good Reason*

Elements	Mr. Dolan	Mr. Sapan		Mr. Carroll		Mr. Sullivan		Mr. Gallagher

Severance	—	$12,000,000	(1)	$9,537,000	(1)	$4,050,000	(1)	$3,200,000	(1)

Pro rata bonus	—	$4,368,000	(2)	$3,313,674	(2)	$1,228,500	(2)	$873,600	(2)

Unvested RSUs	—	$27,001,660	(3)	$11,894,516	(3)	$6,979,626	(3)	$3,460,161	(3)

Unvested PSUs	—	$17,395,682	(4)	$3,520,596	(4)	$2,817,101	(4)	$1,553,259	(4)

*	The amounts in this table do not include any payments or awards that were vested at December 31, 2019 or any pension or other vested retirement benefits.

(1)	Represents severance equal to two times the sum of the executive’s salary and target bonus in accordance with the executive’s employment agreement.

(2)

Represents a pro rata annual bonus for the year in which the termination occurred, payable to the same extent as annual bonuses are paid to the other executives, without regard to individual performance in accordance with the executive’s employment agreement.

(3)	Represents full vesting of the executive’s outstanding RSU awards in accordance with the executive’s employment agreement.

(4)	Represents full vesting of the executive’s outstanding PSUs in accordance with the executive’s employment agreement.

Benefits Payable As a Result of Termination of Employment Due to Death*

Elements	Mr. Dolan		Mr. Sapan		Mr. Carroll		Mr. Sullivan		Mr. Gallagher

Severance	—		—		—		—		—

Salary	$400,000	(1)	—		—		—		—

Pro rata bonus	—		$4,368,000	(2)	$3,313,674	(2)	$1,228,500	(2)	$873,600	(2)

Unvested RSUs	$1,000,298	(3)	$27,001,660	(3)	$11,894,516	(3)	$6,979,626	(3)	$3,460,161	(3)

Unvested PSUs	$1,197,718	(4)	$17,395,682	(5)	$3,520,596	(6)	$2,817,101	(6)	$1,553,259	(6)

*	The amounts in this table do not include any payments or awards that were vested at December 31, 2019 or any pension or other vested retirement benefits.

(1)	Represents one year of base salary.

(2)

Represents a pro rata annual bonus for the year in which the termination occurred, payable to the same extent as annual bonuses are paid to the other executives, without regard to individual performance in accordance with the executive’s employment agreement.

(3)	Represents full vesting of the executive’s outstanding RSU awards.

(4)

Represents pro rata vesting of executive’s outstanding PSUs based on target performance, prorated for the number of completed months of executive’s employment during the performance period prior to termination in accordance with the executive’s award agreement.

(5)	Represents full vesting of executive’s outstanding PSUs in accordance with the executive’s employment agreement.

(6)

Represents full vesting of executive’s outstanding PSUs in accordance with the executive’s employment agreement provided that said units shall be payable at target if the applicable performance period has not been completed, or alternatively, if the applicable performance period has been completed, to the same extent paid to similarly situated executives.

Benefits Payable As a Result of Termination of Employment Due to Disability*

Elements	Mr. Dolan		Mr. Sapan		Mr. Carroll		Mr. Sullivan		Mr. Gallagher

Severance	—		—		—		—		—

Salary	$200,000	(1)	—		—		—		—

Pro rata bonus	$873,600	(2)	$4,368,000	(3)	$3,313,674	(3)	$1,228,500	(3)	$873,600	(3)

Unvested RSUs	—		$27,001,660	(4)	$11,894,516	(4)	$6,979,626	(4)	$3,460,161	(4)

Unvested PSUs	—		$17,395,682	(5)	$3,520,596	(6)	$2,817,101	(6)	$1,553,259	(6)

*	The amounts in this table do not include any payments or awards that were vested at December 31, 2019 or any pension or other vested retirement benefits.

(1)	Represents six months of base salary payable in accordance with the executive’s employment agreement.

(2)	Represents a bonus for the year in which the termination occurred in accordance with the executive’s employment agreement.

(3)

Represents a pro rata annual bonus for the year in which the termination occurred, payable to the same extent as annual bonuses are paid to the other executives, without regard to individual performance in accordance with the executive’s employment agreement.

(4)	Represents full vesting of the executive’s outstanding RSU awards in accordance with the executive’s employment agreement.

(5)	Represents full vesting of the executive’s outstanding PSUs in accordance with the executive’s employment agreement.

(6)

Represents full vesting of executive’s outstanding PSUs in accordance with the executive’s employment agreement provided that said units shall be payable at target if the applicable performance period has not been completed, or alternatively, if the applicable performance period has been completed, to the same extent paid to similarly situated executives.

Benefits Payable As a Result of Termination of Employment In Connection with a

Change in Control or Going Private Transaction(1)*

Elements	Mr. Dolan		Mr. Sapan		Mr. Carroll		Mr. Sullivan		Mr. Gallagher

Severance	—		$12,000,000	(2)	$9,537,000	(2)	$4,050,000	(2)	$3,200,000	(2)

Pro rata bonus	—		$4,368,000	(3)	$3,313,674	(3)	$1,228,500	(3)	$873,600	(3)

Unvested RSUs	$1,000,298	(4)	$27,001,660	(4)	$11,894,516	(4)	$6,979,626	(4)	$3,460,161	(4)

Unvested PSUs	$1,676,538	(5)	$17,395,682	(5)	$3,520,596	(5)	$2,817,101	(5)	$1,553,259	(5)

*	The amounts in this table do not include any payments or awards that were vested at December 31, 2019 or any pension or other vested retirement benefits.

(1)

The numbers presented in this table reflect amounts payable as a result of termination of employment by the executive for “Good Reason” or by the Company “without Cause” following a change in control. The amounts payable as a result of such termination following a going private transaction are generally equal to or less than the amounts payable as a result of termination of employment by the executive or the Company following a change in control.

(2)	Represents severance equal to two times the sum of the executive’s salary and target bonus.

(3)

Represents a pro rata annual bonus for the year in which the termination occurred, payable to the same extent as annual bonuses are paid to the other executives, without regard to individual performance in accordance with the executive’s employment agreement.

(4)

Represents full vesting of the executive’s outstanding RSUs. Upon a change in control or going private transaction, Messrs. Dolan, Carroll, Sullivan and Gallagher will be entitled to either (in the Compensation Committee’s discretion) (a) cash equal to the unvested units multiplied by the per share price paid in the change in control or going private transaction, or (b) if the successor entity is a publicly traded company, a replacement RSU award from the successor entity with the same terms. Any such award would be payable upon the earliest of (x) the date the units were originally scheduled to vest so long as the executive remains continuously employed, (y) a termination without cause or a resignation with good reason following the change in control or going private transaction, or (z) only if the Compensation Committee elects clause (a) above, upon a resignation for any reason that occurs at least six months, but no more than nine months following the change in control or going private transaction. Each of Mr. Sapan’s special equity retention award of 353,757 RSUs, Mr. Carroll’s special equity retention award of 242,813 RSUs, Mr. Sullivan’s special equity retention award of 92,908 RSUs and Mr. Gallagher’s special equity retention award of 61,872 RSUs single-trigger vest on a change in control.

(5)

Represents full vesting of the executive’s outstanding PSUs pursuant to the terms of the PSU award agreements. In addition, if a change in control were to occur but the executive’s employment was not terminated, the executive would nevertheless be entitled to full vesting of the executive’s outstanding PSUs.

Equity Compensation Plan Information

The following table shows the total number of outstanding options and shares available for other future issuances under all of our equity compensation plans as of December 31, 2019.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (2))

Equity compensation plans approved by security holders	3,583,061	57.10	1,849,224

Equity compensation plans not approved by security holders	—	—	—

Total	3,583,061	57.10	1,849,224

(1)

Includes the following plans: 2016 Employee Stock Plan and the Director Stock Plan. 202,961 shares of this amount relate to options held by AMC employees and the PSUs reflected in this amount are assumed to be issued at 100% of performance target.

(2)

In March 2020, the Compensation Committee granted RSU awards of covering an aggregate of 1,171,956 shares, which is not reflected in the number of shares remaining available for future issuance in column (c).

CEO Pay Ratio

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the Company is required to provide the ratio of the annual total compensation of Mr. Sapan, who served as the Company’s Chief Executive Officer for all of 2019, to the annual total compensation of the median employee of the Company (the “CEO Pay Ratio”). Set forth below is the annual total compensation of Mr. Sapan, the annual total compensation of our median employee, in each case for 2019, and the ratio of these two values:

CEO Annual Total Compensation as presented in the Summary Compensation Table	$20,196,317

Median Employee Annual Total Compensation	$57,587

CEO to Median Employee Pay Ratio	354:1

Methodology

Our CEO Pay Ratio presented above is a reasonable estimate calculated in a manner consistent with SEC rules. To identify, and to determine the annual total compensation of, the median employee, we used the following methodology:

•

We collected annual base salaries of all employees globally, whether employed on a full-time, part-time or temporary basis as of October 1, 2019, annualizing the compensation of permanent employees who were only employed for a portion of 2019.

•

Under the de minimis exemption, we excluded from consideration 107 employees based in Argentina, who account for less than 5% of the Company’s total global workforce of 2,819 employees, 1,373 of whom are domiciled in the U.S.

•	Exchange rates were applied as of April 13, 2020 to convert all non-U.S. currencies into U.S. dollars.

•	We used the sum of base salary, bonus and country-specific pension values as our consistently applied compensation measure to determine the median employee.

•

Using this methodology, we determined that the median employee is a U.S. based employee. We then calculated the median employee’s total annual compensation for 2019 in accordance with the requirements of item 402(c)(2)(x) of Regulation S-K.

Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices, the CEO Pay Ratio may not be comparable to the pay ratio reported by other companies, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratio.

OUR EXECUTIVE OFFICERS

The following individuals are our executive officers:

Charles F. Dolan(1)	Executive Chairman

Joshua W. Sapan	President and Chief Executive Officer

Edward A. Carroll	Chief Operating Officer

Sean S. Sullivan	Executive Vice President and Chief Financial Officer

James G. Gallagher	Executive Vice President and General Counsel

Christian B. Wymbs	Executive Vice President and Chief Accounting Officer

(1)	The biography for Charles F. Dolan appears above under Proposal 1 — Election of Directors, “Directors Elected by Class B Common Stockholders.”

JOSHUA W. SAPAN

Age: 69

President and CEO of the Company since March 9, 2011. Chief Executive Officer of Rainbow Media Holdings LLC since 1995. Chief Operating Officer of Rainbow Media Holdings LLC from 1991 to 1995. President of AMC and Bravo from 1987 to 1991. Serves on the boards of the Museum of the Moving Image, the Public Theater, The New School, People for the American Way, YC Public Radio, American Film Institute, NCTA Internet/Television Association and The Paley Center.

EDWARD A. CARROLL

Age: 56

Chief Operating Officer of the Company since June 6, 2011. Various positions at Rainbow Media Holdings LLC since 1987, including as Chief Operating Officer of Rainbow Entertainment Services since January 2009; President of Rainbow Entertainment Services from 2004 to 2009; and General Manager of IFC and/or Bravo from 1997 to 2004.

SEAN S. SULLIVAN

Age: 53

Executive Vice President and Chief Financial Officer of the Company since June 6, 2011. Chief Corporate Officer of Rainbow Media Holdings LLC from September 2010 to June 6, 2011. Chief Financial Officer of HiT Entertainment from 2009 to 2010. Chief Financial Officer and President of Commercial Print and Packaging division of Cenveo, Inc. from 2005 to 2008. Executive Vice President and Chief Financial Officer of Spencer Press, Inc. from 2004 to 2005. Serves on the board of Acushnet Holdings Corp. and its nominating and corporate governance committee and is the chair of its audit committee.

JAMES G. GALLAGHER

Age: 61

Executive Vice President and General Counsel of the Company since June 6, 2011. Executive Vice President and General Counsel of Rainbow Media Holdings LLC since February 2008. Executive Vice President and General Counsel of Tommy Hilfiger Corporation from 2005 to 2006. Executive Vice President and General Counsel of HSN (Home Shopping Network) from 1996 to 2002.

CHRISTIAN B. WYMBS

Age: 50

Executive Vice President and Chief Accounting Officer of the Company since August 1, 2016. Senior Vice President and Chief Financial Officer of Global Commercial Services Business, American Express Company, from October 2014 to July 2016. Senior Vice President and Chief Financial Officer of Enterprise Growth Group, American Express Company, from January 2012 to October 2014. Senior Vice President and Chief Financial Officer of World Service Group, American Express Company, from January 2010 to January 2012 and held various positions at American Express Company from December 2006 to January 2010. Held various finance leadership roles at General Electric Company from May 2002 to December 2006.

TRANSACTIONS WITH RELATED PARTIES AND RELATED PARTY TRANSACTION APPROVAL POLICY

Relationship Between Us, MSG Sports, MSG Entertainment and MSG Networks

AMC Networks Inc. was incorporated on March 9, 2011 as an indirect, wholly-owned subsidiary of Cablevision. As a result of the Distribution of the Company by Cablevision, the Company became an independent public company and Cablevision no longer holds a common stock ownership interest in us. Prior to June 21, 2016, Charles F. Dolan, members of his family and certain family entities (the “Dolan Family”) were the controlling stockholders of Cablevision. On June 21, 2016, Cablevision was acquired by a subsidiary of Altice N.V. and a change in control occurred which resulted in the Dolan Family no longer being controlling stockholders of the surviving company, Altice USA. Accordingly, Altice USA is not a related party. However, MSG Sports, MSG Entertainment, MSG Networks and AMC Networks Inc. continue to be under the control of the Dolan Family.

The Company has entered into a number of commercial and technical arrangements and agreements with MSG Sports and its subsidiaries, MSG Entertainment and its subsidiaries and MSG Networks and its subsidiaries, none of which are material to the Company. These include, but are not limited to, arrangements for office space and administrative support services, an aircraft time sharing agreement, lease of a suite at Madison Square Garden Arena from MSG Entertainment, provision of technical and transponder services and coordination in respect of certain litigation matters.

See “Stock Ownership Table” for a description of registration rights agreements among Dolan Family interests and the Company.

Dolan Family Matters

On June 16, 2016, the Company entered into an arrangement with the Dolan Family Office, LLC (“DFO LLC”), a company controlled by Charles F. Dolan, MSG Networks and MSG providing for the sharing of certain expenses associated with executive office space which is available to Charles F. Dolan, James L. Dolan and DFO LLC. In 2019, the Company paid approximately $68,000 for its portion of such office expenses.

Sujin Dolan, the daughter-in-law of James L. Dolan, a director of the Company, has been employed by the Company in a non-executive officer position since January 28, 2020. It is expected that Ms. Sujin Dolan will earn $120,000 during the current fiscal year ending December 31, 2020.

Arrangement with 605 LLC

On July 31, 2018, the Audit Committee, an independent committee of the Board of Directors, authorized the Company to engage 605 LLC to provide certain audience measurement and data analytic services for up to $1 million, and on March 31, 2020, the Compensation Committee, an independent committee of the Board of Directors, authorized the Company to engage 605 LLC for up to an additional $2 million in such services. James Dolan and Kristin Dolan, members of the Board of Directors of the Company, own 50% of 605 LLC, and Kristin Dolan serves as the chief executive officer of 605 LLC. During 2019, the Company purchased an aggregate of $924,000 in services from 605 LLC.

Certain Relationships and Potential Conflicts of Interest

Charles F. Dolan serves as the Executive Chairman of the Company and is a director of MSG and MSG Networks. In addition, seven other members of our Board also serve as directors of MSG Sports and MSG Entertainment and five other members of our Board also serve as directors of MSG Networks. One of our directors, James L. Dolan, also serves as Executive Chairman and Chief Executive Officer of MSG Entertainment and as Executive Chairman of MSG Sports and MSG Networks. Therefore, these individuals may have actual or apparent conflicts of interest with respect to matters involving or affecting each company. For example, there is the potential for a conflict of interest when we, MSG or MSG Networks consider certain acquisitions and other corporate opportunities that may be suitable for us and either or both of them. Also, conflicts may arise if there are issues or disputes under the commercial arrangements that exist between MSG or MSG Networks and us. In addition, certain of our officers and directors own MSG Networks and/or MSG stock, restricted stock units, performance stock units and/or options to purchase MSG Networks and MSG stock. These ownership interests could create actual, apparent or potential conflicts of interest when these individuals are faced with decisions that could have different implications for the Company and MSG or MSG Networks. See “Related Party Transaction Policy” below for a discussion of certain procedures we instituted to help ameliorate any such potential conflicts that may arise.

The Company’s Amended and Restated Certificate of Incorporation acknowledges that the Company may have overlapping directors and officers with MSG Networks and its subsidiaries and successors and that the Company may engage in material business transactions with such entities. The Company has renounced its rights to certain business opportunities and the Company’s Amended and Restated Certificate of Incorporation provides that in certain circumstances our directors and officers will not have liability to the Company or its stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to MSG Networks or any of its subsidiaries instead of the Company, or does not refer or communicate information regarding such corporate opportunity to the Company. Our Amended and Restated Certificate of Incorporation also expressly validates certain contracts, agreements, arrangements and transactions (and amendments, modifications or terminations thereof) between the Company and MSG Networks and/or any of their respective subsidiaries and provides that, to the fullest extent permitted by law, the actions of the overlapping directors and officers in connection therewith are not breaches of fiduciary duties owed to the Company or its stockholders. In connection with the spin-off of MSG Sports by MSG Networks, our Board adopted a policy putting in place arrangements similar to the foregoing provisions with respect to directors or officers of the Company who are also directors of MSG Sports. In connection with the spin-off of MSG Entertainment by MSG Sports, our Board amended such policy to extend it to directors or officers of the Company who are directors of MSG Entertainment.

Related Party Transaction Approval Policy

We have adopted a written policy whereby an independent committee of our Board of Directors consisting entirely of directors who have been determined by the Board of Directors to be independent for purposes of the NASDAQ corporate governance standards reviews and approves or takes such other action as it may deem appropriate with respect to transactions involving the Company and its subsidiaries, on the one hand, and in which any director, officer, greater than 5% stockholder of the Company or any other “related person” as defined in Item 404 of Regulation S-K has or will have a direct or indirect material interest. This approval requirement covers any transaction that meets the related party disclosure requirements of the SEC as set forth in Item 404, which currently apply to transactions (or any series of similar transactions) in which the amount involved exceeds $120,000. To simplify the administration of the approval process under this policy, the independent committee may, where appropriate, establish guidelines for certain of those transactions. The policy does not cover decisions on compensation or benefits or the hiring or retention of any person. The hiring or retention of executive officers is determined by our full Board of Directors. Compensation of executive officers is subject to the approval of our Compensation Committee. This policy also does not cover any pro rata distributions to all Company stockholders, including a pro rata distribution of our Class A Common Stock to holders of our Class A Common Stock and our Class B Common Stock to holders of our Class B Common Stock. No director on an independent committee will participate in the consideration of a related party transaction with that director or any related person of that director.

Our Board of Directors has also adopted a special approval policy for transactions with MSG Sports and its subsidiaries, MSG Entertainment and its subsidiaries or MSG Networks and its subsidiaries (collectively, the “Other Company”) whether or not such transactions qualify as “related party” transactions described above. Under this policy, an independent committee of the Board of Directors oversees approval of all transactions and arrangements between the Company and its subsidiaries, on the one hand, and the Other Company, on the other hand, in which the amount exceeds $120,000. To simplify the administration of the approval process under this policy, the independent committee may, where appropriate, establish guidelines for certain of these transactions. The approval requirement does not apply to the implementation and administration of these intercompany arrangements but does cover any amendments, modifications, terminations or extensions, other than ministerial, non-substantive amendments or modifications, as well as the handling and resolution of any disputes. Our executive officers and directors who are also senior executives or directors of the Other Company may participate in the negotiation, execution, implementation, amendment, modification, or termination of these intercompany arrangements, as well as in any resolution of disputes thereunder, on behalf of either or both of the Company and the Other Company, in each case under the direction of an independent committee or the comparable committee of the board of directors of the Other Company.

Currently, and throughout our fiscal year ended December 31, 2019, our Audit Committee or our Compensation Committee (each of which consisted solely of directors elected by the Class A stockholders) served as the Independent Committee under the above policies.

Our Related Party Transaction Approval Policy cannot be amended or terminated without the prior approval of a majority of the independent directors and by a majority of the directors elected by our Class B Common Stockholders. For purposes of this policy, “independent directors” means those directors who have been determined by our Board to be independent directors for purposes of NASDAQ corporate governance standards.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, certain executive officers, and persons who beneficially own more than 10 percent of the outstanding Class A Common Stock to file reports of ownership and changes in ownership with the SEC. The SEC regulations require AMC Networks to identify anyone who failed to file a required report or filed a late report during 2019. Based solely on a review of reports filed under Section 16(a) of the Exchange Act, the Company is aware of no such failure.

STOCK OWNERSHIP TABLE

The table below sets forth certain information as of March 15, 2020, except as noted below, with respect to the beneficial ownership of the Company’s Class A Common Stock and Class B Common Stock by (i) each person the Company believes beneficially holds more than 5% of any class of the outstanding shares of the Company’s common stock based solely on the Company’s review of SEC filings; (ii) each director or director nominee of the Company; and (iii) each NEO of the Company.

Name and Address	Title of Stock Class (1)	Beneficial Ownership (1)(2)	Percent of Class	Combined Voting Power of All Classes of Stock Beneficially Owned (1)(2)
Dolan Family Group (3)	Class A Common Stock	1,207,769	2.76%	73.14%
c/o Dolan Family Office	Class B Common Stock	11,484,408	100%	—
340 Crossways Park Drive
Woodbury, NY 11797
Charles F. Dolan (3)(4)(5)(18)(26)(27)(28)	Class A Common Stock	520,948	1.19%	33.24%
c/o Dolan Family Office	Class B Common Stock	5,217,217	45.43%	—
340 Crossways Park Drive
Woodbury, NY 11797
Helen A. Dolan (3)(4)(5)(18)(26)(27)(28)	Class A Common Stock	520,948	1.19%	33.24%
c/o Dolan Family Office	Class B Common Stock	5,217,217	45.43%	—
340 Crossways Park Drive
Woodbury, NY 11797
Joshua W. Sapan (26)	Class A Common Stock	458,696	1.05%	*
	Class B Common Stock	—	*	—
Edward A. Carroll (25)(26)	Class A Common Stock	109,056	*	*
	Class B Common Stock	—	*	—
Sean S. Sullivan (26)	Class A Common Stock	67,879	*	*
	Class B Common Stock	—	*	—
James G. Gallagher (26)	Class A Common Stock	30,706	*	*
	Class B Common Stock	—	*	—
William J. Bell (6)	Class A Common Stock	20,968	*	*
	Class B Common Stock	—	*	—
James L. Dolan (3)(6)(7)(9)(24)	Class A Common Stock	157,877	*	7.16%
P.O. Box 420	Class B Common Stock	1,123,547	9.78%	—
Oyster Bay, NY 11771
Kristin A. Dolan (6)(7)(9)(24)	Class A Common Stock	157,877	*	7.16%
P.O. Box 420	Class B Common Stock	1,123,547	9.78%	—
Oyster Bay, NY 11771
Patrick F. Dolan (3)(6)(10)(22)	Class A Common Stock	30,373	*	6.39%
c/o Dolan Family Office	Class B Common Stock	1,012,491	8.82%	—
340 Crossways Park Drive
Woodbury, NY 11797
Thomas C. Dolan (3)(6)(11)(23)	Class A Common Stock	78,052	*	6.07%
c/o Dolan Family Office	Class B Common Stock	956,029	8.32%	—
340 Crossways Park Drive
Woodbury, NY 11797
Brian G. Sweeney (3)(6)(11)(12)(20)	Class A Common Stock	225,121	*	12.67%
c/o Dolan Family Office	Class B Common Stock	1,988,108	17.31%	—
20 Audrey Avenue, 1st Floor
Oyster Bay, NY 11771
Marianne E. Dolan Weber (3)(6)(14)(21)	Class A Common Stock	167,673	*	5.77%
MLC Ventures LLC	Class B Common Stock	899,161	7.83%	—
P.O. Box 1014 Yorktown Heights, NY 10598

Name and Address	Title of Stock Class (1)	Beneficial Ownership (1)(2)	Percent of Class	Combined Voting Power of All Classes of Stock Beneficially Owned (1)(2)
Jonathan F. Miller (6)	Class A Common Stock	14,610	*	*
	Class B Common Stock	—	—	—
Vincent Tese (6)	Class A Common Stock	9,401	*	*
	Class B Common Stock	—	—	—
Leonard Tow (6)	Class A Common Stock	28,885	*	*
	Class B Common Stock	—	—	—
Robert C. Wright (6)	Class A Common Stock	20,938	*	*
	Class B Common Stock	—	—	—
David E. Van Zandt (6)	Class A Common Stock	11,144	*	*
	Class B Common Stock	—	—	—
Carl E. Vogel (6)	Class A Common Stock	14,634	*	*
	Class B Common Stock	—	—	—
All executive officers and directors as a group (4)(5)(6)(7) (9)(10)(11)(12)(13)(14)(20)(21)(22)(23)(24)(25)(26) (27)(28)	Class A Common Stock	1,972,547	4.50%	66.34%
	Class B Common Stock	10,330,714	89.95%	—
Kathleen M. Dolan (3)(8)(19)(20)(21)(22)(23)(24)	Class A Common Stock	323,985	*	35.56%
MLC Ventures, LLC	Class B Common Stock	5,603,448	48.79%	—
P.O. Box 1014
Yorktown Heights, NY 10598
Deborah A. Dolan-Sweeney (3)(6)(12)(13)(20)	Class A Common Stock	225,121	*	12.67%
c/o Dolan Family Office	Class B Common Stock	1,988,108	17.31%	—
340 Crossways Park Drive
Woodbury, NY 11797
Paul J. Dolan (3)(15)(19)(24)	Class A Common Stock	185,099	*	12.39%
Progressive Field, 2401 Ontario St.	Class B Common Stock	1,945,899	16.94%	—
Cleveland, OH 44115
Mary S. Dolan (3)(16)(20)(22)	Class A Common Stock	62,933	*	40.15%
300 So. Riverside Plaza, Suite 1480	Class B Common Stock	6,358,366	55.37%	—
Chicago, IL 60606
Matthew J. Dolan (3)(17)(21)(23)	Class A Common Stock	90,887	*	11.53%
Corporate Place, 100 7th Avenue, Suite 150	Class B Common Stock	1,817,760	15.83%	—
Chardon, OH 44024
Corby Dolan Leinauer (3)(18)(27)(28)	Class A Common Stock	4,492	*	28.10%
c/o Dolan Family Office	Class B Common Stock	4,453,410	38.78%	—
340 Crossways Park Drive
Woodbury, NY 11797
Charles F. Dolan Children Trust (3)(19)	Class A Common Stock	47,864	*	5.83%
FBO Kathleen M. Dolan	Class B Common Stock	918,981	8.00%	—
MLC Ventures, LLC P.O. Box 1014
Yorktown Heights, NY 10598
Charles F. Dolan Children Trust (3)(20)	Class A Common Stock	47,864	*	5.83%
FBO Deborah Dolan-Sweeney	Class B Common Stock	918,981	8/00%	—
c/o Dolan Family Office
340 Crossways Park Drive
Woodbury, NY 11797

Charles F. Dolan Children Trust (3)(21)	Class A Common Stock	47,864	*	5.65%
FBO Marianne Dolan Weber	Class B Common Stock	890,802	7.76%	—
MLC Ventures LLC
P.O. Box 1014 Yorktown Heights, NY 10598

Name and Address	Title of Stock Class (1)	Beneficial Ownership (1)(2)	Percent of Class	Combined Voting Power of All Classes of Stock Beneficially Owned (1)(2)

Charles F. Dolan Children Trust (3)(22)	Class A Common Stock	—	—	5.59%
FBO Patrick F. Dolan	Class B Common Stock	886,015	7.71%	—
c/o Dolan Family Office
340 Crossways Park Drive
Woodbury, NY 11797

Charles F. Dolan Children Trust (3)(23)	Class A Common Stock	39,886	*	5.87%
FBO Thomas C. Dolan	Class B Common Stock	926,958	8.07%	—
c/o Dolan Family Office
340 Crossways Park Drive
Woodbury, NY 11797

Charles F. Dolan Children Trust (3)(24)	Class A Common Stock	39,886	*	5.87%
FBO James L. Dolan	Class B Common Stock	926,958	8.07%	—
P.O. Box 420
Oyster Bay, NY 11771

Charles F. Dolan 2009 Family Trust FBO (3)(27)	Class A Common Stock	—	—	5.81%
Thomas C. Dolan	Class B Common Stock	921,125	8.02%	—
c/o Dolan Family Office
340 Crossways Park Drive
Woodbury, NY 11797

Charles F. Dolan 2009 Family Trust FBO (3)(28)	Class A Common Stock	—	—	5.60%
James L. Dolan	Class B Common Stock	887,064	7.72%	—
P.O. Box 420
Oyster Bay, NY 11771

Clearbridge Investments, LLC (29)	Class A Common Stock	5,349,452	12.25%	3.37%
620 8th Avenue	Class B Common Stock	—	—	—
New York, NY 10018

BlackRock Inc. (30)	Class A Common Stock	5,339,752	12.23%	3.37%
55 East 52nd Street	Class B Common Stock	—	—	—
New York, NY 10055

The Vanguard Group (31)	Class A Common Stock	4,003,287	9.17%	2.53%
100 Vanguard Blvd.	Class B Common Stock	—	—	—
Malvern, PA 19355

LSV Asset Management (32)	Class A Common Stock	2,819,906	6.46%	1.78%
155 N. Wacker Drive, Suite 460	Class B Common Stock	—	—	—
Chicago, IL 60606

AQR Capital Management, LLC/AQR Capital Management Holdings, LLC (33)	Class A Common Stock	2,854,005	6.54%	1.80%
AQR Capital Management, LLC/AQR Capital Management Holdings, LLC Two Greenwich Plaza
Greenwich, CT 06830

Shapiro Capital Management LLC (34)	Class A Common Stock	2,753,055	6.30%	1.74%
3060 Peachtree Road, Suite 1555 N.W.	Class B Common Stock	—	—	—
Atlanta, GA 30305

*	Less than 1%.

(1)

For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person has the right to acquire within 60 days of the date of determination. In light of the nature of vested RSUs, we have also included in this table shares of Class A Common Stock underlying vested RSUs. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, shares of Common Stock underlying vested RSUs are deemed to be outstanding for the purpose of computing the

Percent of Class of such person or group but are not deemed to be outstanding for the purpose of computing the Percent of Class of any other person or group. Shares underlying vested RSUs are not deemed to be outstanding for the purpose of computing the Combined Voting Power of All Classes of Stock Beneficially Owned. Beneficial ownership of Class A Common Stock is exclusive of the shares of Class A Common Stock that are issuable upon conversion of shares of Class B Common Stock. Please see footnote 6 below for the number of shares of Class A Common Stock underlying vested RSUs which have been included in the table above.

(2)

Shares of Class B Common Stock are convertible into shares of Class A Common Stock at the option of the holder on a share for share basis. The holder of one share of Class A Common Stock has one vote per share at a meeting of our stockholders and the holder of one share of Class B Common Stock has 10 votes per share at a meeting of our stockholders, except in the separate elections of directors. Holders of Class A Common Stock have the right to elect 25% of the Board of Directors rounded up to the nearest whole director and the holders of Class B Common Stock have the right to elect the remaining members of the Board of Directors.

(3)

Members of the Dolan family have formed a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934. The members of this group (the “Group Members”) are: Charles F. Dolan, individually and as a Trustee of the Charles F. Dolan 2009 Revocable Trust (“CFD 2009 Trust”); Helen A. Dolan, individually and as a Trustee of the Helen A. Dolan 2009 Revocable Trust (“HAD 2009 Trust”); James L. Dolan; Thomas C. Dolan; Patrick F. Dolan; Kathleen M. Dolan, individually and as a Trustee of the Charles F. Dolan Children Trust FBO Kathleen M. Dolan, the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney, the Charles F. Dolan Children Trust FBO Marianne Dolan Weber, the Charles F. Dolan Children Trust FBO Patrick F. Dolan, the Charles F. Dolan Children Trust FBO Thomas C. Dolan and the Charles F. Dolan Children Trust FBO James L. Dolan (hereinafter collectively referred to as the “Dolan Children Trusts,” and individually, a “Dolan Children Trust”) and as sole Trustee of the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust; Marianne E. Dolan Weber; Deborah A. Dolan-Sweeney, individually and as Trustee of the Patrick F. Dolan 2012 Descendants Trust; Corby Dolan Leinauer, as a Trustee of the Charles F. Dolan 2009 Family Trust FBO Patrick F. Dolan, the Charles F. Dolan 2009 Family Trust FBO Thomas C. Dolan, the Charles F. Dolan 2009 Family Trust FBO James L. Dolan, the Charles F. Dolan 2009 Family Trust FBO Marianne E. Dolan Weber, the Charles F. Dolan 2009 Family Trust FBO Kathleen M. Dolan and the Charles F. Dolan 2009 Family Trust FBO Deborah A. Dolan-Sweeney (collectively, the “2009 Family Trusts” and individually, a “2009 Family Trust”), as a Trustee of the Charles F. Dolan 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney, the Charles F. Dolan 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan, Charles F. Dolan 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber and the Charles F. Dolan 2010 Grandchildren Trust FBO Descendants of Patrick F. Dolan (collectively the “CFD 2010 Grandchildren Trusts,” and individually, a “CFD 2010 Grandchildren Trust”) and as a Trustee of the Charles F. Dolan 2012 Descendants Trust; Paul J. Dolan, as a Trustee of the Dolan Children Trusts FBO Kathleen M. Dolan and FBO James L. Dolan and as a Trustee of the Kathleen M. Dolan 2012 Descendants Trust; Matthew J. Dolan, as a Trustee of the Dolan Children Trusts FBO Marianne Dolan Weber and FBO Thomas C. Dolan; Mary S. Dolan, as a Trustee of the Dolan Children Trusts FBO Deborah Dolan-Sweeney and FBO Patrick F. Dolan, the Kathleen M. Dolan 2012 Descendants Trust, each of the 2009 Family Trusts, each of the CFD 2010 Grandchildren Trusts and the Charles F. Dolan 2012 Descendants Trust; Brian G. Sweeney, as a Trustee of the Deborah A. Dolan-Sweeney 2012 Descendants Trust, the CFD 2009 Trust and the HAD 2009 Trust; Kristin A. Dolan, as the Trustee of the Charles F. Dolan 2010 Grandchildren Trust FBO Aidan Dolan and the Charles F. Dolan 2010 Grandchildren Trust FBO Quentin Dolan; Dolan Children Trust FBO Kathleen M. Dolan; Dolan Children Trust FBO Marianne Dolan Weber; Dolan Children Trust FBO Deborah Dolan-Sweeney; Dolan Children Trust FBO James L. Dolan; Dolan Children Trust FBO Thomas C. Dolan; Dolan Children Trust FBO Patrick F. Dolan; 2009 Family Trust FBO James L. Dolan; 2009 Family Trust FBO Thomas C. Dolan; 2009 Family Trust FBO Patrick F. Dolan; 2009 Family Trust FBO Kathleen M. Dolan; 2009 Family Trust FBO Marianne E. Dolan Weber; 2009 Family Trust FBO Deborah A. Dolan-Sweeney; Ryan Dolan 1989 Trust; Tara Dolan 1989 Trust; CFD 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney; CFD 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan; CFD 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber; CFD 2010 Grandchildren Trust FBO Descendants of Patrick F. Dolan; Charles F. Dolan 2012 Descendants Trust; Deborah A. Dolan-Sweeney 2012 Descendants Trust; Kathleen M. Dolan 2012 Descendants Trust; Marianne E. Dolan Weber 2012 Descendants Trust; Patrick F. Dolan 2012 Descendants Trust; Charles F. Dolan 2010 Grandchildren Trust FBO Aidan Dolan; and Charles F. Dolan 2010 Grandchildren Trust FBO Quentin Dolan. The Group Members may be deemed to beneficially own an aggregate of 12,692,177 shares of Class A Common Stock as a result of their beneficial ownership of (i) 1,207,769 shares of Class A Common Stock and (ii) 11,484,408 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof. Individuals who are Group Members solely in their capacity as trustees of trusts that are Group Members beneficially own an additional 120,047 shares of Class A Common Stock.

Includes 125,628 shares of Class A Common Stock underlying vested RSUs. See footnotes (4) through (24), (27) and (28).

(4)

Charles F. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 15,690 shares of Class A Common Stock owned personally; and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 120,850 shares of Class A Common Stock owned by the CFD 2009 Trust for which he serves as co-trustee; 384,408 shares of Class A Common Stock owned by the Dolan Family Foundation; 637,557 shares of Class B common stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2009 Trust for which he serves as co-trustee; 126,250 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the HAD 2009 Trust for which his spouse serves as co-trustee; 2,842,880 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the 2009 Family Trusts; 1,501,208 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts; and 109,322 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by Charles F. Dolan 2012 Descendants Trust. Includes 2,842,880 shares of Class B Common Stock owned by the 2009 Family Trusts; 1,501,208 shares of Class B Common Stock owned by the CFD 2010 Grandchildren Trusts; and 109,322 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by Charles F. Dolan 2012 Descendants Trust, which Charles F. Dolan may be deemed to have the right to acquire because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefore. He disclaims beneficial ownership of 384,408 shares of Class A Common Stock owned by the Dolan Family Foundation; 126,250 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the HAD 2009 Trust for which his spouse serves as co-trustee; 2,842,880 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the 2009 Family Trusts; 1,501,208 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts; and 109,322 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by Charles F. Dolan 2012 Descendants Trust. See footnotes (5), (18), (27) and (28).

(5)

Helen A. Dolan may be deemed to have the shared power to vote or direct the vote of and to dispose of or direct the disposition of 15,690 shares of Class A Common Stock owned personally by her spouse, Charles F. Dolan; 120,850 shares of Class A Common Stock owned by the CFD 2009 Trust for which her spouse serves as co-trustee; 384,408 shares of Class A Common Stock owned by the Dolan Family Foundation; 126,250 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the HAD 2009 Trust for which she serves as co-trustee; 637,557 shares of Class B common stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2009 Trust for which her spouse serves as co-trustee; 2,842,880 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the 2009 Family Trusts; 1,501,208 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts; and 109,322 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by Charles F. Dolan 2012 Descendants Trust. Includes 2,842,880 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the 2009 Family Trusts; 1,501,208 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts; and 109,322 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by Charles F. Dolan 2012 Descendants Trust, which Helen A. Dolan’s spouse, Charles F. Dolan, may be deemed to have the right to acquire because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. She disclaims beneficial ownership of 15,690 shares of Class A Common Stock owned personally by her spouse, Charles F. Dolan; 120,850 shares of Class A Common Stock owned by the CFD 2009 Trust for which her spouse serves as co-trustee; 384,408 shares of Class A Common Stock owned of the Dolan Family Foundation; 637,557 shares of Class B common stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2009 Trust for which her spouse serves as co-trustee; 2,842,880 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the 2009 Family Trusts; 1,501,208 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts; and 109,322 shares of Class B Common

Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan 2012 Descendants Trust. See footnotes (4), (18), (27) and (28).

(6)

The shares of Class A Common Stock underlying vested RSUs granted under the Company’s 2011 Stock Plan for Non- Employee Directors, which represent a right to receive one share of Class A Common Stock 90 days after the director ceases to serve as a member of the board, included in the table above are as follows: James L. Dolan, 20,938; Kristin A. Dolan, 20,938; Thomas C. Dolan, 20,938 ; Brian G. Sweeney, 20,938 ; Patrick F. Dolan, 20,938 ; Marianne E. Dolan Weber, 20,938; William J. Bell, 20,938; Vincent Tese, 9,401; Leonard Tow, 20,938; Robert C. Wright, 20,938; David E. Van Zandt, 11,144; Carl E. Vogel, 14,634; and Jonathan F. Miller, 14,610; and all non-employee directors as a group, 238,231. Mr. James L. Dolan’s, Ms. Kristin Dolan’s and Ms. Deborah Dolan-Sweeney’s beneficial ownership in the table above also includes the 20,938 RSUs held directly by each of Ms. Kristin Dolan, Mr. James L. Dolan and Mr. Brian G. Sweeney, respectively.

(7)

James L. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 66,719 shares of Class A Common Stock and 162,529 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally; and an aggregate of 1,925 shares of Class A Common Stock held as custodian for one or more minor children; and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 6,221 shares of Class A Common Stock owned personally by his spouse, Kristin A. Dolan; 1,250 shares of Class A Common Stock owned jointly with his spouse; 39,886 shares of Class A Common Stock and 926,958 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for his benefit and an aggregate of 34,060 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion owned of record by the CFD 2010 Grandchildren Trusts FBO Aidan Dolan and FBO Quentin Dolan for which his spouse serves as sole Trustee. He disclaims beneficial ownership of an aggregate of 1,925 shares of Class A Common Stock held as custodian for one or more minor children; 6,221 shares of Class A Common Stock owned personally by his spouse; 39,886 shares of Class A Common Stock and 926,958 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for his benefit; and an aggregate of 34,060 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion owned of record by the CFD 2010 Grandchildren Trusts FBO Aidan Dolan and FBO Quentin Dolan for which his spouse serves as sole Trustee. Please see footnote 6 for the number of shares of Class A Common Stock underlying vested RSUs which have been included in the table above.

(8)

Kathleen M. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 2,220 shares of Class A Common Stock and 4,481 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally; an aggregate of 2,300 shares of Class A Common Stock held as custodian for one or more minor children; and an aggregate of 30,312 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust for which she serves as sole Trustee; and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of an aggregate of 223,364 shares of Class A Common Stock owned by the Dolan Children Trusts (of which 47,864 shares are held for her benefit); and an aggregate of 5,468,695 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trusts (of which 918,981 shares are held for her benefit) and for which she serves as co-trustee; 96,101 shares of Class A Common Stock owned by the Green Mountain Foundation Inc.; and 99,960 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Kathleen M. Dolan 2012 Descendants Trust. She disclaims beneficial ownership of an aggregate of 2,300 shares of Class A Common Stock held as custodian for one or more minor children, an aggregate of 30,312 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust for which she serves as trustee; an aggregate of 223,364 shares of Class A Common Stock owned by the Dolan Children Trusts (of which 47,864 shares are held for her benefit) and an aggregate of 5,468,695 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trusts (of which 918,981 shares are held for her benefit); 96,101 shares of Class A Common Stock owned by the Green Mountain Foundation Inc.; and 99,960 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Kathleen M. Dolan 2012 Descendants Trust.

(9)

Kristin A. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 6,221 shares of Class A Common Stock owned personally, and an aggregate of 34,060 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion owned of record by the CFD 2010 Grandchildren Trusts FBO Aidan Dolan and FBO Quentin Dolan for which she serves as sole Trustee;

and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of an aggregate of 66,719 shares of Class A Common Stock and 162,529 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally by her spouse, James L. Dolan; 1,250 shares of Class A Common Stock owned jointly with her spouse; an aggregate of 1,925 shares of Class A Common Stock held by her spouse as custodian for one or more minor children; and 39,886 shares of Class A Common Stock and 926,958 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for the benefit of her spouse. She disclaims beneficial ownership of an aggregate 1,925 shares of Class A Common Stock held by her spouse as custodian for one or more minor children; 66,719 shares of Class A Common Stock owned personally by her spouse; 162,529 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally by her spouse; 39,886 shares of Class A Common Stock and 926,958 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for the benefit of her spouse; and an aggregate of 34,060 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion owned of record by the CFD 2010 Grandchildren Trusts FBO Aidan Dolan and FBO Quentin Dolan for which she serves as trustee. Please see footnote 6 for the number of shares of Class A Common Stock underlying vested RSUs which have been included in the table above.

(10)

Patrick F. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 4,067 shares of Class A Common Stock and 24,444 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally; and (ii) the shared power to vote or direct the vote of and to dispose of or to direct the disposition of 4,256 shares of Class A Common Stock owned jointly with his spouse; 525 shares of Class A Common Stock owned personally by his spouse; 587 shares owned by the Daniel P. Mucci Trust (the “Mucci Trust”) for which he serves as a trustee; 886,015 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for his benefit and 102,032 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Patrick F. Dolan 2012 Descendants Trust. He disclaims beneficial ownership of 525 shares of Class A Common Stock owned personally by his spouse; 587 shares of Class A Common Stock held by the Mucci Trust; 886,015 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for his benefit; and 102,032 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Patrick F. Dolan 2012 Descendants Trust. Please see footnote 6 for the number of shares of Class A Common Stock underlying vested RSUs which have been included in the table above.

(11)

Thomas C. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 17,228 shares of Class A Common Stock and 29,071 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally; and (ii) the shared power to vote or direct the vote of and to dispose of or to direct the disposition of 39,886 shares of Class A Common Stock and 926,958 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for his benefit. He disclaims beneficial ownership of 39,886 shares of Class A Common Stock and 926,958 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for his benefit. Please see footnote 6 for the number of shares of Class A Common Stock underlying vested RSUs which have been included in the table above.

(12)

Brian G. Sweeney may be deemed to have (i) the sole power to vote or direct the vote of and dispose or direct the disposition of 27,794 shares of Class A Common Stock owned personally and 197,645 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Deborah A. Dolan-Sweeney 2012 Descendants Trust, for which he serves as trustee; and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of an aggregate of 7,675 shares Class A Common Stock held in trusts for his children for which he serves as co-trustee; 5,643 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally by his spouse, Deborah A. Dolan-Sweeney; 47,864 shares of Class A Common Stock and 918,981 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for the benefit of his spouse; 120,850 shares of Class A Common Stock owned by the CFD 2009 Trust and an aggregate of 763,807 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2009 Trust and the HAD 2009 Trust for which he serves as co-trustee; and 102,032 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Patrick F. Dolan 2012 Descendants Trust, for which his spouse serves as sole Trustee. He disclaims beneficial ownership of the 5,643 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally by his spouse; an aggregate of 7,675 shares of Class A Common Stock held in trusts for his children for which he serves as co-trustee; 47,864 shares of Class A Common Stock and 918,981 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for the benefit of his spouse; 120,850 shares of Class A Common Stock owned by the CFD 2009 Trust and an aggregate of 763,807 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2009 Trust and the HAD 2009 Trust for which he serves as co-trustee; 197,645 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Deborah A. Dolan-Sweeney 2012 Descendants Trust; and 102,032 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Patrick F. Dolan 2012 Descendants Trust. Please see footnote 6 for the number of shares of Class A Common Stock underlying vested RSUs which have been included in the table above.

(13)

Deborah A. Dolan-Sweeney may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 5,643 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally; and 102,032 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned of record by the Patrick F. Dolan 2012 Descendants Trust, for which she serves as trustee and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 27,794 shares of Class A Common Stock owned personally by her spouse, Brian G. Sweeney; an aggregate of 7,675 shares of Class A Common Stock held in trusts for her children for which her spouse serves as co-trustee; 47,864 shares of Class A Common Stock and 918,981 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for her benefit; 120,850 shares of Class A Common Stock owned by the CFD 2009 Trust and an aggregate of 763,807 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2009 Trust and the HAD 2009 Trust for which her spouse, Brian G. Sweeney, serves as co-trustee; and 197,645 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Deborah A. Dolan-Sweeney 2012 Descendants Trust, for which her spouse serves as trustee. She disclaims beneficial ownership of 27,794 shares of Class A Common Stock owned personally by her spouse; an aggregate of 7,675 shares of Class A Common Stock held in trusts for her children for which her spouse serves as co- trustee; 47,864 shares of Class A Common Stock and 918,981 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for her benefit; 120,850 shares of Class A Common Stock owned by the CFD 2009 Trust and an aggregate of 763,807 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2009 Trust and the HAD 2009 Trust for which her spouse serves as co-trustee; 197,645 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Deborah A. Dolan-Sweeney 2012 Descendants Trust; and 102,032 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Patrick F. Dolan 2012 Descendants Trust. Please see footnote 6 for the number of shares of Class A Common Stock underlying vested RSUs which have been included in the table above.

(14)

Marianne E. Dolan Weber may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 810 shares of Class A Common Stock owned personally; 8,359 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned personally; and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 900 shares of Class A Common Stock owned personally by her spouse, 1,150 shares of Class A Common Stock owned by a member of her household; 96,101 shares of Class A Common Stock owned by the Heartfelt Wings Foundation Inc.; and 47,864 shares of Class A Common Stock and 890,802 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for her benefit. She disclaims beneficial ownership of 900 shares of Class A Common Stock owned personally by her spouse, 1,150 shares of Class A Common Stock owned by a member of her household; 96,101 shares of Class A Common Stock owned by the Heartfelt Wings Foundation Inc.; and 47,864 shares of Class A Common Stock and 890,802 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trust for her benefit. Please see footnote 6 for the number of shares of Class A Common Stock underlying vested RSUs which have been included in the table above.

(15)

Paul J. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 91,442 shares of Class A Common Stock owned by the CFD Trust No. 10; and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 5,907 shares of Class A Common Stock owned jointly with his spouse; an aggregate of 87,750 shares of Class A Common Stock and 1,845,939 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trusts for the benefit of Kathleen M. Dolan and James L. Dolan; and 99,960 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Kathleen M. Dolan 2012 Descendants Trust. He disclaims beneficial ownership of 91,442 shares of Class A Common Stock owned by the CFD Trust No. 10; an aggregate of 87,750 shares of Class A Common Stock and 1,845,939 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trusts for the benefit of Kathleen M. Dolan and James L. Dolan; and 99,960 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Kathleen M. Dolan 2012 Descendants Trust.

(16)

Mary S. Dolan may be deemed to have (i) the sole power to vote or direct the vote and to dispose of or direct the disposition of 6,810 shares of Class A Common Stock held as custodian for one or more minor children; and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 8,259 shares of Class A Common Stock owned jointly with her spouse; an aggregate of 47,864 shares of Class A Common Stock and 1,804,996 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trusts for the benefit of Deborah Dolan-Sweeney and Patrick F. Dolan; 99,960 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Kathleen M. Dolan 2012 Descendants Trust; an aggregate of 2,842,880 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the 2009 Family Trusts; an aggregate of 1,501,208 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts; and 109,322 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan 2012 Descendants Trust. She disclaims beneficial ownership of 6,810 shares of Class A Common Stock held as custodian for one or more minor children; an aggregate of 47,864 shares of Class A Common Stock and 1,804,996 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trusts for the benefit of Deborah Dolan-Sweeney and Patrick F. Dolan; and 99,960 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Kathleen M. Dolan 2012 Descendants Trust; an aggregate of 2,842,880 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the 2009 Family Trusts; an aggregate of 1,501,208 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts; and 109,322 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan 2012 Descendants Trust.

(17)

Matthew J. Dolan may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 1,750 shares of Class A Common Stock owned personally and 1,387 shares of Class A Common Stock held as custodian for a minor child; and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of an aggregate of 87,750 shares of Class A Common Stock and 1,817,760 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trusts for the benefit of Marianne Dolan Weber and Thomas C. Dolan. He disclaims beneficial ownership of 1,387 shares of Class A Common Stock held as custodian for a minor child and an aggregate of 87,750 shares of Class A Common Stock and 1,817,760 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Dolan Children Trusts for the benefit of Marianne Dolan Weber and Thomas C. Dolan.

(18)

Corby Dolan Leinauer may be deemed to have (i) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 367 shares of Class A Common Stock as custodian for one or more minor children; and (ii) the shared power to vote or direct the vote of and to dispose of or direct the disposition of 1,302 shares of Class A Common Stock owned jointly with her spouse; 2,823 shares of Class A Common Stock owned of record by the Leinauer Family Education Trust; an aggregate of 2,842,880 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the 2009 Family Trusts; an aggregate of 1,501,208 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts; and 109,322 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan 2012 Descendants Trust. She disclaims beneficial ownership of 367 shares of Class A Common Stock held as custodian for one or more minor children; 2,823 shares of Class A Common Stock owned of record by the Leinauer Family Education Trust; an aggregate of 2,842,880 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the 2009 Family Trusts; an aggregate of 1,501,208 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the CFD 2010 Grandchildren Trusts; and 109,322 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan 2012 Descendants Trust.

(19)

Kathleen M. Dolan and Paul J. Dolan serve as co-trustees and have the shared power to vote and dispose of the 47,864 shares of Class A Common Stock and 918,981 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan Children Trust FBO Kathleen M. Dolan.

(20)

Kathleen M. Dolan and Mary S. Dolan serve as co-trustees and have the shared power to vote and dispose of the 47,864 shares of Class A Common Stock and 918,981 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan Children Trust FBO Deborah A. Dolan-Sweeney.

(21)

Kathleen M. Dolan and Matthew J. Dolan serve as co-trustees and have the shared power to vote and dispose of the 47,864 shares of Class A Common Stock and 890,802 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan Children Trust FBO Marianne Dolan Weber.

(22)

Kathleen M. Dolan and Mary S. Dolan serve as co-trustees and have the shared power to vote and dispose of the 886,015 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan Children Trust FBO Patrick F. Dolan.

(23)

Kathleen M. Dolan and Matthew J. Dolan serve as co-trustees and have the shared power to vote and dispose of the 39,886 shares of Class A Common Stock and 926,958 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan Children Trust FBO Thomas C. Dolan.

(24)

Kathleen M. Dolan and Paul J. Dolan serve as co-trustees and have the shared power to vote and dispose of the 39,886 shares of Class A Common Stock and 926,958 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan Children Trust FBO James L. Dolan.

(25)	Includes 1,337 shares for Mr. Carroll held indirectly through a 401(k).

(26)

Does not include RSUs and PSUs granted under the Company’s 2011 Employee Stock Plan and the 2016 Employee Stock Plan, which represent a right to receive one share of Class A Common Stock or the cash equivalent thereof. The excluded number of RSUs and PSUs for the following individuals are: Joshua W. Sapan 948,103; Edward A. Carroll 393,300; Sean S. Sullivan 220,431; Charles F. Dolan 63,682; and James G. Gallagher 128,264.

(27)

Mary S. Dolan and Corby Dolan Leinauer serve as co-trustees and have the shared power to vote and dispose of the 921,125 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan 2009 Family Trust FBO Thomas C. Dolan. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor.

(28)

Mary S. Dolan and Corby Dolan Leinauer serve as co-trustees and have the shared power to vote and dispose of the 887,064 shares of Class B Common Stock and the equal number of shares of Class A Common Stock issuable upon conversion thereof owned by the Charles F. Dolan 2009 Family Trust FBO James L. Dolan. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor.

(29)

Based upon the most recent Schedule 13G filed with the SEC on February 14, 2020, Clearbridge Investments, LLC, an investment adviser, has sole voting power over 5,275,772 shares of Class A Common Stock and sole dispositive power over 5,349,452 shares of Class A Common Stock.

(30)

Based upon the most recent Schedule 13G filed with the SEC on February 4, 2020, BlackRock Inc., a parent holding company, has sole voting power over 4,897,645 shares of Class A Common Stock and sole dispositive power over 5,339,752 shares of Class A Common Stock.

(31)

Based upon the most recent Schedule 13G filed with the SEC on February 12, 2020, The Vanguard Group, an investment adviser, has sole voting power over 25,985 shares of Class A Common Stock, shared voting power over 7,552 shares of Class A Common Stock, sole dispositive power over 3,977,034 shares of Class A Common Stock and shared dispositive power over 26,253 shares of Class A Common Stock.

(32)

Based upon the most recent Schedule 13G filed with the SEC on February 11, 2020, LSV Asset Management, an investment adviser, has sole voting power over 1,834,426 shares of Class A Common Stock and sole dispositive power over 2819,906 shares of Class A Common Stock.

(33)

Based upon the most recent Schedule 13G filed with the SEC on February 14, 2020, AQR Capital Management, LLC and AQR Capital Management Holdings, LLC, an investment advisor and its parent holding company, respectively, have shared voting power over 2,854,005 shares of Class A Common Stock and shared dispositive power over 2,854,005 shares of Class A Common Stock.

(34)

Based upon the most recent Schedule 13G filed with the SEC on February 14, 2020, Shapiro Capital Management LLC, an investment adviser, has sole voting power over 2,375,651 shares of Class A Common Stock, shared voting power over 377,404 shares of Class A Common Stock and sole dispositive power over 2,753,055 shares of Class A Common Stock.

Charles F. Dolan, members of his family and related family entities, by virtue of their ownership of Class B Common Stock, are able collectively to control stockholder decisions on matters in which holders of Class A Common Stock and Class B Common Stock vote together as a single class, and to elect up to 75% of the Company’s Board. Charles F. Dolan, members of the Dolan family and related family entities are parties to a Stockholders Agreement which has the effect of causing the voting power of these Class B stockholders to be cast as a block on all matters to be voted on by holders of Class B Common Stock. Under the Stockholders Agreement, the shares of Class B Common Stock owned by members of the Dolan family group are to be voted on all matters in accordance with the determination of the Dolan Family Committee, except that the decisions of the Dolan Family Committee are non-binding with respect to the Class B shares owned by certain Dolan family trusts that collectively own approximately 47.9% of the outstanding Class B Common Stock. The Dolan Family Committee consists of Charles F. Dolan and his six children, James L. Dolan, Patrick F. Dolan, Thomas C. Dolan, Kathleen M. Dolan, Marianne E. Dolan Weber and Deborah A. Dolan-Sweeney (collectively, the “Dolan Siblings”). The Dolan Family Committee generally acts by vote of the Dolan Siblings, with each Dolan Sibling being entitled to one vote. Matters coming to the Dolan Family Committee generally require approval by a majority vote, except that a going-private transaction must be approved by a two-thirds vote and a change-in-control transaction must be approved by not less than all but one vote. The Stockholders Agreement also contains certain transfer restrictions, rights of first offer, rights of first refusal, tag-along rights and drag-along rights, all of which are for the benefit of, and waivable and enforceable by, the Class B stockholders and not the Company.

Charles F. Dolan, all other holders of Class B Common Stock (other than the Charles F. Dolan Children Trusts), the Dolan Family Foundation and the Company have entered into a registration rights agreement (the “Dolan Registration Rights Agreement”). Under this agreement, the Company will provide to the parties to the Dolan Registration Rights Agreement (the “Dolan Parties”) (and, in certain cases, transferees and pledgees of shares of Class B Common Stock owned by these parties) with certain demand and piggy-back registration rights with respect to their shares of Class A Common Stock (including those issued upon conversion of shares of Class B Common Stock). As of March 15, 2020, the Dolan Parties owned approximately 6.0 million shares of Class B Common Stock (the “Dolan Shares”), which represented approximately 52.4% of our Class B Common Stock, as well as approximately 0.9 million shares of Class A Common Stock, which represented approximately 2.0% of our Class A Common Stock. Such shares of Class B Common Stock and Class A Common Stock, collectively, represented approximately 12.5% of our Common Stock and approximately 38.5% of the aggregate voting power of our Common Stock.

The Charles F. Dolan Children Trusts (the “Children Trusts”) and the Company have entered into a registration rights agreement (the “Children Trusts Registration Rights Agreement”). Under this agreement, the Company will provide the Children Trusts (and, in certain cases, transferees and pledgees of shares of Class B Common Stock owned by these parties) with certain demand and piggy-back registration rights with respect to their shares of Class A Common Stock (including those issued upon conversion of shares of Class B Common Stock). As of March 15, 2020, the Children Trusts owned approximately 5.5 million shares of Class B Common Stock (the “Children Trust Shares”), which represented approximately 47.6% of our Class B Common Stock, as well as approximately 0.2 million shares of Class A Common Stock, which represented less than 1% of our Class A Common Stock. Such shares of Class B Common Stock and Class A Common Stock, collectively, represented approximately 10.3% of our Common Stock and approximately 34.6% of the aggregate voting power of our Common Stock.

In the Children Trusts Registration Rights Agreement, each Children Trust has agreed that in the case of any sale or disposition of its shares of Class B Common Stock (other than to Charles F. Dolan or other Dolan family interests) by such Children Trust, or of any of the Children Trust Shares by any other Dolan family interest to which such shares of Class B Common Stock are transferred, such stock will be converted to Class A Common Stock. The Dolan Registration Rights Agreement does not include a comparable conversion obligation, and the conversion obligation in the Children Trusts Registration Rights Agreement does not apply to the Dolan Shares.

The Dolan Registration Rights Agreement and the Children Trusts Registration Rights Agreement have been included as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2011, and the foregoing discussion of those agreements is qualified in its entirety by reference to those agreements so filed.

GENERAL INFORMATION

When and where is the annual meeting being held?

The annual meeting will be held on Thursday, June 11, 2020 at 10:00 a.m. Eastern Daylight Time. Our 2020 annual meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by audio webcast. For more information on how to attend the virtual meeting, please see the question titled “How do I attend, vote at and ask questions during the annual meeting?” below.

Who may vote at the annual meeting?

Holders of our Class A Common Stock and holders of our Class B Common Stock, as recorded in our stock register at the close of business on April 13, 2020 (the “Record Date”), may vote at the meeting. On April 13, 2020, there were 40,556,233 shares of Class A Common Stock and 11,484,408 shares of Class B Common Stock outstanding. Each share of Class A Common Stock has one vote per share and holders will be voting for the election of four candidates to the Board of Directors of AMC Networks. Each share of Class B Common Stock has ten votes per share and holders will be voting for the election of ten candidates to the Board. As a result of their ownership of Class B Common Stock, the Dolan Family has the power to elect all of the directors to be elected by the holders of Class B Common Stock, to approve Proposals 2, 3, 4 and 5 and to vote against Proposal 6 regardless of how other shares are voted.

Why did I receive a Notice of Internet Availability for Proxy Materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials over the Internet. Accordingly, we have sent a Notice of Internet Availability for Proxy Materials (the “Notice”) to our stockholders. All stockholders have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by email. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the cost and the environmental impact of the annual meeting.

What is “householding” and how does it affect me?

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of this Notice of Annual Meeting and Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2019, unless we are notified that one or more of these stockholders wishes to receive individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Notice of Annual Meeting and Proxy Statement and any accompanying documents, or if you hold AMC Networks stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, EQ Shareowner Services, 1110 Centre Pointe Curve, Suite 101, MAC N9173-010, Mendota Heights, MN 55120 or by telephone at 800-468-9716.

If you participate in householding and wish to receive a separate copy of the Notice of Annual Meeting and Proxy Statement and any accompanying documents, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact EQ Shareowner Services as indicated above.

If you are a beneficial owner, you can request information about householding from your broker, bank or other holder of record.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions on how to:

•	View the Company’s proxy materials for the annual meeting on the Internet; and

•	Instruct the Company to send future proxy materials to you electronically by email. The Company’s proxy materials are also available at http://www.proxyvote.com.

Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you revoke it.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, EQ Shareowner Services, you are considered a stockholder of record with respect to those shares, and the Notice was sent directly to you by the Company. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to instruct that organization how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form from that organization.

How do I vote?

You may vote in advance of the annual meeting by telephone, over the Internet or by a proxy. You may also vote during the virtual meeting. For more information on how to vote during the meeting, please see the question titled “How do I attend, vote at and ask questions during the annual meeting?” below. If you choose to vote by mail, please sign and return the proxy card in the envelope provided. We recommend you vote by proxy even if you plan to participate in the virtual meeting. You can always change your vote at the meeting.

What votes need to be present to hold the annual meeting?

In order to carry on the business of the annual meeting, we need a majority of the votes represented by the shares of the Company’s Class A Common Stock and Class B Common Stock outstanding on April 13, 2020 to be present, either by attending the virtual meeting or by proxy. If voting on a particular action is by class, a majority of the votes represented by the outstanding shares of such class is required for such action.

Can my broker vote my shares without instructions from me?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct your broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the annual meeting but will not be able to vote on those matters for which specific authorization is required under applicable rules.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under applicable rules to vote your shares on Proposal 2, the ratification of KPMG as the Company’s independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on Proposal 1, the election of directors, Proposal 3, the advisory vote on Named Executive Officer compensation, Proposal 4, the proposal to approve the Company’s Amended and Restated 2016 Employee Stock Plan, Proposal 5, the proposal to approve the Company’s Amended and Restated 2011 Stock Plan for Non-Employee Directors, or Proposal 6, the stockholder proposal regarding voting standards for director elections, without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

What is the voting requirement to approve each of the proposals?

Election of directors by the holders of Class A Common Stock requires the affirmative vote of a plurality of votes cast by holders of Class A Common Stock. Election of directors by the holders of Class B Common Stock requires the affirmative vote of a plurality of votes cast by holders of Class B Common Stock. Approval of Proposals 2, 3, 4, 5 and 6 requires the favorable vote of a majority of the votes cast by the holders of Class A Common Stock and holders of Class B Common Stock, voting together as a single class. Abstentions and broker non-votes will not affect the outcome of Proposal 1 because abstentions and broker non-votes are not considered votes cast. As a result of their ownership of Class B Common Stock, the Dolan Family, has the power to elect all of the directors to be elected by the holders of Class B Common Stock, to approve Proposals 2, 3, 4 and 5 and to vote against Proposal 6 regardless of how other shares are voted.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the annual meeting. You may re-vote via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the annual meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the annual meeting and voting via the internet. However, your participation in the virtual annual meeting will not automatically revoke your proxy unless you vote again at the annual meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the annual meeting to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001, Attention: Corporate Secretary.

How will my shares be voted at the annual meeting?

The Company representatives appointed by the Board (the persons named in the proxy card, or, if applicable, their substitutes) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board recommends, which is:

Item	Matter to be Voted on	Board Recommendation
Proposal 1	Election of Directors (as applicable based on whether you are a holder of Class A Common Stock or Class B Common Stock)	FOR ALL
Proposal 2	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2020	FOR
Proposal 3	An advisory vote on Named Executive Officer compensation	FOR
Proposal 4	Proposal to approve the Company’s Amended and Restated 2016 Employee Stock Plan	FOR
Proposal 5	Proposal to approve the Company’s Amended and Restated 2011 Stock Plan for Non-Employee Directors	FOR
Proposal 6	Vote on stockholder proposal regarding voting standards for director elections	AGAINST

Who pays for this solicitation?

This solicitation is being made by the Company, and the Company will bear the expense of preparing, printing and mailing this proxy statement and the accompanying material. Solicitation of individual stockholders may be made by mail, personal interviews, telephone, facsimile, electronic delivery or other telecommunications by our officers and regular employees who will receive no additional compensation for such activities. In addition, we have retained D.F. King & Co., Inc. to assist with the solicitation of proxies for a fee estimated not to exceed $20,000, plus reimbursement for out-of-pocket expenses. We will reimburse brokers and other nominees for their expenses in forwarding solicitation material to beneficial owners.

How do I attend, vote at and ask questions during the annual meeting?

Due to ongoing health and safety concerns and recommendations related to the COVID-19 pandemic, this year’s annual meeting will be a virtual meeting of shareholders conducted via live audio webcast. All shareholders of record on April 13, 2020 are invited to attend and participate in the meeting. The virtual meeting will afford shareholders the same rights as if the meeting were held in person, including the ability to vote shares electronically during the meeting and ask questions in accordance with the rules of conduct for the meeting, which will be posted to our investor relations website, http://investors.amcnetworks.com/investor-relations, and will be available on www.virtualshareholdermeeting.com/AMCX2020 during the annual meeting.

Attending the Virtual Meeting

To attend the virtual meeting, please visit www.virtualshareholdermeeting.com/AMCX2020. To participate in the annual meeting, you will need the 16-digit control number included on your Notice or on your proxy card. Beneficial shareholders who do not have a control number may gain access to the meeting by logging into their broker, brokerage firm, bank or other nominee’s website and selecting the shareholder communications mailbox to link through to the annual meeting; instructions should also be provided on the voting instruction card provided by your broker, bank, or other nominee.

Stockholders must provide advance written notice to the Company if they intend to have a legal proxy (other than the persons appointed as proxies on the Company’s proxy card) or qualified representative attend the virtual annual meeting on their behalf. The notice must include the name and address of the legal proxy or qualified representative and must be received by 5:00 p.m. Eastern Daylight Time, on June 4, 2020 in order to allow enough time to register such person to attend the virtual meeting. For further details, see Other Matters, “Advance Notice of Proxy Holders and Qualified Representatives.”

For a period of at least 10 days prior to the annual meeting, a complete list of stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder during ordinary business hours at our corporate headquarters located at 11 Penn Plaza, New York, NY 10001, or through an alternative method publicly disclosed in advance.

Voting During the Virtual Meeting

If you have not voted your shares prior to the annual meeting, you will be able to vote your shares electronically at the annual meeting by clicking “Vote Here” on the meeting website. In addition, if you have previously voted and wish to change your vote, you may re-vote during the annual meeting by clicking “Vote Here” on the meeting website. Whether or not you plan to attend the meeting, you are encouraged to vote your shares prior to the meeting by one of the methods described in the proxy materials you previously received.

Asking Questions

If you wish to submit a question, you may do so in two ways. If you want to ask a question before the meeting, then beginning at 9 a.m., Eastern Daylight Time, on June 5, 2020, and until 11:59 p.m., Eastern Daylight Time, on June 10, 2020, you may log into http://www.proxyvote.com and enter your 16-digit control number. Alternatively, you will be able to submit questions live during the meeting by accessing the meeting at www.virtualshareholdermeeting.com/AMCX2020.

Only questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. If any questions pertinent to meeting matters cannot be answered during the meeting due to time constraints, we will post and answer a representative set of these questions online at www.amcnetworks.com by clicking on “Investors.” The questions and answers will be available as soon as reasonably practicable after the meeting and will remain available until one week after posting.

Help with Technical Difficulties

If you have any technical difficulties or any questions regarding the virtual meeting website, we are ready to assist you. If there are any technical issues in convening or hosting the meeting, we will promptly post information to our investor relations website, http://investors.amcnetworks.com/investor-relations, including information on when the meeting will be reconvened.

OTHER MATTERS

Matters To Be Raised At The 2020 Annual Meeting Not Included In This Proxy Statement

We do not know of any matters to be acted upon at the meeting other than those discussed in this proxy statement. If any other matter is properly presented, proxy holders will vote on the matter in their discretion.

Advance Notice of Proxy Holders and Qualified Representatives

Stockholders must provide advance written notice to the Company if they intend to have a legal proxy (other than the persons appointed as proxies on the Company’s proxy card) or qualified representative attend the virtual annual meeting on their behalf. The notice must include the name and address of the legal proxy or qualified representative and must be received by 5:00 p.m. Eastern Daylight Time on June 4, 2020 in order to allow enough time to register such person to attend the virtual annual meeting. Notices should be directed to AMC Networks Inc., Corporate Secretary, 11 Penn Plaza, New York, NY 10001.

Stockholder Proposals for the 2021 Annual Meeting

Stockholders who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals at our 2021 annual meeting and wish to have those proposals included in the proxy materials to be distributed by us in connection with our 2021 annual meeting must submit their proposals to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001; Attention: Corporate Secretary on or before December 30, 2020. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, in order for such proposal to be eligible for inclusion in our 2020 proxy statement.

In accordance with our Amended By-Laws, in order for proposals, including stockholder director nominations for election, to be properly brought before the 2021 annual meeting, notice of any proposal to be presented by any stockholder must be delivered to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001; Attention: Corporate Secretary, not less than 60 nor more than 90 days prior to the date of the annual meeting. If, however, the date of the meeting is publicly announced or disclosed less than 70 days prior to the date of the meeting, such notice must be given not more than ten days after such date is first announced or disclosed. Any stockholder who gives notice of any such proposal shall deliver the text of the proposal to be presented and a brief written statement of the reasons why such stockholder favors the proposal and set forth the stockholder’s name and address, the number and class of all shares of each class of stock of the Company beneficially owned by the stockholder and any material interest of such stockholder in the proposal (other than as a stockholder). Any stockholder desiring to nominate any person for election as a director of the Company shall deliver with such notice a statement in writing setting forth the name of the person to be nominated, the number and class of all shares of each class of stock of the Company beneficially owned by such person, the information regarding such person required by Item 401 of Regulation S-K adopted by the SEC (or the corresponding provisions of any regulation subsequently adopted by the SEC applicable to the Company), such person’s signed consent to serve as a director of the Company if elected, such stockholder’s name and address and the number and class of all shares of each class of stock of the Company beneficially owned by the stockholder.

Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC, will be sent to any stockholder, without charge, by regular mail or by e-mail upon written request addressed to AMC Networks Inc., 11 Penn Plaza, New York, NY 10001; Attention: Corporate Secretary. You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s website, www.sec.gov, or at www.amcnetworks.com by clicking on “Investors,” then “Financial Information” and follow the link from our “SEC Filings” page.

Anne G. Kelly
Senior Vice President and Secretary

New York, New York

April 29, 2020

ANNEX A- CALCULATION OF NON-GAAP FIGURES

The Company believes that presenting certain non-GAAP metrics is meaningful, as it reflects metrics considered by the Compensation Committee in making its compensation determinations. Presented below are adjusted operating income and free cash flow, which are the non-GAAP metrics used in this Proxy Statement. These non-GAAP measures may not be comparable to similar measures reported by other companies.

Adjusted Operating Income

The Company defines adjusted operating income as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit, impairment and related charges (including gains or losses on sales or dispositions of business), restructuring and other related charges, and including the Company’s proportionate share of adjusted operating income (loss) from majority owned equity method investees. Because it is based upon operating income (loss), adjusted operating income also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The following is a reconciliation of operating income (GAAP) to adjusted operating income (non-GAAP):

(in thousands)	2019	2018	2017
Operating Income	$625,277	$726,909	$722,359
Depreciation and Amortization	101,098	91,281	94,638
Share-Based Compensation Expense	64,133	60,979	53,545
Other (a)	$153,482	53,376	34,276
Adjusted Operating Income	$943,990	$932,545	$904,818

(a)

Results for the year ended December 31, 2017 include restructuring expenses of $6,128 as well as impairment and related charges of $28,148. Results for the year ended December 31, 2018 include restructuring expenses of $45,847, impairment and related charges of $4,486 and adjusted operating income from greater than 50% owned equity method investees of $3,043.

Results for the year ended December 31, 2019 include restructuring expenses of $40,914, impairment and related charges of $106,603 and adjusted operating income from greater than 50% owned equity method investees of $5,965.

Free Cash Flow

The Company defines free cash flow as net cash provided by operating activities less capital expenditures and cash distributions to noncontrolling interests, all of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that free cash flow is useful as an indicator of its overall liquidity, as the amount of free cash flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses.

The following is a reconciliation of net cash provided by operating activities (GAAP) to free cash flow (non-GAAP):

(in thousands)	2019	2018	2017
Net cash provided by operating activities	$483,748	$606,547	$385,729
Less: capital expenditures	(91,604)	(89,802)	(80,049)
Less: distributions to noncontrolling interests	(15,558)	(14,296)	(18,561)
Free Cash Flow	$376,586	$502,449	$287,119

A-1

AMC NETWORKS

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

Notice of Internet availability of Proxy Materials:
VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on June 10, 2020 (June 6, 2020 for participants in the AMC Networks 401(k) Savings Plan, if applicable). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AMCX2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m., Eastern Daylight Time, on June 10, 2020 (June 6, 2020 for participants in the AMC Networks 401(k) Savings Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to AMC Networks Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by June 10, 2020.

If you vote by Internet or by telephone you do NOT need to mail back your proxy card.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by AMC Networks Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and Form 10-Ks electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D13718-Z77029-P39507 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CLASS A STOCKHOLDERS
AMC NETWORKS INC.

The Board of Directors recommends you vote FOR the following Director nominees:

	For All	Withhold All	For All Except
1. Election of the following nominees as Directors:	☐	☐	☐

01) Jonathan F. Miller
02) Leonard Tow
03) David E. Van Zandt
04) Carl E. Vogel

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR Proposal 2, 3, 4 and 5:

The Board of Directors recommends you vote AGAINST Proposal 6:

	For	Against	Abstain
6. Vote on stockholder proposal regarding voting standards for director elections	☐	☐	☐

Unless otherwise specified in the spaces provided, the undersigned's vote is cast "FOR" the election of the Director nominees listed in Proposal (1), "FOR" Proposals (2), (3), (4) and (5) and "AGAINST" Proposal (6) as more fully described in the accompanying Proxy Statement.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Your signature should appear the same as your name appears. If signing as attorney, executor, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When a corporation gives the proxy, it should be signed by an authorized officer and the corporate seal affixed.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders:
The Notice, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

▲ FOLD AND DETACH HERE ▲

D13719-Z77029-P39507

CLASS A PROXY

AMC NETWORKS INC.

Solicited by the Board of Directors for the Annual Meeting of Stockholders on June 11, 2020

The undersigned hereby appoints Sean S. Sullivan, James G. Gallagher and Anne G. Kelly, and each of them, jointly and severally, proxies with full power of substitution, to vote all stock of AMC Networks Inc. (the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting of Stockholders to be held live via the Internet at www.virtualshareholdermeeting.com/AMCX2020, on Thursday, June 11, 2020, at 10:00 a.m., Eastern Daylight Time, and any adjournment or postponement thereof, hereby ratifying all the said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as stated on the reverse side. If you sign and return this proxy but do not give any direction, this proxy will be voted "FOR" each of the Director nominees in Proposal (1), "FOR" Proposals (2), (3), (4) and (5) and "AGAINST" Proposal (6), and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

Attention participants in the AMC Networks 401(k) Savings Plan: If shares of AMC Networks Inc. Class A Common Stock are held in this plan, you should complete, sign and return this proxy card to instruct Fidelity Management Trust Company, as Trustee of the Plan, how to vote these shares. Your proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on June 6, 2020 so that the Trustee (who votes the shares on behalf of the Plan's participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. Fidelity Management Trust Company shall not vote shares of the Company's Class A Common Stock allocated to a participant's account for which it has not received instructions from the Participant. Please read the enclosed Proxy Statement for more information.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement and Annual Report on Form 10-K of AMC Networks Inc.

(Continued and to be signed on the reverse side)

AMC NETWORKS

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

Notice of Internet availability of Proxy Materials:
VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on June 10, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AMCX2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m., Eastern Daylight Time, on June 10, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to AMC Networks Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by June 10, 2020.

If you vote by Internet or by telephone you do NOT need to mail back your proxy card.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by AMC Networks Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and Form 10-Ks electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D13720-Z77030

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CLASS B STOCKHOLDERS
AMC NETWORKS INC.

The Board of Directors recommends you vote FOR the following Director nominees:

	For All	Withhold All	For All Except
1. Election of the following nominees as Directors:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01) William J. Bell
02) Charles F. Dolan
03) James L. Dolan
04) Kristin A. Dolan
05) Patrick F. Dolan
06) Thomas C. Dolan
07) Brian G. Sweeney
08) Vincent Tese
09) Marianne Dolan Weber
10) Robert C. Wright

The Board of Directors recommends you vote FOR Proposal 2, 3, 4 and 5:	For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as independent registered public accounting firm of the Company for fiscal year 2020	☐	☐	☐
3. Advisory vote on Named Executive Officer compensation	☐	☐	☐
4. Approval of the Company's Amended and Restated 2016 Employee Stock Plan	☐	☐	☐
5. Approval of the Company's Amended and Restated 2011 Stock Plan for Non-Employee Directors	☐	☐	☐
The Board of Directors recommends you vote AGAINST Proposal 6:	For	Against	Abstain
6. Vote on stockholder proposal regarding voting standards for director elections	☐	☐	☐

Unless otherwise specified in the spaces provided, the undersigned's vote is cast "FOR" the election of the Director nominees listed in Proposal (1), "FOR" Proposals (2), (3), (4) and (5) and "AGAINST" Proposal (6) as more fully described in the accompanying Proxy Statement.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Your signature should appear the same as your name appears. If signing as attorney, executor, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When a corporation gives the proxy, it should be signed by an authorized officer and the corporate seal affixed.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders:
The Notice, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

▲ FOLD AND DETACH HERE ▲

D13721-Z77030

CLASS B PROXY

AMC NETWORKS INC.

Solicited by the Board of Directors for the Annual Meeting of Stockholders on June 11, 2020

The undersigned hereby appoints Sean S. Sullivan, James G. Gallagher and Anne G. Kelly, and each of them, jointly and severally, proxies with full power of substitution, to vote all stock of AMC Networks Inc. (the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting of Stockholders to be held live via the Internet at www.virtualshareholdermeeting.com/AMCX2020, on Thursday, June 11, 2020, at 10:00 a.m., Eastern Daylight Time, and any adjournment or postponement thereof, hereby ratifying all the said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as stated on the reverse side. If you sign and return this proxy but do not give any direction, this proxy will be voted "FOR" each of the Director nominees in Proposal (1), "FOR" Proposals (2), (3), (4) and (5) and "AGAINST" Proposal (6), and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement and Annual Report on Form 10-K of AMC Networks Inc.

(Continued and to be signed on the reverse side)